As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLAG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6021	58-2094179
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

(Address including zip code, and telephone number including area code, of registrant’s principal executive offices)

J. Daniel Speight

Chief Financial Officer and Secretary

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Larry W. Shackelford, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000	Thomas O. Powell, Esq. Troutman Sanders LLP Suite 5200 600 Peachtree Street, N.E. Atlanta, Georgia 30308-2216 (404) 885-3294

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the joint proxy statement/prospectus.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ 333-                    .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ 333-                    .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	6,991,600	None	$100,497,482	$11,828.55

(1)	Based on the maximum number of shares of common stock of Flag Financial Corporation that will be issued in exchange for shares of common stock of First Capital Bancorp, Inc. pursuant to the merger described in the joint proxy statement/prospectus that is a part of this Registration Statement.
(2)	In accordance with Rule 457(f) under the Securities Act, the proposed maximum aggregate offering price was calculated based upon (i) $119,646,473, the aggregate market value, established by the average of the high and low prices reported in the Over the Counter Bulletin Board as of June 22, 2005, of the maximum number of shares of common stock of First Capital Bancorp, Inc. to be received by the Registrant in the merger, less (ii) $19,148,991, which is the approximate amount of cash to be paid by the Registrant in connection with the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED JUNE 24, 2005

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

The Boards of Directors of Flag Financial Corporation (“Flag”) and First Capital Bancorp, Inc. (“First Capital”) have each agreed to a merger transaction that will result in First Capital merging with and into Flag. We expect the proposed merger will bring together two complementary institutions to create a company positioned for further growth. Furthermore, we believe the combined company will achieve stronger earnings growth and create more shareholder value than either could separately achieve.

Our combined company will provide additional commercial and retail banking services and products through the combination of our two banks, which will operate from 28 offices located in metro Atlanta and central and west Georgia. Based on our March 31, 2005 financial data, we believe the combined company will have assets of approximately $1.6 billion.

Pursuant to our merger agreement, First Capital will merge with and into Flag, and Flag will be the surviving corporation. Each share of First Capital will be converted into 1.6 shares of Flag common stock, resulting in an issuance of approximately 6.8 million shares of Flag common stock on a fully diluted basis. Each share of Flag common stock will remain outstanding as a share of common stock of the combined company. Any non-institutional First Capital shareholder that would own more than 384,000 shares of Flag common stock following the merger will receive a cash payment, in lieu of shares of Flag common stock over the 384,000 share threshold, equal to the number of such excess shares multiplied by the average closing price of Flag’s common stock for the 20 trading days immediately following the public announcement of the merger, which we estimate will be approximately $14.78 per share.

Your vote is important. We cannot complete the merger of Flag and First Capital unless shareholders of both companies approve the merger agreement. Each of Flag and First Capital will hold a special meeting of its shareholders to vote on the merger proposal. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not return your proxy card or otherwise vote, or do not instruct your broker how to vote any shares held for you in your broker’s name, the effect will be a vote against the merger.

The places, dates and times of the special meetings are as follows:

For Flag shareholders:	For First Capital shareholders:

Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30305 , 2005 a.m.	First Capital Bancorp, Inc. 3320 Holcomb Bridge Road, N.W., Suite A Norcross, Georgia 30092 , 2005 a.m.

This joint proxy statement/prospectus provides detailed information about the special meetings and our proposed merger. We urge you to read this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus carefully and in their entirety. In particular, see “ Risk Factors Relating to the Merger” on page 11 of this joint proxy statement/prospectus.

The common stock of Flag is currently listed on the Nasdaq National Market under the ticker symbol “FLAG.” The common stock of First Capital is quoted on the Over the Counter Bulletin Board under the ticker symbol “FCBX.OB”

We enthusiastically support this combination of our two companies and join with the members of our Boards of Directors in recommending that you vote in favor of the merger.

[Signature] Joseph W. Evans, Chairman, President and Chief Executive Officer Flag Financial Corporation	[Signature] David R. Hink, Chairman First Capital Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this document or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated                          , 2005 and is first being mailed to shareholders of Flag and First Capital on or about                          , 2005.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Flag and First Capital from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 106. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission (“SEC”) website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

If you are a Flag Shareholder:		If you are a First Capital Shareholder:

By Mail:	Flag Financial Corporation	By Mail:	First Capital Bancorp, Inc.
	3475 Piedmont Road, N.E., Suite 550		3320 Holcomb Bridge Road, N.W., Suite A
	Atlanta, Georgia 30305		Norcross, Georgia 30092
	Attention: Lisa G. Lane		Attention: H.N. Padget, Jr.

Telephone:	(404) 760-7700	Telephone:	(770) 921-6400

In order to receive timely delivery of the documents in advance of the special meetings of shareholders, you must request such information no later than                          , 2005.

FIRST CAPITAL BANCORP, INC.

3320 Holcomb Bridge Road, N.W., Suite A

Norcross, Georgia 30092

(770) 921-6400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                          , 2005

To the shareholders of First Capital Bancorp, Inc.:

A special meeting of shareholders of First Capital Bancorp, Inc. will be held at its offices located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092 on                          , 2005, at          a.m., local time, for the following purposes:

1. to approve the Agreement and Plan of Merger, dated as of May 26, 2005, by and between First Capital Bancorp, Inc. and Flag Financial Corporation, a bank holding company based in Atlanta, Georgia, pursuant to which First Capital will merge with and into Flag, as further described in the enclosed joint proxy statement/prospectus; and

2. to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only shareholders of record of First Capital common stock at the close of business on June     , 2005 are entitled to vote at the special meeting or any postponements or adjournments thereof. The approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

FIRST CAPITAL’S BOARD OF DIRECTORS RECOMMENDS THAT FIRST CAPITAL SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Notice of Right to Dissent. If Proposal 1 above is approved and the merger is consummated, each shareholder of First Capital will have the right to dissent from approval of the merger and will be entitled to the rights and remedies of dissenting shareholders provided in the Georgia Business Corporation Code. The right of any such shareholder to any dissenters’ rights is contingent upon consummation of the merger and upon strict compliance with the requirements of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. The full text of these sections is attached as Appendix D to this proxy statement/prospectus. For a summary of these requirements, see “Terms of the Merger—Dissenters’ Appraisal Rights” in this proxy statement/prospectus.

Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by a shareholder may be revoked by filing with First Capital’s Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from the record holder of such shares to vote personally at the special meeting.

By Order of the Board of Directors,

H. N. Padget, Jr.

President and Chief Executive Officer

June     , 2005

Norcross, Georgia

IMPORTANT: Please read the attached joint proxy statement/prospectus and then promptly complete, execute and return the enclosed proxy card in the accompanying postage-paid envelope. You can save First Capital the expense of further proxy solicitation by returning your proxy card promptly.

FLAG FINANCIAL CORPORATION

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                          , 2005

To the shareholders of Flag Financial Corporation:

A special meeting of shareholders of Flag Financial Corporation will be held at its offices located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305 on                          , 2005, at          a.m., local time, for the following purposes:

1. to approve the Agreement and Plan of Merger, dated as of May 26, 2005, by and between Flag Financial Corporation and First Capital Bancorp, Inc., a bank holding company based in Norcross, Georgia, pursuant to which First Capital will merge with and into Flag, as further described in the enclosed joint proxy statement/prospectus; and

2. to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only shareholders of record of Flag common stock at the close of business on June     , 2005 are entitled to vote at the special meeting or any postponements or adjournments thereof. The approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

FLAG’S BOARD OF DIRECTORS RECOMMENDS THAT FLAG SHAREHOLDERS VOTE

“FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by a shareholder may be revoked by filing with Flag’s Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from the record holder of such shares to vote personally at the special meeting.

By Order of the Board of Directors,

Joseph W. Evans

Chairman, President and Chief Executive Officer

June     , 2005

Atlanta, Georgia

IMPORTANT: Please read the attached joint proxy statement/prospectus and then promptly complete, execute and return the enclosed proxy card in the accompanying postage-paid envelope. You can save Flag the expense of further proxy solicitation by returning your proxy card promptly.

i

ii

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this joint proxy statement/prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by Flag or First Capital. Neither the delivery of this joint proxy statement/prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Flag or First Capital since the date hereof or that information contained herein is correct as of any time subsequent to any of the dates as of which information is furnished herein or the date hereof.

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

FOR THE SPECIAL MEETINGS

Q:	What should I do now?

A:	After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at your special meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.

Q:	Why is my vote important?

A:	In the case of First Capital, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote at the First Capital special meeting. Accordingly, if a First Capital shareholder fails to vote on the merger, it will have the same effect as a vote against the merger. In the case of Flag, the merger agreement must be approved by a majority of the votes cast at the Flag special meeting, provided that a quorum is present. Unless the holders of more than 50% of the outstanding shares return their proxy cards or appear in person at the Flag special meeting, a quorum will not be present and the merger agreement will not be approved.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by your company prior to your shareholders’ meeting will be your vote. Any earlier votes will be revoked. Third, you may attend your shareholders’ meeting and vote in person. Any earlier votes delivered by proxy will be revoked. Simply attending your meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Flag shareholders will not exchange their certificates in the merger. The certificates currently representing the shares of Flag common stock will represent an equal number of shares of Flag common stock after the merger.

First Capital shareholders will exchange their First Capital common stock certificates for Flag common stock certificates after we complete the merger. Instructions for exchanging First Capital common stock certificates will be sent to you promptly after the merger is completed.

Q:	Whom should I call with questions about the merger?

A:	First Capital shareholders should call H.N. Padget, Jr. at (770) 921-6400. Flag shareholders should call J. Daniel Speight at (404) 760-7700.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus carefully. See “Where You Can Find More Information” on page     . Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 58)

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

Flag Financial Corporation was organized in 1993 and is headquartered in Atlanta, Georgia. As of March 31, 2005, Flag had approximately $840.4 million in assets. Its state bank subsidiary, Flag Bank, operates 23 locations in the following cities and counties in Georgia: Atlanta (Fulton County, DeKalb County and Cobb County), Unadilla (Dooly County), Vienna (Dooly County), Montezuma (Macon County), Buena Vista (Marion County), LaGrange (Troup County), Hogansville (Troup County), Jonesboro (Clayton County), Duluth (Gwinnett County), Columbus (Muscogee County), Macon (Bibb County), Newnan (Coweta County) and Warner Robins (Houston County). The bank offers a broad range of banking products and services, including residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans, securities investments and other services.

First Capital Bancorp, Inc.

3320 Holcomb Bridge Road, N.W., Suite A

Norcross, Georgia 30092

(770) 921-6400

First Capital Bancorp, Inc. was organized in 1997 and is headquartered in Norcross, Georgia. As of March 31, 2005, First Capital had approximately $675.0 million in assets. Its state bank subsidiary, First Capital Bank, operates five locations in Norcross, Alpharetta, Duluth and Cumming, Georgia. The bank is a full service commercial bank that offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, cash management and other services. In addition, First Capital operates Capital Financial Software, LLC, which markets and sells a proprietary software package used by bankruptcy trustees to monitor and track the disposition of Chapter 7 bankruptcy cases.

The Merger (page 38)

We are proposing a merger between Flag and First Capital whereby First Capital will merge with and into Flag. Flag will be the surviving company after the merger. The merger will combine our businesses under a single holding company named Flag Financial Corporation. As a result of the merger, Flag will acquire ownership of First Capital Bank, and it will be immediately merged with and into Flag Bank, which will continue as Flag’s sole banking subsidiary. First Capital’s other subsidiary, Capital Financial Software, also will become a subsidiary of Flag Bank after the merger. Flag will also assume First Capital’s trust subsidiary, First Capital Statutory Trust I, which was created in connection with First Capital’s issuance of trust preferred securities.

After the merger, Flag’s board of directors will have 12 members, nine from Flag and three from First Capital. The directors from Flag will be William H. Anderson, II, H. Speer Burdette, III, Stephen W. Doughty, Joseph W. Evans, Quill O. Healey, John D. Houser, James W. Johnson, J. Daniel Speight, and J. Thomas Wiley, Jr.

The directors from First Capital will be H.N. Padget, Jr. and two other directors of First Capital in office immediately prior to the effective time of the merger. Mr. Evans will serve as the chairman of the board, president and chief executive officer, and Messrs. Doughty, Speight and Wiley will serve as vice chairmen. Mr. Padget will serve as the executive vice president of Flag and president of Flag Bank.

Upon the completion of the merger, each share of First Capital common stock will be converted into 1.6 shares of Flag common stock. The exchange ratio is fixed. Any non-institutional First Capital shareholder that would own more than 384,000 shares of Flag common stock following the merger will receive a cash payment, in lieu of shares of Flag common stock over the 384,000 share threshold, equal to the number of such excess shares multiplied by the average closing price of Flag’s common stock for the 20 trading days immediately following the public announcement of the merger, which we estimate will be approximately $14.78 per share. William R. Blanton, the vice chairman, chief financial officer and chief operating officer of First Capital, will be entitled to a cash payment of approximately $19.1 million as a result. See “—Interests of Directors and Officers of Flag and First Capital that Differ from Your Interests” below. After the merger, the market price of the Flag common stock that First Capital shareholders will receive as a result of the merger may be significantly higher or lower than its current value or its value on the date of the special meetings.

Cash payments will be made instead of issuing fractional shares. For example, if you hold 11 shares of First Capital common stock, you will receive 17 shares of Flag common stock (11 x 1.6 = 17.6), plus a cash payment equal to the value of 0.60 of a share of Flag common stock at the time of the merger based on the average of the closing price of Flag Common Stock for the 20 trading days immediately prior to the effective date of the merger.

After the merger, Flag’s existing shareholders will own approximately 55.6% of the total shares outstanding, and First Capital’s shareholders will own approximately 44.4% of Flag’s outstanding shares.

Reasons for the Merger (page 21)

We are proposing to merge our two companies because we believe that:

•	the complementary, rather than competitive, geographical scope of our banks will allow us to continue to increase our banking presence in the metropolitan Atlanta market;

•	we will be better positioned to compete and grow in a consolidating financial services industry as a result of a larger capital base, additional leadership and greater financial resources;

•	we should be able to obtain greater efficiencies and attain a higher level of financial performance than our two companies could achieve separately;

•	the management and core competencies of the two companies are complimentary, as both are focused on banking the real estate sector and owner managed businesses and on various deposit gathering strategies; and

•	the increase in our shareholder base may, over time, increase the liquidity and marketability of our shares.

Regulatory Matters (page 47)

We cannot complete our merger unless we obtain the approval of applicable bank regulatory authorities, including the Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance (the “Georgia Department”). We are in the process of preparing and filing applications for approval of the merger with the Federal Reserve and the Georgia Department. In connection with the applications, we propose to issue and sell up to $25,000,000 in trust preferred securities through a newly formed trust subsidiary of Flag in an offering to accredited investors that is exempt from the registration requirements of the Securities Act of 1933. The offering of the trust preferred securities by Flag will be subject to the prior approval of the Federal Reserve and the Georgia Department. After the consummation of the merger, we propose to merge Flag Bank and First Capital Bank, with Flag Bank remaining as the surviving banking corporation. We cannot complete the proposed bank merger unless we obtain the approval of applicable bank regulatory authorities, including the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department. We are in the process of preparing and filing applications for approval of the bank merger with the FDIC and the Georgia Department.

Flag Shareholders Meeting (page 15)

Flag will hold its special shareholders meeting on                          , 2005 at          a.m. local time at its offices located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305.

Flag’s Record Date and Voting (page 15)

If you owned shares of Flag stock at the close of business on                  , 2005, the record date, you are entitled to vote on the merger agreement, as well as any other matters considered at the meeting. On the record date, there were                      shares of Flag stock outstanding. You will have one vote at the meeting for each share of Flag stock you owned on the record date. The affirmative vote of at least a majority of all of the votes cast at the special meeting is required to approve the merger agreement. As of the record date, Flag’s current directors, executive officers and their affiliates beneficially owned approximately         % of the outstanding shares of Flag common stock. Each of Flag’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Flag common stock in favor of the merger agreement.

Flag’s Board Recommends Shareholder Approval (page 18)

Flag’s board of directors believes that the merger is in the best interest of Flag and its shareholders and recommends that the shareholders vote “FOR” approval of the merger agreement.

First Capital Shareholders Meeting (page 15)

First Capital will hold its special shareholders meeting on                          , 2005 at          a.m. local time at its office located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092.

First Capital’s Record Date and Voting (page 15)

If you owned shares of First Capital stock at the close of business on June     , 2005, the record date, you are entitled to vote on the merger agreement as well as any other matters considered at the meeting. On the record date, there were                      shares of First Capital stock outstanding. You will have one vote at the meeting for each share of First Capital stock you owned on the record date. The affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting is required to approve the merger agreement. As of the record date, First Capital’s directors and executive officers and their affiliates beneficially owned approximately         % of the outstanding shares of First Capital common stock. Each of First Capital’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of First Capital common stock in favor of the merger agreement.

First Capital’s Board Recommends Shareholder Approval (page 18)

First Capital’s board of directors believes that the merger is in the best interest of First Capital and its shareholders and recommends that the shareholders vote “FOR” approval of the merger agreement.

Interests of Directors and Officers of Flag and First Capital that Differ from Your Interests (page 42)

When considering the recommendations of the Flag and First Capital boards of directors, you should be aware that some directors and officers have interests in the merger that differ from the interests of other shareholders, including the following:

•	in connection with the merger, Flag will pay cash to any non-institutional First Capital shareholder that would own more than 384,000 shares of Flag common stock following the merger will receive a cash payment, in lieu of shares of Flag common stock over the 384,000 share threshold, equal to the number of such excess shares multiplied by the average closing price of Flag’s common stock for the 20 trading days immediately following the public announcement of the merger, which we estimate will be approximately $14.78 per share. William R. Blanton, the vice chairman, chief financial officer and chief operating officer of First Capital, will receive a cash payment of approximately $19.1 million as a result of this provision;

•	William R. Blanton has entered into a non-compete and consulting agreement with Flag pursuant to which he has agreed to be subject to non-compete covenants and to provide consulting services to Flag for a term of 21 months following the merger in exchange for a payment of $900,000, and Flag has agreed to reimburse Mr. Blanton for up to $20,000 in legal expenses incurred by him in connection with the non-compete and consulting agreement;

•	following the merger, Flag will employ H. N. Padget, Jr. as executive vice president of Flag and president of Flag Bank. We expect Mr. Padget will receive an annual base salary equal to $180,000 and incentive compensation based on factors to be determined by the board of directors. Mr. Padget’s employment agreement will have an initial term of one year, which will automatically renew each day after the effective date such that the term remains a 12-month term until either party gives notice of termination, except in the event of Mr. Padget’s death;

•	following the merger, Flag will employ Steven G. Deaton as executive vice president of Flag Bank. We expect Mr. Deaton will receive an annual base salary equal to $160,000 and incentive compensation based on factors to be determined by the board of directors. Mr. Deaton’s employment agreement will have an initial term of one year, which will automatically renew each day after the effective date such that the term remains a 12-month term until either party gives notice of termination, except in the event of Mr. Deaton’s death;

•	the initial board of directors of the combined company will include three current First Capital directors to be selected by the board of directors of First Capital and approved by Flag, one of whom will be H.N. Padget, Jr.;

•	following the merger, Flag will transfer to William R. Blanton the software development and deposit and loan production program of First Capital called “Good Shepherds,” which is targeted towards churches and other faith-based organizations, and First Capital and Flag have agreed, at Mr. Blanton’s expense, to permit continued development of the software until the completion of the merger. In consideration of the transfer, Mr. Blanton will pay Flag cash equal to an 8% premium on the principal balance of the deposits developed by the Good Shepherds program as of May 26, 2005, and the principal balance of the loans developed by the Good Shepherds program, plus all accrued interest and other charges;

•	in connection with the merger agreement, Flag has agreed to provide generally to officers and employees of First Capital, who after the merger become employees of Flag or its subsidiaries, employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated Flag officers and employees;

•	in the event Messrs. Padget and Deaton or any of the directors of First Capital are terminated, resign or are removed following the merger, they will receive retirement benefits under the supplemental retirement agreements as if they had been continuously employed until age 65 and their beneficiaries will receive the death benefit set forth in the split dollar agreements as if they had died while serving on the board of directors or while employed by First Capital or First Capital Bank, as applicable; and

•	following the merger, Flag will generally indemnify and provide liability insurance to the current directors and officers of First Capital.

The board of directors of each of Flag and First Capital were aware of these and other interests and considered them before approving and adopting the merger agreement.

Federal Income Tax Consequences (page 40)

First Capital’s shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of Flag common stock in the merger in exchange for the shares of First Capital stock surrendered. First Capital shareholders will be taxed, however, on any cash that they receive instead of any shares of Flag stock, including cash in lieu of fractional shares of Flag stock. Flag shareholders also generally will have no tax consequences as a result of the merger. However, First Capital and Flag shareholders who properly exercise their rights to dissent from the merger will generally be taxed on all or a portion of the cash they receive. Tax matters are complicated, and the tax consequences of the merger vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Comparative Rights of Shareholders (page 98)

Both Flag and First Capital are incorporated under the laws of the State of Georgia and are subject to the laws set forth in the Georgia Business Corporation Code. Upon consummation of the merger, the shareholders of First Capital will become shareholders of Flag and the articles of incorporation and bylaws of Flag will govern their rights. Flag’s articles of incorporation and bylaws differ somewhat from those of First Capital.

Conditions of the Merger (page 45)

The completion of the merger depends on the fulfillment of a number of conditions, including the following:

•	Flag and First Capital shareholders must approve the merger agreement;

•	we must receive all required regulatory approvals, and any waiting periods required by law must have passed (see “—Regulatory Matters” above);

•	we must receive a legal opinion from counsel confirming the tax-free nature of the merger;

•	each party’s representations, warranties, agreements and covenants, which are contained in the merger agreement, must be accurate in all material respects and must have been duly performed and complied with in all material respects;

•	each party must have delivered officers’ certificates and its counsel’s legal opinions to the other;

•	H. N. Padget, Jr. must have entered into an employment agreement with Flag, and must have terminated his existing employment agreement with First Capital;

•	each of the executive officers and directors of Flag and First Capital must have entered into a support agreement pursuant to which they agree to vote their shares in favor of the merger;

•	Flag must have received from each “affiliate” of First Capital an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of Flag common stock received in the merger (see “Terms of the Merger—Resales of Flag Common Stock”);

•	the registration statement registering the shares of Flag common stock to be received by First Capital shareholders, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Flag common stock issuable pursuant to the merger must have been received;

•	William R. Blanton shall have entered into a non-compete and consulting agreement with Flag pursuant to which he agrees to be subject to non-compete covenants and to provide consulting services to Flag for a term of 21 months. In addition, Mr. Blanton shall have terminated, effective as of and subject to the closing of the merger, any existing employment with First Capital and its subsidiaries;

•	Flag’s board of directors must have elected the three directors from First Capital as the members of Flag’s board of directors effective as of the effective time of the merger; and

•	shares of Flag common stock issuable pursuant to the merger must be approved for listing on the Nasdaq National Market or other market on which its common stock is then listed.

Unless prohibited by law, either Flag or First Capital can elect to waive a condition that has not been satisfied and complete the merger. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (page 47)

Notwithstanding the approval of the merger by Flag and First Capital shareholders, we can agree at any time to terminate the merger agreement before completing the merger.

Either Flag or First Capital can also terminate the merger agreement:

•	if the merger is not approved by the other party’s shareholders;

•	if the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•	if we do not complete the merger by March 31, 2006; or

•	if any governmental body whose approval is necessary to complete the merger makes a final decision not to approve the merger.

Prior to the shareholder approval of the merger, either Flag or First Capital can terminate the merger, subject to a termination fee of $2,000,000, in order to enter into a definitive agreement with respect to a superior acquisition proposal, if such party’s board of directors determines in good faith that to do so would be consistent with its fiduciary duty to the shareholders.

Dissenters’ Appraisal Rights (page 51)

Georgia law permits First Capital’s shareholders to dissent from approving the merger agreement and to have the fair value of their First Capital shares paid to them in cash. To do this, First Capital’s shareholders must follow specific procedures, including filing a written notice with First Capital prior to First Capital’s shareholder vote on the merger agreement. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash.

Accounting Treatment (page 50)

The merger will be accounted for using the purchase method of accounting, with First Capital being treated as the acquired entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of First Capital as of the effective time will be recorded at their respective fair values and added to those of Flag.

Flag’s Dividends Following the Merger (page 104)

First Capital has never paid a dividend on its common stock. Flag has historically paid quarterly dividends on its common stock. However, Flag’s future dividend policy after the merger will depend on Flag’s earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of Flag.

Market Price of Flag and First Capital Common Stock

The common stock of Flag is traded on Nasdaq National Market under the symbol “FLAG.” The common stock of First Capital trades on the Over the Counter Bulletin Board under the symbol “FCBX.OB.” The market for First Capital’s common stock must be characterized as a limited market due to its relatively low trading volume and little analyst coverage. Therefore, the closing sales prices provided herein reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

The following table sets forth the closing sales prices per share of Flag and First Capital common stock on May 26, 2005, the last trading day prior to the public announcement of the merger agreement, and on June 22, 2005, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, as well the equivalent per share value of First Capital common stock on those dates.

	Flag	First Capital	Equivalent Price of First Capital Common Stock(1)
May 26, 2005	$15.90	$18.00	$25.44
June 22, 2005	$14.85	$23.10	$23.76

(1)	The equivalent prices per share of First Capital common stock have been calculated by multiplying the exchange ratio by the closing price of Flag common stock on that date.

Flag common stock was held by approximately          shareholders as of the record date. First Capital common stock was held by approximately          shareholders as of the record date.

Because the exchange ratio is fixed and because the market price of Flag common stock is subject to fluctuation, the market value of the shares of Flag common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for Flag common stock.

Comparative Unaudited Per Share Data

The following unaudited financial information presents certain comparative per share data (i) for Flag and First Capital on a historical basis, (ii) for Flag on a pro forma combined basis assuming the merger has been effective during the periods presented, and (iii) for First Capital on a pro forma equivalent basis. The pro forma combined information has been prepared giving effect to the merger under the purchase method of accounting with Flag treated as the acquirer.

The information shown below should be read in conjunction with (i) the consolidated financial statements of Flag and the related notes, incorporated by reference herein, (ii) the consolidated financial statements of First Capital and the related notes, appearing elsewhere in this joint proxy statement/prospectus, and (iii) the unaudited pro forma financial statements appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information,” “Uuaudited Pro Forma Condensed Combined Financial Information,” and “Financial Statements of First Capital Bancorp, Inc. and Subsidiaries.” The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated at the beginning of the periods presented, nor is it necessary indicative of the result of operations of future periods or future combined financial position.

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Net Income Per Share—Fully Diluted:
Historical—Flag (1)	0.20	0.82
Historical—First Capital (2)	0.25	0.80
Pro Forma Combined	0.17	0.56
First Capital Pro Forma Equivalent (3)	0.27	0.90

Cash Dividends Declared Per Share:
Historical—Flag (1)	0.06	0.24
Historical—First Capital (2)	—	—
Pro Forma Combined	0.06	0.24
First Capital Pro Forma Equivalent (3)	0.10	0.38

	At Period Ended
	March 31, 2005	December 31, 2004
Book Value Per Share
Historical—Flag (4)	8.24	8.14
Historical—First Capital (4)	11.38	11.30
Pro Forma Combined	11.67	11.77
First Capital Pro Forma Equivalent (3)	18.67	18.84

(1)	Based on the weighted average shares of common stock outstanding during the indicated periods.
(2)	Based on the weighted average shares of common stock and dilutive common stock equivalents outstanding during the indicated periods.
(3)	First Capital Pro Forma Equivalent amounts represent pro forma combined information multiplied by the exchange ratio of 1.6 shares of Flag common stock for each share of First Capital common stock.
(4)	Based on shares of common stock outstanding at the indicated date.

FLAG FINANCIAL CORPORATION

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from Flag’s consolidated financial data as of and for the years ended December 31, 2000 through 2004 and Flag’s unaudited consolidated financial data as of and for the three months ended March 31, 2004 and 2005. This information should be read together with Flag’s consolidated financial statements and related notes included in Flag’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this document and from which this information is derived.

(Dollars in thousands except per share data)	Three Months Ended March 31, (Unaudited)		Year Ended December 31
	2005	2004	2004	2003	2002	2001	2000
Net interest income	$8,579	7,133	30,564	25,987	24,302	23,980	24,961
Provision for loan losses	375	720	1,845	1,321	4,549	2,488	3,597
Non-interest income	2,602	4,692	11,468	10,365	7,395	10,668	11,962
Non-interest expense	8,117	7,988	29,509	26,202	31,005	25,701	27,633
Earnings (loss) before income taxes	2,689	3,117	10,678	8,829	(3,857)	6,459	5,693
Income taxes	862	1,021	3,310	2,724	(2,028)	1,753	1,409
Extraordinary items	—	—	—	—	165	696	—
Net earnings (loss) income	1,827	2,096	7,368	6,105	(1,994)	4,010	4,284

PER COMMON SHARE
Basic earnings per common share	$0.21	0.25	0.88	0.72	(0.24)	0.51	0.52
Diluted earnings per common share	0.20	0.23	0.82	0.67	(0.24)	0.51	0.52
Cash dividends declared	0.06	0.06	0.24	0.24	0.24	0.24	0.24
Book value	8.24	7.81	8.14	7.65	7.24	7.33	6.83

PERIOD END BALANCES
Loans, net of unearned income	$615,115	478,038	596,101	477,095	374,784	368,967	384,661
Earning assets	780,756	633,450	772,387	647,481	569,755	512,942	501,046
Assets	840,415	684,823	828,337	703,857	636,131	570,202	559,037
Deposits	713,360	548,467	706,847	570,570	509,731	440,582	461,438
Shareholders’ equity	70,297	66,623	69,202	65,260	60,749	54,023	55,498
Common shares outstanding	8,528	8,528	8,503	8,528	8,394	7,370	8,123

AVERAGE BALANCES
Loans, net of unearned income	$603,412	485,528	541,502	417,395	366,571	378,867	405,101
Earning assets	772,409	652,312	690,187	587,484	511,737	508,752	510,898
Assets	830,013	706,763	743,082	645,430	560,984	560,816	566,355
Deposits	707,934	577,212	612,712	516,067	442,645	449,985	455,338
Shareholders’ equity	69,657	66,093	65,854	63,299	58,865	56,294	53,853
Weighted average shares outstanding—diluted	9,268	9,094	8,396	8,471	8,201	7,808	8,210

KEY PERFORMANCE RATIOS
Return on average assets	0.88%	1.19%	0.99%	0.95%	(0.36)%	0.72%	0.77%
Return on average shareholders’ equity	10.49%	12.68%	11.19%	9.64%	(3.39)%	7.12%	7.95%
Net interest margin	4.50%	4.40%	4.48%	4.50%	4.86%	4.83%	4.99%
Dividend payout ratio	27.97%	24.42%	27.38%	33.35%	N/A	46.27%	45.98%
Average equity to average assets	8.39%	9.35%	8.86%	9.81%	10.49%	10.04%	9.51%

RISK FACTORS RELATING TO THE MERGER

If the merger is consummated and you are a First Capital shareholder, you will receive shares of Flag common stock in exchange for your shares of First Capital common stock. An investment in Flag common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in First Capital common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 14 under the heading “A Warning About Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to Flag and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect Flag’s future financial results and may cause Flag’s future earnings and financial condition to be less favorable than Flag’s expectations. This section summarizes those risks.

Your merger consideration is fixed despite any change in Flag’s stock price.

Each share of First Capital common stock owned by you will be converted into the right to receive 1.6 shares of Flag common stock. The price of Flag common stock when the merger takes place may vary from its price at the date of this joint proxy statement/prospectus and at the date of First Capital’s special meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Flag or First Capital common stock, the market value of the Flag common stock issued in the merger and the First Capital common stock surrendered in the merger may be higher or lower than the values of such shares on such earlier dates. Such variations in the price of Flag common stock may result from changes in the business, operations or prospects of Flag, regulatory considerations, general market and economic conditions and other factors. At the time of First Capital’s special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

You will experience a reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

Flag shareholders and First Capital shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Flag and First Capital prior to the merger. If the merger is consummated, current Flag shareholders will own approximately 55.6% of Flag’s outstanding common stock, on a fully diluted basis, and current First Capital shareholders will own approximately 44.4% of Flag’s outstanding common stock, on a fully diluted basis. Accordingly, current First Capital shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by the current Flag shareholders if such current Flag shareholders voted together as a group. Therefore, neither group of shareholders will have the same control over the combined company as they currently have over their respective companies.

In the future, Flag may issue additional shares in public offerings, mergers and acquisitions or otherwise, all of which would further reduce your percentage ownership in Flag.

If Flag and First Capital do not successfully integrate, the combined company may not realize the expected benefits from the merger.

Flag and First Capital expect that the combined company will be able to maintain most of First Capital’s and Flag’s key customers and personnel and integrate their systems and procedures with a minimal amount of cost and diversion of management time and attention. There is a risk that integrating the two companies may take a greater amount of resources and time than we expect.

Integrating a merger of similar size companies is difficult. The integration process relies on the combination of the management teams of both Flag and First Capital into an effective unit, and the melding of two bank holding companies that have previously operated independently. Accordingly, we may not be able to integrate the operations of the two companies without encountering difficulties. Such difficulties could include interruptions and dislocations associated with integrating the operating cultures and business strategies of the two companies. Furthermore, one-fourth of Flag’s board of directors after the merger will consist of former First Capital directors. Disagreements among the board members of the combined company may result concerning the allocation of resources to various lines of business, strategic considerations relating to the emphasis or elimination of business groups and other matters. Flag’s board of directors may not be able to work together successfully following the merger. In addition, persuading employees that the business cultures of Flag and First Capital are compatible, maintaining employee morale and retaining key employees are additional challenges involved in integrating the two companies.

Upon the completion of the merger, we plan to merge Flag Bank and First Capital Bank, the respective bank subsidiaries of Flag and First Capital, with Flag Bank being the surviving banking corporation. The bank merger will be subject to the approval of regulatory authorities, including the FDIC and the Georgia Department. The failure to receive the required approval for the bank merger may impair our ability to achieve the benefits of the merger and the anticipated cost savings.

Flag’s ability to achieve the benefits of the merger depends on successfully integrating the two companies. Accordingly, if we are unable to integrate the merger in a timely manner, fail to realize anticipated cost savings, or disrupt customer relationships, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect.

In order to be successful, the combined company must retain the relationships of its directors and retain and motivate its key employees, and the failure to do so could seriously harm the combined company.

The combined company’s future success depends, in large part, upon the continuing contributions of the directors of First Capital Bank and Flag Bank as well as their key management personnel. If we lose the services of one or more of these important individuals following the merger, Flag could be adversely affected. Flag’s future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Although each of H.N. Padget, Jr., who will serve as executive vice president of Flag and president of Flag Bank after the merger, Steven G. Deaton, who will serve as executive vice president of Flag Bank after the merger, and William R. Blanton, who will serve as a consultant after the merger, will be subject to their respective employment agreements and consulting agreement, we cannot be assured of their continued service. Because we will continue to be customer focused and relationship driven, our directors’ and key employees’ community involvement, diverse backgrounds and extensive local business relationships are important to our future success. The unexpected loss of services of one or more of our key employees or directors could have a material adverse effect on our operations and possibly result in reduced earnings and revenues.

The capital we intend to raise prior to completing the merger may not be adequate to support our future growth following the merger.

In connection with our applications to the Federal Reserve and the Georgia Department for approval of the merger, we have proposed to raise $25 million in additional capital through the issuance of trust preferred securities and $5 million in additional capital through a private offering of Flag common stock to accredited investors. While we believe that the capital to be raised will be sufficient to meet our immediate capital needs following the merger, such amounts may be inadequate to support our growth or to maintain our minimum capital requirements. Consequently, we may need to seek additional long- and short-term financing, including subsequent sales of our common stock and/or preferred stock, to support any additional needs. Such financing, if needed, may not be available or, if available, may not be on terms acceptable to us. In the event such financing is needed and is not available, we may be limited in our ability to grow in the future and our results of operations and financial condition may be adversely affected.

Additional issuances of Flag common stock may dilute your ownership, and shareholders do not enjoy preemptive rights.

No holder of Flag common stock has preemptive rights with respect to the future issuance of shares of any class of Flag capital stock. We are authorized to issue up to 20,000,000 shares of common stock without the approval of shareholders, of which approximately 6,831,600 shares are expected to be issued upon completion of the merger, and of which approximately 15,377,686 shares are expected to be outstanding upon completion of the merger. Flag’s directors could from time to time decide to issue additional shares of common stock in addition to the shares to be issued in the merger and the shares to be issued in this offering. The sale of additional shares of Flag common stock may be at prices lower than the price at which you purchase shares or on terms better than those of shares you purchase.

In addition, if the merger is completed, each existing option to purchase First Capital common stock will be converted into the right to purchase shares of Flag common stock. Holders of these options and Flag’s original directors, officers and employees who hold options to purchase Flag common stock may exercise those options, which would result in the dilution of your proportionate interest in Flag. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in Flag’s net worth. As of May 31, 2005, there were 555,672 options outstanding to purchase First Capital common stock, and as of May 31, 2005 there were 2,004,237 options and warrants outstanding to purchase Flag common stock outstanding. Based on the number of outstanding options and warrants as of May 31, 2005, following the completion of the merger, there will be 2,893,312 outstanding options and warrants to purchase Flag common stock, which will represent, post-merger, 15.8% of the outstanding common stock, options and warrants of Flag.

The exercise of options for the purchase of our common stock also could adversely affect the terms on which Flag can obtain additional capital. For instance, the holders of options may choose to exercise their options, when the securities underlying those options otherwise could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the options.

Flag may not pay dividends in the future.

Flag has historically paid quarterly dividends of $0.06 per share. However, no assurance can be provided that Flag will continue to pay dividends following the merger. After the merger, Flag’s ability to pay dividends will depend largely on the ability of Flag Bank to pay dividends to Flag, which will be based primarily on Flag Banks’ earnings, capital requirements and financial condition, among other factors. Bank holding companies and their bank subsidiaries are both subject to significant regulatory restrictions on the payment of cash dividends. Flag’s dividend policy will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant. See “Comparative Rights of First Capital Shareholders and Flag Shareholders—Dividends.”

The merger agreement limits Flag’s and First Capital’s abilities to pursue alternatives to the merger.

The merger agreement contains “no-solicitation” provisions that, subject to specific exceptions, limit Flag’s and First Capital’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of either Flag or First Capital. In addition, Flag or First Capital have agreed that if the merger agreement is terminated under certain circumstances, Flag or First Capital will pay the other a termination fee of $2,000,000. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Flag or First Capital from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Flag or First Capital than it might otherwise have proposed to pay.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Flag common stock or First Capital common stock to decline.

The merger is subject to customary conditions to closing, including the approval of regulatory authorities, including the Federal Reserve and the Georgia Department, and the receipt of required approvals of the shareholders of Flag and First Capital. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be consummated. In addition, Flag and First Capital may terminate the merger agreement in certain circumstances. If Flag and First Capital do not complete the merger, the market price of Flag or First Capital common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the mergers will be completed. Flag and First Capital will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the mergers are completed. In addition, Flag and First Capital have and will continue to divert significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Flag and First Capital will each have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Further, in specified circumstances, Flag and First Capital may be required to pay to the other a termination fee of $2,000,000 if the merger agreement is terminated. For a detailed description of the circumstances in which such termination fee will be paid, see “Terms of the Merger—Amendment, Waiver and Termination.”

Directors and Officers of Flag and First Capital may have potential conflicts of interest in recommending that you vote in favor of the adoption of the merger agreement.

A number of directors and officers of Flag and First Capital, who recommend that you vote in favor of the adoption of the merger agreement, have employment, consulting or severance agreements, equity compensation and other benefit arrangements or other interests that provide them with interests in the merger that differ from yours. In addition, certain directors of First Capital will continue as directors of Flag while other directors will not, and in either case, Flag will indemnify and provide insurance for their services as directors of Flag and First Capital prior to the merger. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the merger. For a detailed description of the interests of Flag and First Capital’s directors and officers in the merger, see “Terms of the Merger—Interests of Employees and Directors of Flag and First Capital.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this joint proxy statement/prospectus and the documents or information incorporated by reference in this joint statement/prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or our performance after the merger. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

•	we may be unable to successfully integrate First Capital or we may have more trouble integrating acquired businesses than we expected;

•	we could lose our key personnel, including the First Capital personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining and motivating them than we have in the past;

•	competition among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce operating margins;

•	general economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

•	legislative or regulatory changes may adversely affect our businesses; and

•	the continuing war in Iraq, the military deployment in Afghanistan and the war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of future acts or threats of terrorism.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors Relating to the Merger.” You should also consider the cautionary statements contained in Flag’s and First Capital’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETINGS

General

First Capital. With respect to First Capital shareholders, this document constitutes a proxy statement of First Capital and a prospectus of Flag and is being mailed by First Capital and Flag to First Capital shareholders of record on or about                     , 2005, together with the notice of the special meeting of shareholders of First Capital and a proxy solicited by First Capital’s board of directors for use at the special meeting and at any adjournments or postponements of the meeting.

Flag. With respect to Flag shareholders, this document constitutes a proxy statement of Flag and is being mailed by Flag to Flag shareholders of record on or about                          , 2005, together with the notice of the special meeting of shareholders of Flag and a proxy solicited by Flag’s board of directors for use at the special meeting and at any adjournments or postponements of the meeting.

Meeting Dates, Times and Places and Record Dates

First Capital. The First Capital special meeting will be held at its office located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia, at          a.m., local time, on                     , 2005. Only holders of First Capital common stock of record at the close of business on June     , 2005 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were                  shares of First Capital common stock outstanding and entitled to vote, with each such share entitled to one vote.

Flag. The Flag special meeting will be held at its office located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia, at          a.m., local time, on                     , 2005. Only holders of Flag common stock of record at the close of business on June     , 2005 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were                  shares of Flag common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

First Capital. At the First Capital special meeting, First Capital shareholders will be asked to approve the Agreement and Plan of Merger, dated as of May 26, 2005 by and between First Capital and Flag. Under the merger agreement, First Capital will merge with and into Flag and shares of First Capital common stock will be converted into the right to receive shares of Flag common stock. First Capital shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, First Capital shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this proxy statement/prospectus mailed to First Capital shareholders is accompanied by a proxy card for use at the special meeting.

Flag. At the Flag special meeting, Flag shareholders will be asked to approve the merger agreement. Flag shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, Flag shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this proxy statement mailed to Flag shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

First Capital. Under Georgia law, approval of the merger agreement requires the affirmative vote of the holders of at least a majority of all of the outstanding shares of First Capital common stock. On the record date, there were approximately                  outstanding shares of First Capital common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and executive officers of First Capital and their affiliates beneficially owned a total of approximately         % of the outstanding shares of First Capital common stock. Each of First Capital’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of First Capital common stock in favor of the merger agreement. Accordingly, we believe it is highly likely that the merger agreement will be approved by First Capital’s shareholders. As of the date of this joint proxy statement/prospectus, neither Flag nor any of its affiliates owned any outstanding shares of First Capital common stock. The presence, in person or by proxy, of shares of First Capital common stock representing a majority of First Capital’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement to occur.

Flag. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting. On the record date, there were approximately                  outstanding shares of Flag common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and officers of Flag and their affiliates beneficially owned a total of approximately         % of the outstanding shares of Flag common stock. Each of Flag’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Flag common stock in favor of the merger agreement. As of the date of this joint proxy statement/prospectus, neither First Capital nor any of its affiliates owned any outstanding shares of Flag common stock. The presence, in person or by proxy, of shares of Flag common stock representing a majority of Flag’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement to occur.

Voting of Proxies

First Capital. Shares of common stock represented by properly executed proxies received at or prior to the First Capital special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, and as determined by a majority of the proxies, as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger will be voted in favor of any adjournment or postponement of the special meeting. Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of at least a majority of all the outstanding shares of First Capital common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, First Capital’s board of directors urges its shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

If any other matters are properly presented at the special meeting, the person or persons named in the proxy card enclosed with this joint proxy statement/prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. First Capital has no knowledge of any matters to be presented at the special meeting, other than the matters described in this joint proxy statement/prospectus.

Flag. Shares of common stock represented by properly executed proxies received at or prior to the Flag special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, and as determined by a majority of the proxies, as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger will be voted in favor of any adjournment or postponement of the special meeting. Any shareholder present in person or by proxy (including broker non-votes) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting, abstentions and broker non-votes will have no effect on the outcome of the Flag shareholder vote. Flag’s board of directors urges its shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

If any other matters are properly presented at the special meeting, the person or persons named in the proxy card enclosed with this joint proxy statement/prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Flag has no knowledge of any matters to be presented at the special meeting, other than the matters described in this joint proxy statement/prospectus.

Revocability of Proxies

First Capital. The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the secretary of First Capital either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of First Capital proxies should be addressed to First Capital Bancorp, Inc., 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092, Attention: Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Flag. The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the secretary of Flag either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of Flag proxies should be addressed to Flag Financial Corporation, 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, Attention: Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

First Capital. First Capital will pay all of the costs of soliciting proxies in connection with its special meeting, except that Flag will pay the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part, and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of First Capital who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Flag. Flag will pay all of the costs of soliciting proxies in connection with its special meeting and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of Flag who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Recommendations of the Boards of Directors

First Capital. First Capital’s board of directors (except for Mr. Blanton who abstained due to a conflict of interest) has approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of First Capital and its shareholders, and recommends that First Capital shareholders vote “FOR” approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, First Capital’s board of directors, among other things, consulted with its legal advisors, Troutman Sanders LLP, regarding the legal terms of the merger agreement and with its financial advisor, Burke Capital Group, L.L.C. (“Burke Capital”), as to the fairness, from a financial point of view, of the consideration to be received by the holders of First Capital common stock in the merger. For a discussion of the factors considered by First Capital’s board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—First Capital’s Reasons for the Merger.”

First Capital shareholders should note that First Capital’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of First Capital. Specifically, William R. Blanton, First Capital’s vice chairman, chief financial officer and chief operating officer, as a non-institutional shareholder, will be entitled to receive a cash payment of approximately $19.1 million, in lieu of approximately 1,295,602 shares of Flag common stock he would otherwise be entitled to receive as merger consideration. Given that the merger consideration Mr. Blanton will receive is different from other First Capital shareholders, Mr. Blanton abstained from voting to approve the merger and recommending it to shareholders as a result of his conflict of interest. See “Terms of the Merger—Interests of Employees and Directors of Flag and First Capital in the Merger.”

Flag. Flag’s board of directors has approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Flag and its shareholders, and recommends that Flag shareholders vote “FOR” approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Flag’s board of directors, among other things, consulted with its legal advisors, Morris, Manning & Martin, LLP, regarding the legal terms of the merger agreement and with its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), as to the fairness, from a financial point of view, of the consideration to be paid by Flag to the holders of First Capital common stock in the merger. For a discussion of the factors considered by Flag’s board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Flag’s Reasons for the Merger.”

Flag shareholders should note that Flag’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Flag. See “Terms of the Merger—Interests of Employees and Directors of Flag and First Capital in the Merger.”

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

Over the last five years, a consolidation in the banking industry has occurred. This consolidation has been fueled by, among other things, national and state banking-related legislation that has enabled certain financial institutions to benefit from the economies of scale and greater efficiencies available to combined entities. Financial institutions have increasingly sought suitable combinations as a means of obtaining such benefits.

Senior management of both Flag and First Capital have regularly reviewed with their respective boards of directors the possible benefits of strategic business combinations with other financial institutions. In each case, these reviews have been considered in light of each institution’s ongoing evaluation of its available strategies to increase shareholder value and strengthen its franchise in order to better compete in the consolidating market for financial services and products. In addition, both Flag’s and First Capital’s senior management teams reviewed market conditions with their counterparts at other financial institutions.

In late November 2004, representatives from Burke Capital met with First Capital’s board of directors and informed the directors that a regional bank holding company had expressed initial interest in acquiring First Capital. After the presentation by Burke Capital, the First Capital board discussed pursing a possible transaction and how that would fit with First Capital’s long-term strategic plans. After discussion, the First Capital board decided to further pursue a potential transaction in order to maximize shareholder value and engaged Burke Capital to assist them in analyzing and evaluating any proposed transaction. Between December 2004 and early February 2005, senior management of First Capital and representatives of Burke Capital had ongoing discussions with the other interested party regarding a proposed transaction.

In early February 2005, Joseph W. Evans, chairman, president and chief executive officer of Flag, contacted William R. Blanton, vice chairman, chief financial officer and chief operating officer of First Capital to inquire whether First Capital would consider a potential transaction with Flag. Mr. Blanton suggested that Mr. Evans contact H.N. Padget, Jr., president and chief executive officer of First Capital, to discuss Mr. Evans’ ideas for combining the two companies. On February 14, 2005, Mr. Padget met with Mr. Evans and J. Thomas Wiley, Jr., vice chairman and chief banking officer of Flag, at Flag’s offices to discuss the possibility of a strategic merger. Mr. Padget and Mr. Wiley met again the following day to continue the discussions and to discuss Flag’s long-term strategic plans.

Following the meetings with Messrs. Evans and Wiley, on February 16, 2005, Mr. Padget brought the First Capital board up to date on his discussions with Flag and the continued discussions with the other interested party. The executive committee of First Capital authorized continued discussions with both interested parties regarding a proposed transaction. On the same day, representatives from Sandler O’Neill met with Flag’s executives to discuss the structure and pro forma financial impact of a potential transaction between Flag and First Capital.

On February 17, 2005, the Flag board of directors met by conference call to receive a report from Mr. Evans regarding the meetings with First Capital’s representatives and to discuss the possibility of a merger with First Capital. During this call, the board authorized Flag’s executive management to enter into a non-binding letter of intent with First Capital regarding a merger with First Capital. From this time until March 16, 2005, Mr. Padget and David R. Hink, chairman of First Capital, had meetings with Mr. Wiley and J. Daniel Speight, vice chairman and chief financial officer of Flag, regarding the structure of any transaction between First Capital and Flag and how such transaction would impact Flag’s long-term strategic plans. During this time, senior management of First Capital and representatives of Burke Capital also continued discussions with representatives of the other party interested in acquiring First Capital. At the March 16, 2005 meeting of the First Capital board of directors, the First Capital directors were informed of the status of the discussions with the interested parties and authorized management of First Capital to continue negotiations with both parties.

On March 24, 2005, Messrs. Padget and Hink and representatives of Burke Capital met with Messrs. Evans and Wiley and representatives of Sandler O’Neill, Flag’s financial advisor, to discuss the proposed transaction. At this meeting, Flag presented its proposed terms for a merger between the two companies. Following this meeting, the terms proposed by Flag were forwarded to Mr. Blanton for his review.

On March 25, 2005, Flag’s board of directors conducted another conference call to discuss the status of negotiations with respect to the merger.

On March 29, 2005, Messrs. Blanton, Hink and Padget met with representatives of Burke Capital to discuss the terms proposed by Flag. Following these discussions, they requested that Burke Capital, on behalf of First Capital, continue to negotiate with representatives of Flag and Sandler O’Neill on the proposed terms. Thereafter, representatives of Burke Capital and Sandler O’Neill, as well as senior management of both Flag and First Capital, met on a number of occasions to discuss various issues with respect to the proposed merger. These discussions focused on the keys terms of any transaction between the parties, including financial terms, transaction structure, management and succession plans and potential integration, transition and regulatory issues. Based on these discussions, on April 1, 2005, Flag delivered to First Capital a non-binding letter of intent regarding the proposed merger.

The executive committee of First Capital’s board of directors met on April 5, 2005 to discuss the letter of intent delivered by Flag. At this meeting, representatives of Burke Capital informed the committee that they had shared Flag’s proposed terms with the other party interested in pursuing a transaction with First Capital and had been informed by that interested party that they would be unable to match the terms proposed by Flag. Following a lengthy discussion on Flag’s proposed terms, the First Capital executive committee authorized Mr. Padget to execute the letter of intent and also authorized management of First Capital to direct Troutman Sanders LLP, as First Capital’s legal counsel, to assist management in preparing a definitive merger agreement between First Capital and Flag and further directed management to conduct a due diligence review of Flag’s operations.

Between April 1, 2005 and May 25, 2005, representatives of Flag, First Capital, Troutman Sanders, Morris Manning & Martin, LLP, Flag’s legal counsel, as well as representatives of Burke Capital and Sandler O’Neill, negotiated the terms of the definitive merger agreement between the parties, and Flag and First Capital also conducted due diligence on their respective operations. In addition, during this time, senior management of Flag and First Capital communicated on a regular basis regarding the potential merger, including the post-closing operations of the combined companies.

On April 27, 2005, representatives of Sandler O’Neill reviewed the terms and financial impact of the merger with the Flag board of directors. After the presentation, the board of directors engaged in a lengthy discussion of the proposed transaction and determined to continue to pursue the potential transaction. On May 17, 2005, the Flag board met again after the Flag annual meeting of shareholders to discuss the merger with First Capital. At this meeting, representatives from Sandler O’Neill presented its oral opinion that the merger consideration in the contemplated transaction with First Capital was fair to Flag from a financial point of view, as of that date and subject to certain assumptions and limitations. Also during this meeting, a representative from Morris, Manning & Martin, LLP, legal counsel to Flag, led the board of directors through a discussion of the terms of the transaction. Following the presentation and discussion, the Flag board of directors approved the merger agreement and recommended its approval by the shareholders of Flag.

On May 25, 2005, the First Capital board of directors met with representatives of Troutman Sanders to discuss the terms of the proposed merger agreement. At this meeting, representatives of Burke Capital provided the board with their analysis of the merger consideration to be paid to the First Capital shareholders. Following a discussion of the terms of the merger agreement, the fairness of the merger consideration to First Capital’s shareholders and the other factors discussed below under the heading “—First Capital’s Reasons for the Merger,” the First Capital board concluded, by majority vote, with the exception of Mr. Blanton who abstained from voting as a result of his conflict of interest in the proposed transaction (see “Terms of the Merger—Interests of Employees and Directors of Flag and First Capital in the Merger”), that the merger was fair to the First Capital shareholders and in the best interest of First Capital, approved the merger agreement and recommended its approval by the shareholders of First Capital.

On May 26, 2005, Flag and First Capital executed the merger agreement and issued a joint press release announcing the proposed merger of the two companies.

First Capital’s Reasons for the Merger

First Capital’s board of directors believes that the merger is fair to, and in the best interest of, First Capital and its shareholders. In reaching its decision to approve the merger agreement, First Capital’s board of directors consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	an analysis of the business, operations, financial condition, earnings and prospects of Flag, including the information obtained in First Capital’s due diligence review of Flag;

•	the competitive and regulatory environment for financial institutions generally;

•	the strategic opportunities presented by a merger between First Capital and Flag based on the belief that the combined organization, with assets greater than $1.6 billion, would be more attractive to potential customers, employees, purchasers and sellers;

•	the merger will enable First Capital shareholders (other than shares in excess of 384,000 shares held by any non-institutional shareholder) to exchange their shares of First Capital common stock, in a tax-free transaction, for registered shares of common stock of a public company listed on the Nasdaq National Market;

•	the belief that the merger will provide greater liquidity for First Capital shareholders by providing a larger public market for their stock, a greater number of shareholders and a larger number of outstanding shares;

•	the belief that the merger between First Capital and Flag would provide shareholders of First Capital greater benefits than could be obtained through internal growth or the acquisition of another bank;

•	First Capital will have three of its current directors join the board of directors of Flag;

•	the belief that the combined entity will provide greater diversification of assets and a deeper pool of experienced management; and

•	the opinion of Burke Capital that the merger consideration provided in the merger agreement was fair to the shareholders of First Capital, from a financial point of view.

The discussion of the information and factors considered by First Capital’s board of directors is not intended to be exhaustive but includes all of the material factors the board considered. In reaching its determination to approve and recommend the merger, First Capital’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Flag’s Reasons for the Merger

Flag’s board of directors believes that the merger is fair to, and in the best interest of, Flag and its shareholders. In reaching its decision to approve the merger agreement, Flag’s board of directors consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	the analysis of the business, operations, financial condition, earnings and prospects of First Capital, including the information obtained in Flag’s due diligence review of First Capital;

•	the strategic opportunities presented by a merger between Flag and First Capital;

•	the complementary nature of Flag’s and First Capital’s businesses, management and employee cultures and the geographic locations of their respective banks;

•	the expectation that the rate of earnings growth of the combined company would be greater than Flag could achieve separately;

•	the belief that Flag and First Capital share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of Flag and First Capital possess complementary skills and expertise;

•	the belief that the risk of successfully combining and integrating Flag and First Capital would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to Flag shareholders comparable to those we expect our shareholders to derive from a merger with First Capital;

•	the opinion of Sandler O’Neill that the merger consideration set forth in the merger agreement was fair to Flag from a financial point of view; and

•	the fact that, after the merger, First Capital Bank and Flag Bank, on a combined basis, would be one of the largest community banks in the metropolitan Atlanta market.

The discussion of the information and factors considered by Flag’s board of directors is not intended to be exhaustive but includes all of the material factors the board considered. In reaching the determination to approve and recommend the merger, Flag’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinion of First Capital’s Financial Advisor

First Capital retained Burke Capital to act as its financial advisor in connection with a possible business combination. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to First Capital in connection with the proposed merger with Flag and participated in certain of the negotiations leading to the merger agreement. In connection with Burke Capital’s engagement, First Capital asked Burke Capital to evaluate the fairness of the merger consideration to First Capital’s shareholders from a financial point of view. At the May 25, 2005 meeting of First Capital’s board to evaluate the merger, Burke Capital delivered to the board its written opinion that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to First Capital’s shareholders from a financial point of view. At this meeting, the First Capital board voted to approve the merger and subsequently executed the merger agreement on May 26, 2005.

The full text of Burke Capital’s written opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the First Capital Board and is directed only to the fairness of the merger consideration to First Capital shareholders from a financial point of view. It does not address the underlying business decision of First Capital to engage in the merger or any other aspect of the merger and is not a recommendation to any First Capital shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

In connection with rendering its May 25, 2005 opinion, Burke Capital reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of First Capital that it deemed relevant;

•	certain publicly available financial statements and other historical financial information of Flag that it deemed relevant;

•	projected earnings estimates for First Capital for 2005 prepared by and reviewed with senior management of First Capital and the views of senior management regarding First Capital’s business, financial condition, results of operations and future prospects;

•	the pro forma financial impact of the merger on Flag’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of First Capital and Burke Capital;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

First Capital’s board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of First Capital and Flag that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of First Capital or Flag or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses, and it did not make an independent evaluation of the adequacy of the allowance for loan losses of First Capital or Flag, nor did it review any individual credit files relating to First Capital or Flag. Burke Capital assumed that the respective allowances for loan losses for both First Capital and Flag were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of First Capital or Flag. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of First Capital and the Directors of Flag for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in First Capital’s and Flag’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that First Capital and Flag will remain as going concerns for all periods relevant to its analyses.

In rendering its May 25, 2005 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to First Capital or Flag and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Capital or Flag and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of First Capital. With respect to all such financial projections and estimates, First Capital’s management confirmed to Burke Capital that they reflected the best currently available estimates and judgments of management of the future financial performance of First Capital and Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by First Capital were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Capital, Flag and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Capital board at the May 25, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of First Capital’s common stock or Flag’s common stock or the prices at which First Capital or Flag’s common stock may be sold at any time.

Summary of Proposal. Burke Capital reviewed the financial terms of the proposed transaction whereby the holders of First Capital stock shall be entitled to elect to receive, in exchange for their shares of First Capital common stock, 1.6 shares of Flag common stock. Non-institutional shareholders of First Capital common stock who own more than 384,000 shares will receive cash for those excess shares. Based upon the terms of the merger agreement and Flag’s closing stock price of $15.76 on May 25, 2005, Burke Capital calculated a transaction value of $134,878,343 or $25.22 per share of First Capital common stock. Utilizing First Capital’s publicly available financial statements as of March 31, 2005, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples / Premiums:
Offer Price / Common Share	$25.22	Transaction Value / LTM Net Income	34.81	x

Flag Closing Market Price as of May 25, 2005	$15.76	Transaction Value / Book Value	2.34	x

Aggregate Value For Common Shares	$128,084,697	Transaction Value / Tangible Book Value	2.73	x

Aggregate Value for Outstanding Options / Warrants	$6,793,646	Core Deposit Premium	23.25%

Total Transaction Value	$134,878,343	Premium to Closing Market Price	35.00%

*	Deal multiples based on March 31, 2005 unaudited financial results.

Burke Capital calculated 5,348,919 fully diluted shares of First Capital common stock outstanding, which was determined using the treasury stock method at the offer price per share. The fully diluted share count is based upon First Capital’s 5,079,501 outstanding common shares and 555,672 outstanding options to purchase common shares at a weighted average strike price of $12.99.

Comparable Company Analysis. Burke Capital used publicly available information to compare selected financial information for First Capital and a group of selected financial institutions. The group consisted of First Capital and 24 financial institutions, which Burke Capital refers to as the “First Capital Peer Group.” The First Capital Peer Group consisted of selected Georgia publicly traded banks with assets between $250 million and $1.5 billion. The First Capital Peer Group was comprised of the following institutions:

Bank Holding Company	City	Ticker Symbol	Bank Holding Company	City	Ticker Symbol
ABC Bancorp	Moultrie	ABCB	Habersham Bancorp	Cornelia	HABC
Appalachian Bancshares, Inc.	Ellijay	APAB	Integrity Bancshares, Inc.	Alpharetta	ITYC
CCF Holding Company	Jonesboro	CCFH	NSB Holdings, Inc.	Macon	NSBG
Citizens Bancshares Corporation	Atlanta	CZBS	PAB Bankshares, Inc.	Valdosta	PAB
Colony Bankcorp, Inc.	Fitzgerald	CBAN	Savannah Bancorp, Inc.	Savannah	SAVB
Crescent Banking Company	Jasper	CSNT	Security Bank Corporation	Macon	SBKC
Fidelity Southern Corporation	Atlanta	LION	SouthCrest Financial Group, Inc.	Fayetteville	SCSG
FLAG Financial Corporation	Atlanta	FLAG	Southeastern Banking Corporation	Darien	SEBC
GB&T Bancshares, Inc.	Gainesville	GBTB	Southern Community Bancshares, Inc.	Fayetteville	SNCB
Georgia Bancshares, Inc.	Peachtree City	GABA	Southwest Georgia Financial Corporation	Moultrie	SGB
Georgia Bank Financial Corporation	Augusta	GBFP	Summit Bank Corporation	Atlanta	SBGA
Georgia-Carolina Bancshares, Inc.	Augusta	GECR	WGNB Corp.	Carrollton	WGNB

The analysis calculated the median performance of the First Capital Peer Group, based upon the latest publicly available financial data, to First Capital’s March 31, 2005 financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality
	Net Interest Margin	Noninterest Income/Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax ROAA	Equity / Assets	Asset Utilization	NPAs/ Total Assets	Reserves / Loans
Peer Group Median	4.15%	0.94%	62.66%	0.90%	11.23%	1.82%	8.26%	93.38%	0.44%	1.30%
First Capital	3.55%	0.23%	66.35%	0.61%	7.73%	1.23%	8.55%	95.95%	0.17%	1.24%

The analysis showed that First Capital’s performance is within the range of its peer group.

Analysis of Selected Merger Transactions. Burke Capital compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger and acquisition pricing multiples and ratios observed in transactions Burke Capital deemed relevant to the merger. Burke Capital reviewed selected Southeastern bank and thrift merger and acquisition transactions since January 1, 2002 and U.S. bank and thrift merger and acquisition transactions since January 1, 2003 in which the seller had assets between $500 million and $1 billion. Burke Capital’s review showed that the merger consideration represented per share values within the range of the corresponding mean and median values for the selected Southeastern and U.S. merger and acquisition transactions.

Southeastern Merger Transactions. In order to address the specific valuation considerations within the Southeastern markets, Burke Capital selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank and thrift merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2002;

•	all stock and partial cash transactions;

•	seller located in the Southeast;

•	seller assets between $500 million and $1 billion;

•	seller ROAA between 0.40% and 1.00%; and

•	seller located in an MSA market.

Burke Capital selected seven transactions fitting the criteria listed above as being comparable to the proposed merger. The seven comparable transactions selected consisted of the following:

Buyer	State	Seller	State
Peoples Holding Co.	MS	Heritage Financial Holding Corp.	AL
South Financial Group Inc.	SC	Florida Banks Inc.	FL
South Financial Group Inc.	SC	CNB Florida Bancshares Inc.	FL
Colonial BancGroup, Inc.	AL	P.C.B. Bancorp Inc.	FL
Alabama National BanCorp.	AL	Indian River Banking Co.	FL
South Financial Group Inc.	SC	MountainBank Financial Corp.	NC
Synovus Financial Corp.	GA	Community Financial Group Inc.	TN

Burke Capital calculated the multiples of transaction value at announcement to the last 12 months’ earnings, book value, tangible book value and book premium to core deposits for each of the seven selected and acquired institutions. Burke Capital then computed high, low, mean, median and quartile multiples and premiums for the transactions. These multiples and premiums were applied to First Capital’s publicly available financial statements as of and for the period ended March 31, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of First Capital’s common stock of $18.25 to $30.58 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple	Implied Value/Share	Mean Multiple	Implied Value/Share	Flag's Offer Price for First Capital
Transaction Value / LTM E.P.S.	24.62x	$18.25	25.81x	$19.07	34.73x
Transaction Value / Book Value	2.86x	$30.58	2.75x	$29.48	2.33x
Transaction Value / Tangible Book Value	2.91x	$26.78	2.96x	$27.27	2.73x
Book Premium / Core Deposits	19.48%	$23.04	20.42%	$23.60	23.16%

	Median Value	$24.91		$25.44	$25.22
	Mean Value	$24.66		$24.85

	Implied Range	$18.25	<=>	$30.58

The analysis showed that the merger consideration per share of $25.22 is within the range of values imputed by the mean and median multiples of the comparable transactions.

U.S. Merger Transactions. Burke Capital selected a group of comparable U.S. merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration.

Specifically, Burke Capital selected bank and thrift merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2003;

•	all stock and partial cash transactions;

•	seller located in the U.S.;

•	seller assets between $500 million and $1 billion;

•	seller ROAA between 0.40% and 1.00%; and

•	seller located in an MSA market.

Burke Capital selected 14 transactions fitting the criteria listed above as being comparable to the proposed merger. The 14 comparable transactions selected consisted of the following:

Buyer	State	Seller	State
Willow Grove Bancorp Inc.	PA	Chester Valley Bancorp Inc.	PA
Valley National Bancorp	NJ	NorCrown Bank	NJ
F.N.B. Corp.	PA	NSD Bancorp Inc.	PA
Wells Fargo & Co.	CA	First Community Capital Corp.	TX
Peoples Holding Co.	MS	Heritage Financial Holding Corp.	AL
South Financial Group Inc.	SC	Florida Banks Inc.	FL
Provident Bancorp Inc.	NY	Warwick Community Bancorp	NY
South Financial Group Inc.	SC	CNB Florida Bancshares Inc.	FL
Colonial BancGroup Inc.	AL	P.C.B. Bancorp Inc.	FL
Fulton Financial Corp.	PA	Premier Bancorp Inc.	PA
Alabama National BanCorp	AL	Indian River Banking Co.	FL
KNBT Bancorp Inc.	PA	First Colonial Group Inc.	PA
Seacoast Financial Services	MA	Abington Bancorp Inc.	MA
South Financial Group Inc.	SC	MountainBank Financial Corp.	NC

Burke Capital calculated the multiples of transaction value at announcement to the last 12 months’ earnings, book value, tangible book value and book premium to core deposits for each of the 14 selected and acquired institutions. Burke Capital then computed high, low, mean, median and quartile multiples and premiums for the transactions. These multiples and premiums were applied to First Capital’s publicly available financial statements as of and for the period ended March 31, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of First Capital’s common stock of $17.87 to $30.31 based upon the median and mean multiples of the selected U.S. transactions.

	Median Multiple	Implied Value/Share	Mean Multiple	Implied Value/ Share	Flag's Offer Price for First Capital
Transaction Value / LTM E.P.S.	24.07x	$17.87	26.03x	$19.22	34.73x
Transaction Value / Book Value	2.83x	$30.31	2.79x	$29.88	2.33x
Transaction Value / Tangible Book Value	2.90x	$26.76	3.07x	$28.24	2.73x
Book Premium / Core Deposits	19.59%	$23.11	20.63%	$23.72	23.16%

	Median Value	$24.93		$25.98	$25.22
	Mean Value	$24.51		$25.26

	Implied Range	$17.87	<=>	$30.31

The analysis showed that the merger consideration per share of $25.22 is within the range of values imputed by the mean and median multiples of the comparable transactions.

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital determined that the transaction consideration was fair from a financial point of view to First Capital shareholders.

For its financial advisory services provided to First Capital, Burke Capital has been paid fees of $50,000 to date and will be paid an additional fee that will amount to approximately $1.2 million at the time of the closing of the merger. In addition, First Capital has agreed to indemnify Burke Capital against various liabilities, including any that may arise under the federal securities laws, subject to adjustment based on the actual deal value as of the closing date.

Opinion of Flag’s Financial Advisor

By letter dated March 22, 2005, Flag retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with First Capital. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Flag in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on May 26, 2005. At the May 17, 2005 meeting at which Flag’s board considered and approved the merger agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to Flag from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Flag shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Flag board and is directed only to the fairness of the merger consideration to Flag from a financial point of view. It does not address the underlying business decision of Flag to engage in the merger or any other aspect of the merger and is not a recommendation to any Flag shareholder as to how such shareholder should vote at the special meeting with respect to the merge or any other matter.

In connection with rendering its May 17, 2005 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Flag that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Capital that Sandler O’Neill deemed relevant;

•	an internal budget for Flag for the year ending December 31, 2005 furnished by and reviewed with senior management of Flag and estimates of asset, loan and earnings per share growth for the years thereafter;

•	internal budgets for First Capital for the years ending December 31, 2005 and 2006 furnished by senior management of First Capital and reviewed with and adjusted downward by senior management of Flag, earnings per share estimates for First Capital for the year ending December 31, 2005 published by I/B/E/S and earnings per share and loan and deposit growth rates, furnished by and reviewed with senior management of Flag;

•	the pro forma financial impact of the merger on Flag, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings furnished by and reviewed with the senior managements of Flag and First Capital; and the expected issuance of up to $30 million in trust preferred securities by Flag;

•	the publicly reported historical price and trading activity for the common stock of both Flag and First Capital, including a comparison of certain financial and stock market information for Flag and First Capital with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Flag the business, financial condition, results of operations and prospects of Flag and held similar discussions with the financial advisor of First Capital regarding the business, financial condition, results of operations and prospects of First Capital.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by Flag or First Capital or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of each of Flag and First Capital that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Flag or First Capital or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Flag or First Capital nor has Sandler O’Neill reviewed any individual credit files relating to Flag or First Capital. Sandler O’Neill assumed, with Flag’s consent, that the respective allowances for loan losses for both Flag and First Capital are adequate to cover such losses.

The internal budgets and estimates for growth used and relied upon by Sandler O’Neill in its analyses for Flag were provided by Flag senior management who confirmed to Sandler O’Neill that that those budgets and estimates reflected the best currently available estimates and judgments of the future financial performance of Flag. With respect to the internal budgets and growth estimates for First Capital, with Flag’s consent, Sandler O’Neill used and relied on the budgets provided by the senior management of First Capital as adjusted by Flag’s senior management. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were provided by or reviewed with the senior managements of Flag and First Capital, and those managements confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments. Sandler O’Neill assumed that the financial performances reflected in all budgets, estimates and projections used in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Flag or First Capital since the date of the last financial statements made available to it and that Flag and First Capital will remain as going concerns for all periods relevant to the analyses.

With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with Flag’s consent, Sandler O’Neill relied upon the advice received from Flag’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date hereof could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill expressed no opinion as to what the value of Flag’s common stock will be when issued to First Capital’s shareholders pursuant to the merger agreement or the prices at which the common stocks of Flag or First Capital may trade at any time.

In rendering its May 17, 2005 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Flag or First Capital, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Flag and First Capital and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Flag, First Capital and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Flag board at the board’s May 17, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Flag’s or First Capital’s common stock or the prices at which Flag’s or First Capital’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using the fixed exchange ratio of 1.6 shares of Flag common stock for each share of First Capital common stock, and the closing price of Flag common stock of $14.96 on May 13, 2005 for calculating both the stock and cash portion of the consideration, Sandler O’Neill calculated a transaction value of $23.93 per share. Based upon financial information for First Capital as or for the 12-month period ended March 31, 2005, Sandler O’Neill calculated the following transaction ratios:

Transaction Multiples

Offer Price Per Share / LTM EPS	31.1	x
Offer Price Per Share / Book Value	210.2%
Offer Price Per Share / Tangible Book Value	242.6%
Tangible Book Premium / Core Deposits (1)	22.3%
Current Market Premium (2)	36.7%

(1)	Core deposits exclude time deposits with a balance over $100,000.
(2)	Based on First Capital’s closing stock price of $17.50 on May 13, 2005.

The aggregate transaction value was approximately $127.5 million, based upon the offer price per share of $23.93, the 5,067,719 First Capital common shares outstanding and the intrinsic value of options to acquire 567,454 shares of First Capital common stock at a weighted-average exercise price of $12.86.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Flag’s and First Capital’s common stock and the relationship between the movements in the price of Flag’s common stock and First Capital’s common stock to movements in the prices of the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the Standard & Poor’s Bank Index and the median performance of a composite peer group of publicly traded commercial banks selected by Sandler O’Neill for Flag and First Capital, respectively. The composition of the respective peer groups for Flag and First Capital is discussed under the relevant section under “—Comparable Company Analysis” below.

Sandler O’Neill analyzed Flag’s common stock for the one-year period ended May 13, 2005. During this period, Flag’s common stock generally outperformed each of the indices and the peer group to which it was compared.

Flag’s One Year Stock Performance (May 13, 2004 – May 13, 2005)

	Beginning Index Value May 13, 2004	Ending Index Value May 13, 2005
Flag	100.00%	120.81%
Flag Peer Group	100.00	109.91
S&P Index	100.00	105.25
Nasdaq Bank Index	100.00	104.56
S&P Bank Index	100.00	108.80

Sandler O’Neill analyzed First Capital’s common stock for the period May 28, 2004 (the closing date of the merger between First Capital and CNB Holdings, Inc.) through May 13, 2005. During this period, First Capital’s common stock generally outperformed each of indices and the peer group to which it was compared.

First Capital’s Stock Performance (May 28, 2004 – May 13, 2005)

	Beginning Index Value May 28, 2004	Ending Index Value May 13, 2005
First Capital	100.00%	116.67%
First Capital Peer Group	100.00	117.00
S&P Index	100.00	102.98
Nasdaq Bank Index	100.00	101.39
S&P Bank Index	100.00	104.18

Comparable Company Analysis. Sandler O’Neill also used publicly available information to perform a comparison of selected financial and market trading information for Flag and First Capital, to two different groups of selected financial institutions for Flag and First Capital, respectively.

The Flag peer group consisted of the following publicly traded commercial banks headquartered in Georgia, North Carolina or South Carolina with total assets between $750 million and $2.0 billion:

ABC Bancorp	GB&T Bancshares, Inc.
Bank of Granite Corporation	Georgia Bank Financial Corporation
Capital Bank Corporation	LSB Bancshares, Inc.
Colony Bancorp, Inc.	PAB Bankshares, Inc.
Fidelity Southern Corporation	SCBT Financial Corporation
First Bancorp	Security Bank Corporation
First South Bancorp, Inc.	Southern Community Financial Corporation
FNB Corp.	Yadkin Valley Bank and Trust Company
FNB Financial Services Corporation

The analysis compared publicly available financial and market trading information for Flag and the high, low and median data for the Flag peer group as of and for the 12 months ended March 31, 2005 (or in cases where March data was not available, as of or for the 12 months ended December 31, 2004). The table below sets forth the data for Flag and the median, high and low data for the Flag peer group as of and for the 12 months ended March 31, 2005 (or in cases where March data was not available, as of or for the 12 months ended December 31, 2004), with pricing data as of May 13, 2005.

Comparable Group Analysis

Flag	Peer Group Median Result	Peer Group High Result	Peer Group Low Result
Balance Sheet
Total Assets (in thousands)	$840,415	$995,826	$1,687,160	$750,881
Net Loans / Total Assets	73.00%	76.54%	87.62%	64.12%
Gross Loans / Total Deposits	87.25%	97.41%	102.23%	88.63%
Total Borrowings / Total Assets	3.77%	9.30%	18.35%	2.04%

Asset Quality
Non-performing Assets / Assets	0.80%	0.60%	1.24%	0.21%
Loan Loss Reserve / Gross Loans	1.43%	1.27%	1.80%	1.03%

Capital Adequacy
Tangible Equity / Tangible Assets	6.01%	7.64%	12.52%	6.02%
Tier 1 Leverage Ratio	7.87%	9.05%	13.85%	7.82%
Tier 1 Risk Based Capital Ratio	10.20%	10.40%	15.97%	8.96%
Total Risk Based Capital Ratio	11.46%	11.97%	17.25%	9.99%
Intangible Assets / Total Equity	29.97%	8.01%	38.46%	0.00%

Profitability
Net Interest Margin	4.48%	4.16%	4.79%	3.25%
Non-interest Income / Average Assets	1.12%	1.10%	1.80%	0.60%
Fees / Revenues	21.32%	20.74%	32.26%	15.78%
Non-interest Expense / Average Assets	3.83%	2.90%	4.19%	2.36%
Efficiency Ratio	72.85%	62.96%	74.75%	48.46%
Return on Average Assets	0.92%	1.06%	1.66%	0.62%
Return on Average Equity	10.64%	11.06%	20.65%	5.98%

Trading Multiples
Price / Book Value	181.5%	170.2%	351.9%	120.0%
Price / Tangible Book Value	259.2%	200.0%	379.5%	161.6%
Price / LTM Earnings per Share	18.9	x	17.2	x	24.8	x	14.9	x
Price / 2005 Estimated Earnings per Share (1)	N/A	15.2	x	17.3	x	13.9	x
Dividend Payout Ratio	30.38%	36.23%	65.66%	20.81%
Dividend Yield	1.60%	2.15%	3.82%	0.90%
Market Capitalization (in thousands)	$127,590	$173,475	$304,541	$103,334

(1)	Based on I/B/E/S estimates.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for First Capital and a group of financial institutions selected by Sandler O’Neill. The First Capital peer group consisted of the following publicly traded commercial banks headquartered in Georgia, North Carolina or South Carolina with total assets between $500 million and $1 billion:

BNC Bancorp	Gateway Financial Holdings, Inc.
Capital Bank Corporation	Georgia Bank Financial Corporation
Colony Bankcorp, Inc.	Integrity Financial Corporation
Community Bankshares, Inc.	LSB Bancshares, Inc.
Community Capital Corporation	PAB Bankshares, Inc.
Cooperative Bankshares, Inc.	Peoples Bancorp of North Carolina, Inc.
ECB Bancorp, Inc.	Savannah Bancorp, Inc.
First South Bancorp, Inc.	Summit Bank Corporation
FNB Corp.	Yadkin Valley Bank and Trust Company
FNB Financial Services Corporation

The analysis compared publicly available financial and market trading information for First Capital and the high, low and median data for the First Capital peer group as of and for the 12 months ended March 31, 2005 (or in cases where March data was not available, as of or for the 12 months ended December 31, 2004). The table below sets forth the data for First Capital and the median, high and low data for the First Capital peer group as of and for the 12 months ended March 31, 2005 (or in cases where March data was not available, as of or for the 12 months ended December 31, 2004), with pricing data as of May 13, 2005.

Comparable Group Analysis

First Capital	Peer Group Median Result	Peer Group High Result	Peer Group Low Result
Balance Sheet
Total Assets (in thousands)	$673,842	$690,020	$995,826	$501,890
Net Loans / Total Assets	73.30%	76.26%	87.62%	63.31%
Gross Loans / Total Deposits	104.65%	97.30%	115.08%	77.02%
Total Borrowings / Total Assets	18.93%	11.03%	20.12%	2.04%

Asset Quality
Non-performing Assets / Assets	0.32%	0.43%	1.24%	0.00%
Loan Loss Reserve / Gross Loans	1.24%	1.28%	1.66%	0.92%

Capital Adequacy
Tangible Equity / Tangible Assets	7.50%	7.56%	9.39%	5.04%
Tier 1 Leverage Ratio	8.46%	8.81%	13.89%	7.82%
Tier 1 Risk Based Capital Ratio	10.22%	10.43%	14.46%	8.96%
Total Risk Based Capital Ratio	11.35%	11.68%	15.40%	9.99%
Intangible Assets / Total Equity	13.36%	7.28%	34.08%	0.00%

Profitability
Net Interest Margin	3.57%	3.94%	4.79%	3.33%
Non-interest Income / Average Assets	0.23%	0.98%	1.80%	0.64%
Fees / Revenues	6.24%	21.04%	32.26%	15.78%
Non-interest Expense / Average Assets	2.46%	2.94%	4.19%	2.51%
Efficiency Ratio	67.31%	64.16%	77.92%	48.46%
Return on Average Assets	0.61%	0.91%	1.66%	0.31%
Return on Average Equity	7.72%	10.77%	20.65%	3.26%

Trading Multiples
Price / Book Value	153.7%	173.2%	351.9%	126.7%
Price / Tangible Book Value	177.4%	195.0%	379.5%	126.7%
Price / LTM Earnings per Share	22.7	x	17.2	x	24.8	x	14.4	x
Price / 2005 Estimated Earnings per Share (1)	18.8	x	14.5	x	33.1	x	13.1	x
Dividend Payout Ratio	0.00%	35.17%	65.66%	9.30%
Dividend Yield	0.00%	2.00%	3.82%	0.22%
Market Capitalization (in thousands)	$88,685	$111,131	$217,748	$60,271

(1)	Based on I/B/E/S estimates.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 18 nationwide merger transactions announced from January 1, 2004 through May 13, 2005 involving commercial banks with assets between $500 million and $1 billion (based on publicly available information when the transactions were announced) as the acquired institution. Sandler O’Neill also reviewed 44 merger transactions with a transaction value greater than $15 million announced during the same period involving commercial banks in the Southeastern United States as the acquired institution. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last 12 months’ EPS, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits and premium to market price and then computed high, low, mean, median multiples and premiums for the transactions. The median multiples were applied to First Capital’s financial information as of and for the 12 months ended March 31, 2005. As illustrated in the following tables, Sandler O’Neill derived an imputed range of values per share for First Capital’s common stock of $17.88 to $30.80 based upon the median multiples for the nationwide transactions and $21.09 to $28.41 based upon the median multiples for the Southeast transactions. The implied per share transaction value of the merger as calculated by Sandler O’Neill was $23.93 per share.

Transaction Multiples

	Nationwide Transactions			Southeast Transactions
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction Price/LTM EPS	23.23	x	$17.88	30.63	x	$23.58
Transaction Price/Book Value	270.56%		$30.80	249.58%		$28.41
Transaction Price/Tangible Book Value	307.65%		$30.34	263.32%		$25.97
Tangible Book Premium/Core Deposits (1)	21.05%		$23.18	19.29%		$22.09
Premium to Market (2)	24.13%		$21.72	20.51%		$21.09

(1)	Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.
(2)	Based on First Capital’s May 13, 2005 closing price of $17.50.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Flag through December 31, 2009 under various circumstances, assuming Flag’s projected dividend stream and that Flag performed in accordance with the 2005 net income projection and earnings per share growth rate projections for 2006 through 2009 provided by management. To approximate the terminal value of Flag common stock at December 31, 2009, Sandler O’Neill applied price to LTM earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 175% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flag common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Flag’s common stock of $10.02 to $21.44 when applying the price/earnings multiples, and $10.17 to $23.26 when applying multiples of tangible book value to the current budget. The closing price for Flag’s common stock on May 13, 2005 was $14.96.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$12.83	$14.55	$16.27	$17.99	$19.71	$21.44
10.00%	$12.30	$13.95	$15.60	$17.25	$18.89	$20.54
11.00%	$11.80	$13.38	$14.96	$16.53	$18.11	$19.69
12.00%	$11.32	$12.83	$14.35	$15.86	$17.37	$18.88
13.00%	$10.87	$12.32	$13.77	$15.22	$16.67	$18.11
14.00%	$10.43	$11.82	$13.21	$14.60	$16.00	$17.39
15.00%	$10.02	$11.36	$12.69	$14.02	$15.36	$16.69

Tangible Book Value Per Share Multiples

Discount Rate	175%	200%	225%	250%	275%	300%	325%
9.00%	$13.01	$14.72	$16.43	$18.13	$19.84	$21.55	$23.26
10.00%	$12.47	$14.11	$15.75	$17.38	$19.02	$20.65	$22.29
11.00%	$11.97	$13.53	$15.10	$16.66	$18.23	$19.80	$21.36
12.00%	$11.48	$12.98	$14.48	$15.99	$17.49	$18.99	$20.49
13.00%	$11.02	$12.46	$13.90	$15.34	$16.78	$18.22	$19.66
14.00%	$10.59	$11.97	$13.35	$14.73	$16.11	$17.49	$18.87
15.00%	$10.17	$11.49	$12.82	$14.14	$15.47	$16.79	$18.11

In addition, Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of First Capital through December 31, 2009 under various circumstances, assuming First Capital performed in accordance with 2005 and 2006 net income projections and earnings per share growth rate projections for 2007 through 2009 provided by Flag’s management. To approximate the terminal value of First Capital common stock at December 31, 2009, Sandler O’Neill applied price/earnings multiples ranging from 14.0x to 24.0x and multiples of tangible book value ranging from 175% to 325%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Capital common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of First Capital common stock of $13.23 to $29.24 when applying the price/earnings multiples, and $15.57 to $37.29 when applying multiples of tangible book value. The implied per share transaction value of the merger as calculated by Sandler O’Neill was $23.93 per share.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$17.06	$19.50	$21.93	$24.37	$26.81	$29.24
10.00%	$16.33	$18.67	$21.00	$23.34	$25.67	$28.00
11.00%	$15.65	$17.88	$20.12	$22.35	$24.59	$26.82
12.00%	$14.99	$17.14	$19.28	$21.42	$23.56	$25.71
13.00%	$14.37	$16.43	$18.48	$20.54	$22.59	$24.64
14.00%	$13.79	$15.76	$17.72	$19.69	$21.66	$23.63
15.00%	$13.23	$15.11	$17.00	$18.89	$20.78	$22.67

Tangible Book Value Per Share Multiples

Discount Rate	175%	200%	225%	250%	275%	300%	325%
9.00%	$20.08	$22.95	$25.82	$28.69	$31.55	$34.42	$37.29
10.00%	$19.23	$21.97	$24.72	$27.47	$30.22	$32.96	$35.71
11.00%	$18.42	$21.05	$23.68	$26.31	$28.94	$31.58	$34.21
12.00%	$17.65	$20.17	$22.69	$25.22	$27.74	$30.26	$32.78
13.00%	$16.92	$19.34	$21.76	$24.17	$26.59	$29.01	$31.42
14.00%	$16.23	$18.55	$20.86	$23.18	$25.50	$27.82	$30.14
15.00%	$15.57	$17.79	$20.02	$22.24	$24.46	$26.69	$28.91

In connection with its analyses, Sandler O’Neill considered and discussed with the Flag board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on September 30, 2005; (2) approximately 84.4% of First Capital shares are exchanged for Flag common stock at a fixed exchange ratio of 1.6x; (3) approximately 15.6% of First Capital shares are exchanged for cash at a price of $23.93; (4) First Capital stock options are converted into options to purchase Flag common stock, adjusted for the fixed exchange ratio; (5) First Capital’s 2005 and 2006 net income projections and earnings per share growth rates for 2007 through 2009 provided by and reviewed with Flag’s management; (6) Flag’s 2005 budgeted net income and earnings per share growth rate projections for 2006 through 2009 provided by and review with Flag’s management; (7) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Flag and First Capital; (8) Flag issues $30 million of trust preferred at closing at a cost of 5.25% per annum. The analyses indicated that for the year ending December 31, 2006 (the first full year of combined operations), the merger would be accretive to Flag’s projected earnings per share and, at September 30, 2005 (the assumed closing date of the merger) the merger would be dilutive to Flag’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Flag has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $             (based upon the closing price of Flag common stock on                      2005 of $            ), of which $50,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $150,000 in connection with rendering its opinion, which fee shall be credited against the fee payable upon closing of the merger. Flag has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses up to $15,000 incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill may provide investment banking services to Flag in the future and may receive compensation for such services. The services may include raising capital in connection with the merger and/or other services to be performed during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Flag and First Capital and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Flag or First Capital or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE MERGER

The descriptions of the terms and conditions of the merger, the merger agreement and any related documents in this joint proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus, to the registration statement, of which this joint proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First Capital will merge with and into Flag, with Flag remaining in existence as the surviving corporation in the merger. First Capital Bank and Capital Financial Software, LLC, each a wholly-owned subsidiary of First Capital, will become wholly-owned subsidiaries of Flag following the merger, and First Capital Bank will be immediately merged with and into Flag Bank. Flag will also assume First Capital’s trust subsidiary, First Capital Statutory Trust I, which was created in connection with First Capital’s issuance of trust preferred securities.

Conversion of Stock; Treatment of Options

First Capital Common Stock. At the effective time of the merger, each share of First Capital common stock outstanding generally will be converted into and exchanged for the right to receive 1.6 shares of Flag common stock and cash instead of fractional shares. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration First Capital shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed, as described below under “—Anti-dilution Adjustments.” Because the exchange ratio is fixed and because the market price of Flag common stock will fluctuate, the value of the shares of Flag common stock that First Capital shareholders will receive at the effective time of the merger may increase or decrease, both before and after the merger.

Any non-institutional First Capital shareholder that would own more than 384,000 shares of Flag common stock following the merger will receive a cash payment, in lieu of shares of Flag common stock over the 384,000 share threshold, equal to the number of such excess shares multiplied by the average closing price of Flag’s common stock for the 20 trading days immediately following the public announcement of the merger, which we estimate will be approximately $14.78 per share. As discussed below under “—Interests of Employees and Directors of Flag and First Capital in the Merger,” as a result of this provision, William R. Blanton, vice president, chief financial officer and chief operating officer of First Capital, will receive a cash payment of approximately $19.1 million in the merger.

Any First Capital shareholder who would otherwise have been entitled to receive a fraction of a share of Flag common stock in the merger will receive, in lieu thereof, cash (without interest) in an amount equal to his or her fractional share multiplied by the average closing price of Flag common stock for the 20 trading days immediately preceding the date of the effective time of the merger as reported in The Wall Street Journal.

Some shares of First Capital common stock will not be converted in the merger. These include any shares held by Flag, First Capital and their respective subsidiaries, except for shares held on behalf of third parties. Each outstanding share of First Capital common stock owned by Flag, First Capital and their respective subsidiaries will be canceled at the effective time of the merger and will cease to be outstanding.

Stock Options. Each outstanding and unexercised option to acquire First Capital common stock granted under First Capital’s stock incentive plans will be assumed by Flag, and any right to purchase First Capital common stock under the options shall be converted at the effective time of the merger into rights to purchase Flag common stock, with the following adjustments:

•	the number of shares of Flag common stock subject to the option will be equal to the product of the number of shares of First Capital common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio; and

•	the exercise price per share of Flag common stock subject to the option will be equal to the exercise price under the First Capital option immediately prior to the effective time of the merger divided by the exchange ratio.

Shares of Flag common stock to be issued upon the exercise of First Capital stock options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

Anti-dilution Adjustments. If, before the effective time of the merger, the outstanding shares of First Capital common stock or Flag common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a stock split, stock dividend, recapitalization, reclassification, exchange of shares or similar recapitalization transaction, an appropriate and proportionate adjustment will be made to the exchange ratio.

Flag Common Stock. All shares of Flag common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding immediately after completion of the merger as shares of common stock of the surviving corporation. They will not be affected by the merger.

Raising of Additional Capital

We cannot complete our merger unless we obtain the approval of applicable bank regulatory authorities, including the Federal Reserve and the Georgia Department. We are in the process of preparing and filing applications for approval of the merger with the Federal Reserve and the Georgia Department. In connection with the application, we propose to issue and sell up to $25,000,000 in trust preferred securities through a trust in an offering to accredited investors that is exempt from the registration requirements of the Securities Act of 1933. The offering of the trust preferred securities by Flag will be subject to the prior approval of the Federal Reserve and the Georgia Department. We also propose to issue and sell up to $5 million in Flag common stock in a private placement to accredited investors.

The estimated pro forma capital ratios of the combined company as of March 31, 2005 after giving effect to the capital raising transactions described above and the merger, are as follows:

Pro Forma for $30 Million Additional Capital
Tier 1 Leverage Ratio	8.20%
Tier 1 Risk Based Capital Ratio	10.35%
Total Risk Based Capital Ratio	11.54%

Based on these pro forma capital ratios, the combined company will be “well capitalized” under the Federal Reserve’s capital regulations.

Effective Time of the Merger

If the merger agreement is approved by the requisite votes of the shareholders of First Capital and Flag and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the Articles of Merger reflecting the merger become effective with the Secretary of State of Georgia. Unless otherwise mutually agreed upon in writing by our chief executive officers, we will use our reasonable efforts to cause the effective time of the merger to occur on the last business day of the month in which the last of the following occurs:

•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;

•	the date on which First Capital shareholders approve the merger agreement;

•	the date on which Flag shareholders approve the merger agreement; or

•	a later date if agreed upon in writing by Flag and First Capital.

Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to close by the end of the fourth quarter of 2005. Either Flag or First Capital may terminate the merger agreement prior to the effective time, under several circumstances. See “Terms of the Merger—Conditions to Consummation” and “—Amendment, Waiver and Termination.”

Exchange of Certificates

Promptly after the effective time of the merger, Flag will cause its exchange agent to mail appropriate transmittal materials to each record holder of First Capital common stock for the exchange for Flag common stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to Flag or its exchange agent by former First Capital shareholders. First Capital shareholders should not surrender their certificates for exchange until they receive a letter of transmittal and instructions from Flag or its exchange agent. After the effective time of the merger, each holder of shares of First Capital common stock, except holders exercising dissenters’ rights, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to Flag or its exchange agent and will, promptly upon such surrender, receive the consideration they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares (without interest). As provided in the merger agreement, each record holder of First Capital common stock shall also receive cash in lieu of any fractional share of Flag common stock to which he or she would be otherwise entitled (without interest). Flag will not be obligated to deliver the consideration to which any former holder of First Capital common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as Flag or its exchange agent may require. Neither Flag nor its exchange agent will be liable to a holder of First Capital common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other law.

After the effective time of the merger (and prior to the surrender of certificates of First Capital common stock to Flag or its exchange agent), record holders of certificates that represented outstanding First Capital common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates a certificate or certificates representing the aggregate number of whole shares of Flag common stock to which the holder is entitled pursuant to the merger agreement, together with a check for the amount (without interest) representing any fractional share.

In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by Flag on Flag common stock, no such dividend or other distribution will be delivered to the holder of a certificate representing shares of First Capital common stock immediately prior to the effective time of the merger until such holder surrenders such certificate as set forth above.

In addition, holders of certificates that represented outstanding First Capital common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of Flag shareholders the number of whole shares of Flag common stock into which such shares are convertible, even if such holder has not surrendered such certificates for exchange as set forth above.

Flag shareholders will not be required to exchange certificates representing their shares of Flag common stock or otherwise take any action after the merger is completed.

Important Federal Income Tax Consequences

The following summarizes certain material federal income tax consequences of the merger to First Capital shareholders. This summary is based on current laws, regulations, rulings and decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to shareholders who are not citizens or residents of the United States, who are financial institutions, foreign corporations, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local, foreign or estate tax laws. This discussion assumes you hold your shares of First Capital common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Each First Capital shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local, foreign or estate tax law.

The merger is intended to constitute a “reorganization” under Section 368(a) of the Internal Revenue Code. A condition to completing the merger is that, on the closing date, Flag and First Capital receive an opinion from Morris, Manning & Martin, LLP, counsel to Flag, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The closing date opinion will be based on customary assumptions and customary representations made by First Capital and Flag. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. If, notwithstanding such opinion of counsel, the merger does not qualify as a reorganization, the exchange of First Capital common stock for Flag common stock in the merger will be a taxable transaction.

Neither First Capital nor Flag intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, First Capital decides to waive the condition, First Capital will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the First Capital shareholders.

Provided the merger qualifies as a reorganization, neither First Capital nor Flag will recognize any gain or loss for federal income tax purposes, and the federal income tax consequences to First Capital shareholders will be as follows:

•	you will not recognize any gain or loss on the exchange of your First Capital common stock for Flag common stock, except to the extent you receive cash instead of shares (including the receipt of cash in instead of a fractional share);

•	if you receive cash instead of a whole or fractional share of Flag common stock, you will recognize gain or loss equal to the difference between the amount of the cash received and your tax basis allocable to the share or fractional share, and this gain or loss generally will be capital gain or loss;

•	if you exercise your dissenters’ rights under Georgia law and receive payment in cash for the fair value of your shares of First Capital common stock, you will be treated as having exchanged such shares for cash in a redemption subject to Section 302 of the Internal Revenue Code, and you generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such shares;

•	your aggregate tax basis for the shares of Flag common stock received for your First Capital common stock will be the same as your aggregate tax basis for the First Capital common stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of Flag common stock for which cash is received;

•	your holding period for shares of Flag common stock received for your First Capital common stock will include your holding period for the First Capital common stock exchanged for Flag common stock if your shares of First Capital common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code at the effective time of the merger; and

•	notwithstanding anything herein to the contrary, you (and any affiliate or person acting on your behalf) may disclose to any and all persons, without limitation of any kind, the transaction’s tax treatment and tax structure and all material of any kind (including opinions or other tax analyses) provided to you relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

Each First Capital shareholder that receives Flag common stock in the merger will be required to file a statement with his, her or its U.S. federal income tax return setting forth his, her or its basis in the First Capital common stock surrendered and the fair market value of the Flag common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the transaction.

Each First Capital shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign, estate or other tax consequences arising out of the merger.

Management and Operations After the Merger

At the effective time of the merger, First Capital will merge with and into Flag. The directors of Flag in office immediately prior to the effective time will continue as the directors of Flag after the merger. In addition, at the effective time of the merger, three directors of First Capital in office immediately prior to the effective time, one of whom will be H.N. Padget, Jr., will be appointed by First Capital and elected as directors of Flag by the Flag board of directors.

The new additional directors from First Capital will be divided among the three classes of Flag’s board of directors. In the event any of the three new directors will not serve his or her full term, the remaining new directors appointed by First Capital, by majority vote, will nominate a replacement director to serve out the remaining portion of the term subject to the approval of Flag.

The officers of Flag in office immediately prior to the effective time shall continue to serve as the officers of Flag following the merger. Joseph W. Evans will continue to serve as the chairman, chief executive officer and president of Flag and as the chairman of Flag Bank. J. Thomas Wiley, Jr. will continue to serve as vice chairman and chief banking officer of Flag and as chief executive officer of Flag Bank. Stephen W. Doughty will continue to serve as vice chairman and chief risk management officer of Flag, and J. Daniel Speight will continue to serve as vice chairman, chief financial officer and secretary of Flag.

Mr. Padget will serve as a member of the executive committee of the Flag board of directors, executive vice president of Flag and the president and director of Flag Bank. Steven G. Deaton will serve as executive vice president of Flag Bank. The current directors of Flag Bank will continue to serve as directors of Flag Bank.

Interests of Employees and Directors of Flag and First Capital in the Merger

General. Some of the employees and directors of Flag and First Capital may be deemed to have interests in the merger in addition to their interests as shareholders of Flag or First Capital generally. These interests include, among others, proposed employee benefits for those who become employees of Flag or a Flag subsidiary after the merger, employment agreements with two of First Capital Bank’s current executive officers, the appointment of certain First Capital directors to the board of the combined company, the conversion of outstanding First Capital stock options into rights to purchase Flag common stock and insurance coverage for First Capital’s directors and officers, as described below.

Employee Benefits. The merger agreement generally provides that Flag will furnish to those employees of First Capital who become employees of Flag or a Flag subsidiary after the effective time of the merger, benefits under employee benefit plans that, when taken as a whole, are substantially similar to those currently provided by Flag and its subsidiaries to their similarly situated employees. Flag may apply any pre-existing condition exclusion or waiting period under any Flag employee health plan for which any employees and/or officers and dependents are covered by the relevant First Capital benefit plans as of the date of the closing, but that portion of any such existing condition exclusion or waiting period will not be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Capital benefit plans immediately prior to the date of the closing. For purposes of participation, vesting and benefit accrual under Flag’s employee benefit plans, service with First Capital prior to the effective time of the merger will be treated as service with Flag or its subsidiaries. Flag will credit new Flag employees for amounts paid under First Capital benefit plans for the plan year, including the effective time of the merger, for purposes of applying deductibles, co-payments and out of pocket maximums under the Flag benefit plans.

Padget Employment Agreement. As a condition to the closing of the merger, First Capital, First Capital Bank and Mr. Padget will terminate the existing employment agreement upon the closing of the merger, and Flag and Flag Bank will enter into a new employment agreement with Mr. Padget. Pursuant to the new employment agreement, Mr. Padget will serve as executive vice president of Flag and the president of Flag Bank.

Under the terms of the new employment agreement, Mr. Padget will receive an annual base salary equal to $180,000 and annual performance bonuses based on the degree of achievement of performance goals to be determined by the compensation committee of the Flag board of directors. Flag will assign to Mr. Padget title to the automobile currently used by Mr. Padget in connection with his duties at First Capital. Mr. Padget will also receive, at the effective time of the merger, payments from Flag in the aggregate of $230,000 as an incentive to enter into this new employment agreement and satisfaction of First Capital’s obligations under the previous employment agreement relating to change in control payments. In addition, on January 1, 2006, Mr. Padget will be eligible, subject to the discretion of Flag’s compensation committee, for a bonus up to $90,000 relating to the success of the merger.

This new employment agreement will have an initial term of one year and will automatically renew each day after the effective date of the merger until either party gives notice of termination, in which event the term of employment will expire on the first anniversary of the 30th day following the date such written notice is received.

The new employment agreement also contains customary provisions regarding termination, and, upon certain events of termination, severance payments and restrictions on competition.

Deaton Employment Agreement. In connection with the merger, First Capital, First Capital Bank and Steven G. Deaton will terminate the existing employment agreement, and Flag and Flag Bank will enter into a new employment agreement with Mr. Deaton. Pursuant to the new employment agreement, Mr. Deaton will serve as executive vice president of Flag and the senior lending officer of Flag Bank.

Under the terms of the new employment agreement, Mr. Deaton will receive an annual base salary equal to $160,000 and annual performance bonuses based on the degree of achievement of performance goals to be determined by the compensation committee of the Flag board of directors. Mr. Deaton will also receive, at the effective time of the merger, payments from Flag in the aggregate of $14,400 as an incentive to enter into this new employment agreement and satisfaction of First Capital’s obligations under the previous employment agreement relating to change in control payments. In addition, on January 1, 2006, Mr. Deaton will be eligible, subject to the discretion of Flag’s compensation committee, for a bonus up to $100,000 relating to the success of the merger.

This new employment agreement will have an initial term of one year and will automatically renew each day after the effective date of the merger until either party gives notice of termination, in which event the term of employment will expire on the first anniversary of the 30th day following the date such written notice is received.

The new employment agreement also contains customary provisions regarding termination, and, upon certain events of termination, severance payments and restrictions on competition.

Blanton Non-Compete and Consulting Agreement. As a condition to the closing of the merger, Flag and William R. Blanton, a key executive and the largest shareholder of First Capital, will enter into a non-compete and consulting agreement, pursuant to which Mr. Blanton will agree not to compete with Flag or to solicit the employees or customers of Flag, subject to certain exceptions, and to provide technology consulting services for a term of 21 months commencing at the effective time of the merger. Mr. Blanton will not be required to devote more than 16 hours per month (including travel time) to providing the consulting services under this consulting agreement. In consideration for all services rendered by Mr. Blanton to Flag under this consulting agreement, Flag will pay to Mr. Blanton a fee of $900,000 payable in 21 equal monthly installments of $42,857.15. Flag has also agreed to reimburse Mr. Blanton for up to $20,000 in legal expenses incurred by him in connection with the non-compete and consulting agreement.

In addition, upon the effective time of the merger, Flag will assign to Mr. Blanton title to the automobile, office furniture and laptop computer currently used by Mr. Blanton in connection with his duties at First Capital, and will assign to Mr. Blanton any interest in any life insurance policy it holds on the life of Mr. Blanton, net of any cash value of such policy. The non-compete and consulting agreement also includes customary confidentiality provisions.

Good Shepherds Program. Following the merger, Flag will transfer to William R. Blanton, a key executive and the largest shareholder of First Capital, the software development and deposit and loan production program of First Capital called “Good Shepherds.” The Good Shepherds program is targeted towards churches and other faith-based organizations, and allows online donations by members of churches and other faith-based organizations and online cash management for the organizations. In connection with the assignment of the program, Flag will transfer to Mr. Blanton its rights in the name “Good Shepherds,” any deposits developed by the Good Shepherds program outside of metropolitan Atlanta, cash equal to the principal balance of the deposits plus accrued but unpaid interest, and any loans developed by the Good Shepherds program. In consideration of the transfer, Mr. Blanton will pay Flag cash equal to an 8% premium on the principal balance of the deposits developed by the Good Shepherds program as of May 26, 2005, and the principal balance of the loans developed by the Good Shepherds program, plus all accrued interest and other charges.

First Capital and Flag have agreed to permit the continued operation of the Good Shepherds program, including the continued development of the software components of the program and the continuation of the program’s marketing initiatives until the completion of the merger, and Mr. Blanton has agreed to reimburse First Capital and Flag for the cost of such operations.

Merger Cash Payment. In connection with the merger, Flag will pay cash to any non-institutional First Capital shareholder that would own more than 384,000 shares of Flag common stock following the merger will receive a cash payment, in lieu of shares of Flag common stock over the 384,000 share threshold, equal to the number of such excess shares multiplied by the average closing price of Flag’s common stock for the 20 trading days immediately following the public announcement of the merger, which we estimate will be approximately $14.78 per share. William R. Blanton, the vice chairman, chief financial officer and chief operating officer of First Capital, will receive a cash payment of approximately $19.1 million as a result of this provision.

Directors. The directors of Flag in office immediately prior to the effective time will continue as the directors of Flag after the merger. At the effective time of the merger, three directors of First Capital in office immediately prior to the effective time, one of whom shall be H.N. Padget, Jr., will be appointed by First Capital, subject to Flag’s approval, and elected as directors of Flag by the Flag board of directors. The additional directors from First Capital will be divided among the three classes of Flag’s board of directors. In the event any of the three new directors will not serve his or her full term prior to the 2006 annual meeting of Flag shareholders, the remaining new directors appointed by First Capital, by majority vote, will nominate a replacement director to serve out the remaining portion of the term subject to the approval of Flag.

Stock Options. As described above, each outstanding and unexercised option to acquire First Capital common stock granted under First Capital’s stock option and incentive plans will be converted automatically at the effective time of the merger into rights to purchase Flag common stock, with the following adjustments:

•	the number of shares of Flag common stock subject to the option will be equal to the product of the number of shares of First Capital common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio; and

•	the exercise price per share of Flag common stock subject to the option will be equal to the exercise price under the First Capital option immediately prior to the effective time of the merger, divided by the exchange ratio.

Shares of Flag common stock to be issued upon the exercise of First Capital stock options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

Supplemental Retirement Plan. Ms. Grimes and Messrs. Alford, Deaton, Groce, Hink, Padget and Pond have supplemental retirement agreements with First Capital Bank. Under these agreements, the participants are entitled to receive supplemental retirement benefits from and after their respective retirements at or after age 65 until death. In the event a participant is terminated, resigns or is removed for any reason other than for cause following a change of control in either First Capital or First Capital Bank, he or she is entitled to receive the benefits promised under the agreements as if they had been continuously employed by First Capital or First Capital Bank until age 65. Consequently, in the event Messrs. Padget and Deaton or any of the directors of First Capital are so terminated, resign or are removed following the merger of First Capital with Flag, they will receive the retirement benefits under the agreements as if they had been continuously employed until age 65. See “Management of First Capital—Supplemental Retirement Plan.”

Life Insurance Benefits. According to the individual split dollar agreements with First Capital, Ms. Grimes and Messrs. Alford, Deaton, Groce, Hink, Padget and Pond are entitled to share in the death benefit proceeds payable under certain life insurance policies owned by First Capital Bank that were purchased in connection with the supplemental retirement agreements. In the event a participant is terminated, resigns or is removed for any reason other than for cause following a change of control in either First Capital or First Capital Bank, he or she becomes 100% vested in the death benefits promised under the agreement. Consequently, in the event Messrs. Padget and Deaton or any of the directors of First Capital are so terminated, resign or are removed following the merger of First Capital with Flag, their beneficiaries will receive the death benefit set forth in the split dollar agreements as if they had died while serving on the board of directors or while employed by First Capital or First Capital Bank, as applicable. See “Management of First Capital—Life Insurance Benefits.”

Insurance. Flag has agreed to provide directors’ and officers’ insurance coverage for directors and officers of First Capital, at Flag’s election, either (1) by purchasing continuation coverage under First Capital’s current policy for directors and officers for a period of not less than three years after the effective time of the merger, or (2) if Flag’s current directors’ and officers’ policy provides substantially similar coverage as First Capital’s current policy, by obtaining coverage under Flag’s current policy for First Capital’s directors and officers on a prior acts basis for a period not less than three years prior to the effective time of the merger.

Conditions to Consummation

The obligations of First Capital and Flag to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	First Capital and Flag shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required by law, First Capital’s and Flag’s governing corporate instruments and the rules of the National Association of Securities Dealers;

•	the required regulatory approvals described under “Regulatory Matters” must have been received, generally without any conditions or restrictions that would, in the reasonable judgment of the board of directors of First Capital or Flag, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party that, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or restrictions that would, in the reasonable judgment of the board of directors of First Capital or Flag, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	no court or regulatory authority may have taken any action that prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	the registration statement registering the shares of Flag common stock to be received by First Capital shareholders, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Flag common stock issuable pursuant to the merger must have been received;

•	each party must have received an opinion of Troutman Sanders LLP or Morris, Manning & Martin, LLP to the matters set forth above under “—Important Federal Income Tax Consequences”;

•	H. N. Padget, Jr. must have entered into an employment agreement with Flag and must have terminated his existing employment agreement with First Capital;

•	each of the executive officers and directors of each party must have executed and delivered to the other party a support agreement in substantially the form attached to the merger agreement;

•	William R. Blanton must have entered into a non-compete and consulting agreement with Flag and must have terminated his existing employment agreement with First Capital;

•	each party’s representations and warranties must remain accurate, and each party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•	each party must have received an opinion of the other party’s counsel, dated the closing date, as to certain matters;

•	Flag must have received from each “affiliate” of First Capital an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of Flag common stock received in the merger (see “—Resales of Flag Common Stock”); and

•	Flag’s board of directors must have elected three of the current First Capital directors appointed by First Capital, subject to Flag’s approval, as additional new directors of Flag.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied. The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

Regulatory Matters

The merger is subject to the prior approval of the Federal Reserve and the Georgia Department. Under these agencies’ regulations, they are required, when approving a transaction such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering the financial resources and future prospects of the existing and proposed institutions, the Federal Reserve and the Georgia Department will, among other things, evaluate the adequacy of the capital level of the parties to the proposed transaction.

We are in the process of preparing and filing applications for approval of the merger with the Federal Reserve and the Georgia Department. In connection with the applications, we propose to issue and sell up to $25,000,000 in trust preferred securities through a newly formed trust subsidiary of Flag in an offering to accredited investors that is exempt from the registration requirements of the Securities Act of 1933. The offering of the trust preferred securities by Flag will be subject to the prior approval of the Federal Reserve and the Georgia Department. We also propose to issue and sell up to $5 million in Flag common stock in a private placement to accredited investors.

The merger generally may not be consummated until 30 days after receipt of the Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval unless a court specifically ordered otherwise. Flag and First Capital believe that the merger does not raise any other significant regulatory concerns.

After the consummation of the merger, we propose to merge Flag Bank and First Capital Bank with Flag Bank remaining as the surviving banking corporation. We cannot complete the proposed bank merger unless we obtain the approval of applicable bank regulatory authorities, including the Federal Deposit Insurance Corporation and the Georgia Department. We are in the process of preparing and filing applications for approval of the bank merger with the Federal Deposit Insurance Corporation and the Georgia Department.

Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations. In addition to the approvals and notifications of the regulatory authorities summarized above, we are subject to ongoing supervision, regulation and periodic examination by various federal and state regulatory agencies. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and regulatory action.

Amendment, Waiver and Termination

To the extent permitted by law, First Capital and Flag, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of First Capital shareholders or Flag shareholders. However, after the approval of the merger by First Capital shareholders, no amendment may decrease the consideration to be received without the further approval of First Capital shareholders. Similarly, after the approval of the merger by Flag shareholders, no amendment may increase the consideration to be paid by Flag without the further approval of Flag shareholders.

Prior to or at the effective time of the merger, either First Capital or Flag may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, by mutual consent of the boards of directors of First Capital and Flag. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either First Capital or Flag if:

•	the other party breaches and does not timely cure any representation or warranty contained in the merger agreement;

•	any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal, or First Capital shareholders fail to approve the merger agreement at the special meeting;

•	the merger has not been consummated by March 31, 2006 and the failure to consummate the merger by that date has not been caused by a breach of the terminating party;

•	any of the conditions precedent to the obligation of the terminating party to consummate the merger cannot be satisfied by March 31, 2006; or

•	in order to enter into a definitive agreement with respect to a third-party acquisition proposal, the terminating party’s board of directors determines prior to the shareholder approval in good faith that such acquisition constitutes a superior proposal and that, after consultation with its advisors, to do otherwise would be inconsistent with its fiduciary duty to the shareholders, in which event the terminating party will pay the termination fee of $2,000,000 to the other party within 30 business days after the effective date of such termination.

Conduct of Business Pending the Merger

Under the merger agreement, each of the parties has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular and ordinary course;

•	preserve intact its business organizations and assets and maintain its rights and franchises;

•	use its reasonable efforts to cause its representations and warranties to be correct at all times; and

•	take no action that would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction that, in the reasonable judgment of the board of directors of First Capital or Flag, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

Furthermore, First Capital has agreed in the merger agreement not to take certain actions relating to the operation of their respective businesses pending consummation of the merger without the prior consent of Flag (which consent will not be unreasonably withheld). Such actions include, without limitation:

•	amending their articles of incorporation, bylaws or other governing corporate instruments;

•	becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices or allowing the imposition of a lien on any stock of their subsidiaries;

•	acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend or making any distribution on any capital stock;

•	issuing, selling or pledging additional shares of common stock, any stock appreciation rights, any rights to acquire any such stock or any security convertible into such stock;

•	adjusting or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock or their subsidiaries’ common stock, or otherwise disposing of or encumbering any asset(s) having a book value in excess of $100,000, other than in the ordinary course for reasonable and adequate consideration;

•	acquiring control over any real property, subject to certain exceptions such as foreclosures and acquisitions made in a fiduciary capacity;

•	purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person subject to certain exceptions;

•	granting any increase in compensation or benefits to employees or officers in excess of 5% on an annual basis (except in accordance with past practice and as previously disclosed, or as required by law), paying any bonus, entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors (except in accordance with past practice as previously disclosed to the other party);

•	entering into or amending (unless required by law) any employment contract that does not have the unconditional right to terminate without certain liability;

•	adopting, subject to certain exceptions, any new employee benefit plan or materially changing any existing plan or program;

•	making any significant change in tax or accounting methods or systems of internal accounting controls, except for any change required by law or generally accepted accounting principles;

•	commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $50,000 or which places material restrictions on operations;

•	except in the ordinary course of business, modifying, amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims;

•	extending credit to any borrower in excess of an aggregate of $1,000,000;

•	making any material election with respect to taxes; or

•	incurring or becoming obligated to incur any expenses exceeding $100,000, whether capitalized, expended or otherwise other than in the ordinary course of business, excluding any expenses or obligations incurred in connection with the merger.

Furthermore, Flag has agreed in the merger agreement not to take certain actions relating to the operation of their respective businesses pending consummation of the merger without the prior consent of First Capital (which consent will not be unreasonably withheld). Such actions include, without limitation:

•	amending their articles of incorporation, bylaws or other governing corporate instruments;

•	acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend or making any distribution on any capital stock;

•	issuing, selling or pledging additional shares of common stock, any stock appreciation rights, any rights to acquire any such stock or any security convertible into such stock; and

•	adjusting or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock or their subsidiaries’ common stock, or otherwise disposing of or encumbering any asset(s) having a book value in excess of $100,000, other than in the ordinary course for reasonable and adequate consideration.

In addition, each party has agreed that neither it nor any of its affiliates or representatives will: (a) solicit, initiate, or encourage the submission of any acquisition proposal (generally, a tender offer or any proposal for a merger, acquisition, or other business combination), (b) participate in any negotiations regarding, or furnish any information with respect to, an acquisition proposal, (c) withhold, withdraw or modify, in a manner adverse to the party, the approval or recommendation by such party’s board of directors of this merger agreement, or (d) approve, recommend or enter into any agreement with respect to any acquisition proposal. However, prior to the approval of the merger agreement by shareholders, each party may take the above mentioned actions in connection with an unsolicited bona fide acquisition proposal, after giving five business days’ prior written notice to the other party, to the extent that such party’s board of directors determines in good faith (after consultation with its advisors) that such acquisition proposal is a superior proposal with more favorable terms from a financial point of view, and that to do otherwise would be inconsistent with its fiduciary duty to its shareholders. Furthermore, such party’s board of directors may, in the case of (d), terminate the merger agreement; provided, however, that any party shall have caused its financial and legal advisors to negotiate in good faith with the other party during such five business days to adjust the terms of the merger agreement as would enable any party to proceed with the merger on such adjusted terms. In the merger agreement, each party also agreed to immediately cease and terminate any negotiations with any other parties with respect to any ongoing acquisition proposal.

Expenses and Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, except that Flag will pay the filing fee in connection with the registration statement and this joint proxy statement/prospectus and one-half of the printing costs incurred in connection with printing the registration statement and this joint proxy statement/prospectus.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting for financial reporting purposes. Flag and First Capital have determined that the merger will be accounted for as an acquisition by Flag of First Capital. In identifying Flag as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Resales of Flag Common Stock

The shares of Flag common stock to be issued to First Capital shareholders in the merger have been registered under the Securities Act of 1933 (the “Securities Act”). Such shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of First Capital or Flag as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of First Capital at the time the merger is submitted for a vote or consent of the shareholders of First Capital will, under existing law, require either:

•	the further registration under the Securities Act of the shares of Flag common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.

An “affiliate” of First Capital, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with First Capital. First Capital has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Dissenters’ Appraisal Rights

Any First Capital shareholder who desires to dissent from the merger and receive the “fair value” of his or her common stock in cash may do so upon complying with the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. As a result of exceptions under the Georgia Business Corporation Code, however, shareholders of Flag are not entitled to the dissenters’ appraisal rights in connection with the merger. The following is a summary of those sections and is qualified in its entirety by the copy of the sections attached to this joint proxy statement/prospectus as Appendix D, which is incorporated by reference herein.

Georgia law provides that any dissenting shareholder desiring to object to the merger and receive payment in cash for his or her shares of common stock must deliver, prior to the vote by his or her company’s shareholders on the merger agreement, written notice of his or her intent to demand payment for his or her shares of common stock if the merger is completed. A First Capital shareholder should mail or deliver such notice to First Capital Bancorp, Inc., Attention: Corporate Secretary, 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092. The demand must be in addition to, and separate from, any proxy or vote against the merger. Any dissenting shareholder must not vote in favor of the merger agreement.

If the merger agreement is approved by First Capital and Flag shareholders, within ten days after the vote of First Capital’s shareholders, First Capital will send by mail a written notice, known as a “dissenters’ notice,” to each shareholder who filed a written notice of his or her intent to dissent and who has not voted in favor of the merger agreement. The dissenters’ notice will:

•	state where demand for payment must be sent, and set a date by which the company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date of the dissenters’ notice;

•	specify where and when share certificates must be deposited, or, in the case of uncertificated shares, the restrictions on the transfer of the uncertificated shares after the payment demand is received by the company; and

•	be accompanied by a copy of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code.

The dissenters’ notice is to be sent to each dissenting shareholder at his or her address as it appears in First Capital’s stock transfer books or at such address as the dissenting shareholder supplies by notice to First Capital. Any dissenting shareholder who fails to demand payment or deposit share certificates where required by the date set in the dissenters’ notice will no longer be entitled to payment for his or her shares of common stock under Georgia law.

Within ten days after the later of (1) the effective time of the merger, or (2) the receipt of a demand for payment from a shareholder, First Capital must make a written offer of payment to each dissenting shareholder who demanded payment and deposited certificates as required, in the amount First Capital estimates to be the fair value of the dissenting shareholder’s shares, plus any accrued interest from the effective time of the merger. Such offer of payment must be accompanied by:

•	First Capital’s financial statements as of the end of a fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements of First Capital;

•	a statement of First Capital’s estimate of the fair value of its shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code.

If the shareholder accepts First Capital’s offer by written notice to First Capital within 30 days after its offer, or is deemed to have accepted such offer by failure to respond within 30 days, payment for his or her shares will be made within 60 days after the making of the offer or the effective time of the merger, whichever is later. If the merger is not completed within 60 days after the date set for demanding payment and depositing share certificates, First Capital shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the merger is later consummated, First Capital must send a new dissenters’ notice and repeat the payment demand procedure.

Within 30 days after First Capital’s offer, any dissenting shareholder who believes that First Capital’s offer is less than the fair value of his or her shares, or who believes the interest due has been incorrectly calculated, may, in writing, notify his or her company of his or her estimate of the fair value of the shares or interest due. If the shareholder’s demand for payment remains unsettled, First Capital must commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court located in the county where First Capital is headquartered to determine the fair value of the shares and the accrued interest. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the fair value of the shares. Each dissenting shareholder whose demand remains unsettled will be made a party to the proceeding and will be entitled to judgment for the amount the court finds to be the fair value of the shareholder’s shares, plus interest to the date of judgment.

The court shall assess the costs of the appraisal proceeding against First Capital. However the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment for their shares. The court may also assess fees and attorney’s expenses against any party the court finds to have acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Georgia law.

No action by any dissenter to enforce dissenters’ rights may be brought more than three years after the effective time of the merger, regardless of whether notice of the merger and the right to dissent was given by the applicable company in accordance with Georgia law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Flag and First Capital may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Flag and First Capital on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Flag treated as the acquirer. Under this method of accounting, the assets and liabilities of First Capital will be recorded by Flag at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Flag and First Capital as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2004.

The merger agreement was announced on May 26, 2005 and provides for each outstanding share of First Capital common stock to be converted into the right to receive 1.6 shares of Flag common stock other than shares beneficially owned by Flag, First Capital or any non-institutional First Capital shareholder who owns in excess of 384,000 of the issued and outstanding pro forma shares of Flag common stock. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Flag and First Capital, which are incorporated in this document by reference or appear elsewhere in this document. See “Where You Can Find More Information” on page 106 and “Financial Statements of First Capital Bancorp, Inc. and Subsidiaries” on page F-1.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment.

Flag Financial Corporation/First Capital Bancorp, Inc.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Flag and First Capital assuming the companies had been combined on March 31, 2005, on a purchase accounting basis.

	March 31, 2005
	Flag Historical	First Capital Historical	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in Thousands)
Assets
Cash and due from banks	$17,748	$19,001	$10,804	(a)	$47,553
Federal funds sold	27,990	3,272	—		31,262
Interest-bearing deposits in banks	18,950	1,368	—		20,318
Investment securities	111,430	127,334	80	(b)	238,844
Restricted equity securities	—	6,979	—		6,979
Mortgage loans held for sale	7,271	—	—		7,271
Loans, net	606,253	493,906	—		1,100,159
Premises and equipment, net	13,657	1,155	—		14,812
Goodwill	20,235	7,411	73,826	(c)	101,472
Core deposit intangible	705	1,027	5,941	(d)	7,673
Other assets	16,176	13,567	322	(e)	30,065

Total Assets	$840,415	$675,020	$90,973		$1,606,408

Liabilities
Deposits:
Non-interest-bearing deposits	$53,122	$100,945	$—		$154,067
Interest-bearing deposits	660,238	376,961	—		1,037,199

Total deposits	713,360	477,906	—		1,191,266
Federal Home Loan Bank advances	25,000	120,462	410	(f)	145,872
Federal funds purchased and securities sold under repurchase agreements	2,166	7,087	—		9,253
Other borrowings	4,500	—	—		4,500
Junior subordinated debentures	14,433	6,392	24,872	(g)	45,697
Other liabilities	10,659	5,480	8,309	(h)	24,448

Total liabilities	770,118	617,327	33,591		1,421,036

Shareholders’ Equity
Common stock	10,080	5,217	1,933	(i)	17,230
Additional paid-in capital	28,152	36,415	71,510	(i)	136,077
Retained earnings	45,958	18,595	(18,595	)(i)	45,958
Accumulated other comprehensive loss	(389)	(1,051)	1,051	(i)	(389)
Unearned ESOP shares	—	(240)	240	(i)	—
Less treasury stock	(13,504)	(1,243)	1,243	(i)	(13,504)
Total shareholders’ equity	70,297	57,693	57,382		185,372

Total liabilities and shareholders’ equity	$840,415	$675,020	$90,973		$1,606,408

Shares outstanding	8,528,461	5,067,719	2,081,729	(i)	15,677,909

Flag Financial Corporation/First Capital Bancorp, Inc.

Pro Forma Condensed Combined Statement of Income

(Unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Flag and First Capital assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

	For the Three Months Ended March 31, 2005
	Flag Historical	First Capital Historical	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in Thousands, Except Per Share Data)
Interest income	$12,787	$9,440	$57	(j)	$22,284
Interest expense	4,208	3,111	287	(k)	7,606

Net interest income	8,579	6,329	(230)		14,678
Provision for loan losses	375	150			525

Net interest income after provision for loan losses	8,204	6,179	(230)		14,153

Non-interest income	2,602	393	—		2,995
Non-interest expense	8,117	4,449	285	(l)	12,851

Earnings before provision for income taxes	2,689	2,123	(515)		4,297
Provision for income taxes	862	813	(196	)(m)	1,479

Net earnings	$1,827	$1,310	$(319)		$2,818

Basic earning per share	$0.21	$0.26			$0.18

Diluted earnings per share	$0.20	$0.25			$0.17

Shares
Basic	8,515,000	5,008,755	2,140,693	(n)	15,664,448
Diluted	9,268,000	5,216,469	2,358,948	(o)	16,843,417

Flag Financial Corporation/First Capital Bancorp, Inc.

Pro Forma Condensed Combined Statement of Income

(Unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Flag and First Capital assuming the companies had been combined on January 1, 2004, on a purchase accounting basis.

	For the Year Ended December 31, 2004
	Flag Historical	First Capital Historical	Pro Forma Adjustment		Pro Forma Combined
	(Dollars in Thousands, Except Per Share Data)
Interest income	$42,621	$29,624	$120	(j)	$72,365
Interest expense	12,057	11,191	1,017	(k)	24,265

Net interest income	30,564	18,433	(897)		48,100
Provision for loan losses	1,845	1,325	—		3,170

Net interest income after provision for loan losses	28,719	17,108	(897)		44,930

Non-interest income	11,468	1,094	—		12,562
Non-interest expense	29,509	13,235	1,269	(l)	44,013

Earnings before provision for income taxes	10,678	4,967	(2,166)		13,479
Provision for income taxes	3,310	1,755	(823	)(m)	4,242

Net earnings	$7,368	$3,212	$(1,343)		$9,237

Basic earning per share	$0.88	$0.83			$0.59

Diluted earnings per share	$0.82	$0.80			$0.56

Shares
Basic	8,396,047	3,868,748	3,280,700	(n)	15,545,495
Diluted	8,981,620	3,994,990	3,580,427	(o)	16,557,037

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

(Unaudited)

(a)	Represents the net proceeds from the proposed trust preferred offering by Flag of $24.9 million and the net proceeds from the issuance by Flag of 336,700 shares of its common stock at a price of $14.85 per share (or $5,000,000 in the aggregate) in a private placement, less the cash paid to First Capital shareholders of $19.1 million.

(b)	Represents the fair value adjustment for securities held-to-maturity.

(c)	Represents the write-off of First Capital goodwill of $7.4 million and the recording of $81.2 million in goodwill as a result of the merger.

(d)	Represents the write-off of First Capital core deposit intangible of $1.0 million and the recording of $6.9 million in core deposit intangible as a result of the merger ($6.9 million estimated core deposit intangible is based on industry averages for premiums recently paid on deposit).

(e)	Represents $50,000 in debt issuance costs related to the proposed trust preferred offering by Flag and $272,000 deferred tax asset resulting from change of control provisions of the deferred compensation arrangements for First Capital.

(f)	Represents the fair value adjustment for Federal Home Loan Bank advances.

(g)	Represents the fair value adjustment of $128,000 relating to First Capital junior subordinated debentures and assumed the proposed issuance of $25 million of trust preferred securities by Flag to increase its regulatory capital.

(h)	Represents the net deferred income taxes of $2.6 million relating to purchase accounting adjustments, $5.0 million of transaction costs, net of the tax benefit relating to the merger, including $2.4 million of personnel related costs, $1.8 million of professional expenses and $851,000 of conversion costs and $716,000 to adjust deferred compensation for change of control vesting provisions of the deferred compensation arrangements for First Capital.

(i)	Represents the elimination of First Capital equity accounts, issuance of 6.8 million of Flag common shares in the merger at estimated fair value of $103.6 million (based on the average closing price of Flag common stock for the 10 days before and the 10 days after the merger announcement of $15.14, a reasonable estimate of the value of the Flag common stock), the recording of $6.5 million in additional paid-in capital relating to the fair value of First Capital stock options, and the issuance of 336,700 shares of Flag common stock at a price of $14.85 per share.

(j)	Represents the earnings on $10.8 million net cash ($24.9 million trust preferred offering and the net proceeds from the issuance of 336,700 shares of Flag common stock in a private placement of $5.0 million, less the cash paid to First Capital shareholders of $19.1 million) assuming an investment in overnight federal funds and the amortization of purchase accounting adjustment for held-to-maturity securities (12 year straight line amortization).

(k)	Represents the amortization of purchase accounting adjustments for Federal Home Loan Bank advances (4 year straight line amortization) and junior subordinated debentures (27 year straight line amortization) as well as interest expense related to the proposed $25 million trust preferred offering by Flag (using 3 month LIBOR rate at period end plus 1.90%).

(l)	Represents the amortization of purchase accounting adjustments for the core deposit intangible (10 year sum of the years digit amortization) and debt issuance costs of $50,000 related to the proposed $25 million trust preferred offering by Flag (30 year straight line amortization).

(m)	Represents the net tax effect, at 38%, related to the amortization of purchase accounting adjustments, interest income from overnight investments and interest expense from the proposed trust preferred offering by Flag.

(n)	Represents issuance of 6.8 million shares of Flag common stock in the merger, the elimination of First Capital weighted average basic shares, and the issuance of 336,700 shares of Flag common stock in a private placement.

(o)	Represents issuance of 6.8 million shares of Flag common stock in the merger, issuance of dilutive stock options in the merger, elimination of First Capital weighted average basic and dilutive shares, and the issuance of 336,700 shares of Flag common stock in a private placement.

INFORMATION ABOUT FLAG

General

Flag is a bank holding company headquartered in Atlanta, Georgia and is registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Flag is the sole shareholder of Flag Bank and was incorporated under the laws of the State of Georgia on February 9, 1993.

As a bank holding company, Flag facilitates Flag Bank’s abilities to serve its customers’ requirements for financial services. The holding company structure provides greater financial and operating flexibility than is available to Flag Bank. For example, Flag may assist Flag Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of the debt to Flag Bank as primary capital. Flag provides several services through divisions of Flag Bank including mortgage services through Flag Mortgage, investment and insurance services through Flag Financial Services and payroll processing through Payroll Solutions.

As of March 31, 2005, Flag had total assets of $840.4 million, total deposits of $713.4 million, shareholders’ equity of $70.3 million and net loans of $606.3 million.

The principal office of Flag is located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, telephone number (404) 760-7700.

Flag Bank

Flag Bank is a state bank organized under the laws of the State of Georgia with locations in the following cities and counties in Georgia: Atlanta (Fulton County, DeKalb County and Cobb County), Unadilla (Dooly County), Vienna (Dooly County), Montezuma (Macon County), Buena Vista (Marion County), LaGrange (Troup County), Hogansville (Troup County), Jonesboro (Clayton County), Duluth (Gwinnett County), Columbus (Muscogee County), Macon (Bibb County), Newnan (Coweta County) and Warner Robins (Houston County). Flag Bank was originally chartered in 1931 as Citizens Bank and became a wholly owned subsidiary of Flag through a series of acquisitions commencing in 1998.

Flag Bank’s business consists primarily of attracting deposits from the general public and, with these and other funds, offering a broad range of banking products and services, including residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans, securities investments and other services. Flag Bank’s principal sources of income are interest and fees collected on loans, including fees received for originating and selling loans and for servicing loans sold to others, and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts.

For more information about Flag’s business, reference is made to Flag’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT FIRST CAPITAL

General

First Capital is a bank holding company headquartered in Norcross, Georgia and is registered under the BHC Act. First Capital was incorporated under the laws of the State of Georgia on November 5, 1997, and is the sole shareholder of First Capital Bank and Capital Financial Software, LLC.

On May 28, 2004, First Capital, which was then known as CNB Holdings, Inc., acquired the former First Capital Bancorp, Inc. (“Old FCBI”) through the merger (the “May 2004 merger”) of Old FCBI with and into

First Capital. First Capital was the surviving company of the May 2004 merger. On December 31, 2004, First Capital changed its name from CNB Holdings, Inc. to First Capital Bancorp, Inc. First Capital’s stock ticker symbol changed to “FCBX.OB” effective January 18, 2005.

As a result of the May 2004 merger, First Capital Bank and Capital Financial Software, LLC, which were wholly owned subsidiaries of Old FCBI, became wholly owned subsidiaries of First Capital. Additionally, as a result of the May 2004 merger, First Capital assumed Old FCBI’s obligations under the First Capital Statutory Trust, I, which was created in connection with Old FCBI’s issuance of trust preferred securities. On November 15, 2004, however, First Capital merged its two wholly owned banking subsidiaries, First Capital Bank and Chattahoochee National Bank, with First Capital Bank surviving the bank merger.

In addition, First Capital operates Capital Financial Software, LLC, which markets and sells a proprietary software package used by bankruptcy trustees to monitor and track the disposition of Chapter 7 bankruptcy cases.

As of March 31, 2005, First Capital had total assets of $675.0 million, total deposits of $477.9 million, shareholders’ equity of $57.7 million and net loans of $493.9 million.

First Capital’s executive office is located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092, and its telephone number at such location is (770) 921-6400.

First Capital Bank

First Capital Bank is a state-chartered commercial bank located in Norcross, Georgia, with its primary market consisting of the metropolitan Atlanta area. First Capital Bank operates five locations in Norcross, Alpharetta, Duluth and Cumming, Georgia. First Capital Bank is a full service commercial bank that offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA loans and consumer loans, cash management and other services.

First Capital Bank’s business consists primarily of attracting deposits from the general public and, with these and other funds, offering a brand range of banking products and services, including residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans, securities investments and other services. First Capital Bank’s principal sources of income are interest and fees collected on loans, including fees received for originating and selling loans and for servicing loans sold to others, and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts.

Loan Approval and Review. First Capital Bank’s loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the loan committee. First Capital Bank makes loans to directors or executive officers of First Capital Bank after approval by the board of directors of First Capital Bank, on terms not more favorable than would be available to entities otherwise unaffiliated with First Capital Bank.

Lending Limits. First Capital Bank’s lending activities are subject to a variety of lending limits imposed by state and federal law. Differing limits apply based on the type of loan and the nature of the borrower, including the borrower’s other loan relationships with First Capital Bank. In general, however, First Capital Bank is able to loan to any one borrower a maximum amount equal to either 15% of First Capital Bank’s capital and surplus or 25% of its capital and surplus if the amount that exceeds 15% is fully secured by good collateral and other ample security.

Credit Risks. The principal economic risk associated with each category of loans that First Capital Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment.

Real Estate Loans. First Capital Bank makes commercial real estate loans, construction and acquisition and development loans, and residential real estate loans. These loans include commercial loans in which First Capital Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

Commercial Real Estate. First Capital Bank focuses on diversifying its portfolio across different property types. Accordingly, its commercial real estate portfolio includes loans secured by warehouses, office buildings, land, extended stay properties, assisted living properties retail office and service properties, self storage properties, apartments, condominiums, industrial properties, and restaurants. Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, but generally are not fixed for a period exceeding 60 months. First Capital Bank normally charges an origination fee on these loans. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. First Capital Bank attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

Construction and Acquisition and Development Loans. First Capital Bank’s construction and acquisition and development loans are diversified over a mix of commercial, single family and multi-family developments. Construction loans are generally made with a term of approximately 12 months, and interest is paid monthly. Acquisition and development loans are generally made with a term of approximately 24 months, and interest is paid monthly. The ratio of the loan principal to the value of the collateral as established by independent appraisal generally does not exceed 80%. Loans on developments or properties that have not been pre-sold by the builder are also based on the builder/borrower’s financial strength and cash flow position, as well as the financial strength and reputation of the builder in case of an acquisition and development loan. Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or engineer has inspected the project. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

Residential Real Estate. First Capital Bank’s residential real estate loans consist of residential first and second mortgage loans. The majority of First Capital Bank’s residential real estate loans are “five-one” adjustable rate mortgages. The interest rate on these loans is fixed for the first five years, then is adjusted on the fifth anniversary of the loan and each anniversary thereafter based on the index specified in the loan documentation. As a result, First Capital Bank limits its exposure to long-term interest rate risks that are typically associated with residential real estate loans. Residential real estate loans are made consistent with First Capital Bank’s loan policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not to exceed 80%. These loan-to-value ratios are designed to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial Loans. First Capital Bank’s commercial loans include working capital loans, accounts receivable and inventory financing and equipment financing. The terms of these loans vary by purpose and by type of underlying collateral, if any. First Capital Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally are secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 70% or less. Loans to support working capital typically have terms not exceeding one year and usually are secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. First Capital Bank also makes, to a lesser extent, a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, these loans are typically amortized over the useful life of the asset.

First Capital Bank also originates mortgage loans for sale into the secondary market. First Capital Bank limits interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

Investments. In addition to loans, First Capital Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and other obligations of states and municipalities. First Capital Bank also engages in federal funds transactions with its principal correspondent banks and acts as both a buyer and seller of funds depending on the cost of funds.

Deposits. First Capital Bank offers certificates of deposit, commercial checking and money market accounts and personal checking and money market accounts. Additionally, First Capital Bank offers cash management services to its commercial customers.

Asset and Liability Management. The goal of First Capital Bank’s asset and liability management policy is to effectively utilize all sources of funds, including liabilities, capital and off balance sheet items, to minimize principal risk, interest rate risk and funding risk while providing an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The asset and liability management committee conducts these management functions within the framework of written loan and investment policies that First Capital Bank has adopted. Wide and frequent fluctuations in market interest rates, coupled with an objective of achieving reasonable net interest margin, make a relatively balanced rate sensitivity position a desirable goal. The committee attempts to achieve this goal by monitoring the rate sensitivity gap position. The “gap” is the difference between rate sensitive assets and rate sensitive liabilities as a percentage of total assets.

Capital Financial Software. Capital Financial Software, LLC was formed in 1997 to provide proprietary software to bankruptcy trustees. The software is designed to allow bankruptcy trustees to monitor and track the disposition of Chapter 7 bankruptcy cases while assisting the trustees in processing information that must be periodically submitted to bankruptcy courts. Its software product, ProClaim, is fully developed and is being marketed to both financial institutions and bankruptcy trustees throughout the United States.

Other Banking Services. Other bank services include cash management services, travelers checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. First Capital Bank is associated with a shared network of automated teller machines that may be used by First Capital Bank’s customers throughout Georgia and other states. First Capital Bank also offers MasterCard and VISA credit card services through The Banker’s Bank, Atlanta, Georgia, as its agent. In addition, First Capital Bank offers Internet banking and corporate cash management services.

First Capital Bank also offers to its targeted commercial customers a courier service that will pick up non-cash deposits and minimal cash deposits of up to $200 from the customer’s place of business and deliver it to First Capital Bank. First Capital Bank believes that this is an important service for its customers because First Capital Bank currently has only two full-service locations. First Capital Bank has contracted with a third-party courier service that has been approved by the Georgia Public Service Commission for bank-related work.

Employees

First Capital has 109 full-time equivalent employees. Employees of First Capital enjoy a variety of employee benefit programs, including a 401(k) plan, various comprehensive medical, accident and group life insurance plans and paid vacations. First Capital considers its relations with its employees to be excellent.

Market Area and Competition

First Capital operates in North Atlanta, and its primary market area is the Atlanta metropolitan statistical area (“Atlanta MSA”). The Atlanta MSA continues to experience significant economic and population growth, providing a market with a vibrant economy that is supported by a well-balanced industrial and manufacturing base.

The banking business is highly competitive, and the profitability of First Capital Bank depends principally upon First Capital Bank’s ability to compete in its market area. First Capital Bank competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, asset-based non-bank lenders and certain other non-financial institutions. First Capital Bank has been able to compete effectively with other financial institutions by establishing long-term customer relationships and building customer loyalty, emphasizing technology and customer service and providing products and services designed to address the specific needs of its customers.

Supervision and Regulation

Both First Capital and First Capital Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to First Capital and First Capital Bank.

First Capital. Because First Capital owns all of the capital stock of First Capital Bank, it is a bank holding company under the BHC Act. As a result, First Capital is primarily subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. As a bank holding company located in Georgia, the Georgia Department also regulates and monitors all significant aspects of First Capital’s operations.

Acquisitions of Banks. The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the BHC Act, if adequately capitalized and adequately managed, First Capital, or any other bank holding company located in Georgia, may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. Currently, Georgia law prohibits acquisitions of banks that have been chartered for less than three years. Because First Capital Bank has been incorporated for more than three years, this limitation does not apply to First Capital.

Change in Bank Control. Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require the Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

First Capital common stock is registered under Section 12 of the Exchange Act. The regulations also provide a procedure for challenging the rebuttable presumption of control.

Permitted Activities. A bank holding company is generally permitted under the BHC Act to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•	banking or managing or controlling banks; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company, permitting the bank holding company to engage in activities that are financial in nature or incidental or complementary to financial activity. The BHC Act expressly lists the following activities as financial in nature:

•	lending, trust and other banking activities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, First Capital Bank and any other depository institution subsidiary of First Capital must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, First Capital must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. While First Capital meets the qualification standards applicable to financial holding companies, First Capital has not elected to become a financial holding company.

Support of Subsidiary Institutions. Under Federal Reserve policy, First Capital is expected to act as a source of financial strength for First Capital Bank and to commit resources to support First Capital Bank. This support may be required at times when, without this Federal Reserve policy, First Capital might not be inclined to provide it. In addition, any capital loans made by First Capital to First Capital Bank will be repaid only after First Capital Bank’s deposits and various other obligations are repaid in full. In the unlikely event of First Capital’s bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of First Capital Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

First Capital Bank. First Capital Bank is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of its operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to First Capital Bank.

Because First Capital Bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the FDIC and the Georgia Department. The FDIC and Georgia Department regularly examine First Capital Bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, First Capital Bank’s deposits are insured by the FDIC to the maximum extent provided by law. First Capital Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. Under current Georgia law, First Capital Bank may open branch offices throughout Georgia with the prior approval of the Georgia Department. In addition, with prior regulatory approval, First Capital Bank may acquire branches of existing banks located in Georgia. First Capital Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the laws of the applicable foreign state. Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects First Capital Bank from an important segment of potential competition. However, because Georgia has elected not to opt-in, First Capital Bank’s ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way First Capital Bank will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The FDIC Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At December 31, 2004, First Capital Bank qualified for the well-capitalized category.

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion financing corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on First Capital and First Capital Bank. Additionally, First Capital must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by First Capital Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

First Capital Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

In addition to the federal and state laws noted above, the Georgia Fair Lending Act (“GAFLA”) imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency (the “OCC”) issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. GAFLA contains a provision that preempts GAFLA as to state banks in the event that the OCC preempts GAFLA as to national banks. Therefore, First Capital Bank is exempt from the requirements of GAFLA.

The deposit operations of First Capital Bank are subject to:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy. First Capital and First Capital Bank are required to comply with the capital adequacy standards established by the Federal Reserve (in the case of First Capital) and the FDIC (in the case of First Capital Bank). The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. First Capital Bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2004 First Capital’s ratio of total capital to risk-weighted assets was 11.29% and its Tier 1 Capital to risk-weighted assets was 10.17%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2004, First Capital’s leverage ratio was 8.43%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Payment of Dividends. First Capital is a legal entity separate and distinct from First Capital Bank. The principal sources of the First Capital’s cash flow, including cash flow to pay dividends to its shareholders, are dividends that First Capital Bank pays to its sole shareholder, First Capital. Statutory and regulatory limitations apply to First Capital Bank’s payment of dividends. If, in the opinion of the federal banking regulator, First Capital Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it stop or refrain from engaging in the questioned practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act of 1991, a depository institution may not pay any dividends if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

The Georgia Department also regulates First Capital Bank’s dividend payments and must approve dividend payments that would exceed 50% of First Capital Bank’s net income for the prior year. First Capital’s payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Restrictions on Transactions with Affiliates. First Capital and First Capital Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit made by a bank to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. First Capital Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

First Capital and First Capital Bank are also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

First Capital Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Consumer Credit Reporting. On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act, amending the federal Fair Credit Reporting Act (the “FCRA”). These amendments to the FCRA (the “FCRA Amendments”) became effective in 2004.

The FCRA Amendments include, among other things:

•	requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•	for entities that furnish information to consumer reporting agencies (which would include First Capital Bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to certain exceptions. First Capital does not share consumer information among its affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because no affiliate of First Capital is currently sharing consumer information with any other affiliate of First Capital for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on First Capital.

Anti-Terrorism and Money Laundering Legislation. First Capital Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. First Capital Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. First Capital cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which its business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies. First Capital’s earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. First Capital cannot predict the nature or impact of future changes in monetary and fiscal policies.

Legal Proceedings

There are no material pending legal proceedings to which First Capital or any of its subsidiaries is a party or of which any of their properties are subject; nor are there material proceedings known to First Capital to be contemplated by any governmental authority; nor are there material proceedings known to First Capital, pending or contemplated, in which any director, officer or affiliate or any principal security holder of First Capital, or any associate of any of the foregoing is a party or has an interest adverse to First Capital or its subsidiaries.

Properties

First Capital’s principal executive office is located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092. As shown in the table below, First Capital Bank has two full-service banking locations and three loan production offices. First Capital leases all of its office space.

Executive office and full-service bank branch	3320 Holcomb Bridge Road., N.W., Suite A, Norcross, Georgia 30092
Full-service bank branch	7855 North Point Pkwy., Alpharetta, Georgia 30022
Loan production office	3802 Satellite Blvd., Suite 100, Duluth, Georgia 30096
Loan production office	327 Dahlonega Street, Suite 604A, Cumming, Georgia 30040
Loan production office	3625 Brookside Pkwy., Alpharetta, Georgia 30022

Market Price and Dividends

The common stock of First Capital trades on the Over the Counter Bulletin Board (“OTC BB”) under the symbol “FCBX.OB.” The market for First Capital’s common stock is limited due to its relatively low trading volume. The following table sets forth, for the periods indicated, the quarterly high and low bid price of the common stock of First Capital reported by the OTC BB. Prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	2005
	High	Low
Second Quarter (through June 22, 2005)	$24.00	$16.65
First Quarter	$22.00	$19.90

	2004
	High	Low
Fourth Quarter	$20.99	$16.35
Third Quarter	$16.85	$15.25
Second Quarter	$16.25	$13.75
First Quarter	$17.50	$15.35

	2003
	High	Low
Fourth Quarter	$17.50	$14.55
Third Quarter	$14.65	$10.50
Second Quarter	$13.00	$9.00
First Quarter	$9.55	$8.35

Historically, First Capital has not paid any dividends. First Capital’s future dividend policy will depend on First Capital’s earnings, capital requirements, financial condition and other factors considered relevant by the First Capital board of directors.

The principal source of First Capital’s cash flow, including cash flow to pay dividends to its shareholders, is dividends that First Capital Bank pays to First Capital. Statutory and regulatory limitations apply to First Capital Bank’s payment of dividends to First Capital, as well as to First Capital’s payment of dividends to its shareholders. For a complete discussion of restrictions on dividends, see “—Supervision and Regulation—Payment of Dividends” above.

FIRST CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The purpose of the following discussion is to address information relating to the financial condition and results of operations of First Capital that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begins on page F-1 of this joint proxy statement/prospectus. This discussion should be read in conjunction with information provided in First Capital’s consolidated financial statements and accompanying footnotes. Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

In the May 2004 merger, CNB Holdings, Inc. acquired all of the outstanding common stock of First Capital Bancorp, Inc. (“Old FCBI”). For accounting purposes, the acquisition has been treated as a recapitalization of Old FCBI, with Old FCBI as the acquirer (reverse acquisition). The historical financial statements prior to May 28, 2004 are those of Old FCBI. The discussion of financial condition and results of operations for the year ended December 31, 2004, include seven months of operations of the combined company and five months of operations of the Old FCBI. The results of operations for the quarter ended March 31, 2004 and the year ended December 31, 2003 include only the operations of Old FCBI.

Results of Operations for the Three-Month Period Ended March 31, 2005

Net income for the three months ended March 31, 2005 totaled $1,310,000, or $.26 per basic and $.25 per fully diluted share, compared to net income of $703,000, or $.31 per basic and $.28 per fully diluted share, for the same period in 2004.

Net interest income (the difference between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities) is the single largest component of First Capital’s revenue. First Capital actively manages this revenue source to provide an optimal level of revenue while balancing interest rate, credit and liquidity risks. Because market forces and economic conditions beyond First Capital’s control determine interest rates, the ability to generate net interest income depends upon First Capital’s ability to maintain an adequate spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. Net interest income totaled $6,329,000 for the three months ended March 31, 2005, an increase of $3,149,000, or 99%, over the same period in 2004.

Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the three months ended March 31, 2005 and 2004.

	Three-Month Period Ended March 31,
	2005			2004
	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates
Federal funds sold and interest- bearing deposits	$2,767	$16	2.35%	$6,897	$17	0.99%
Securities (2)	140,340	1,476	4.27	115,946	1,234	4.27
Loans, net of deferred fees (3)(4)	501,044	7,948	6.43	325,894	4,278	5.27

Total interest-earning assets	644,151	9,440	5.94%	448,737	5,529	4.94%

Unrealized gains (losses) on securities	(307)			113
Allowance for loan losses	(6,106)			(3,340)
Cash and due from banks	14,708			7,889
Other assets	19,902			4,844

Total	$672,348			$458,243

Transaction and money market deposits	$122,837	$302	1.00%	$80,949	$148	0.73%
Time deposits	237,596	1,580	2.70	186,507	1,301	2.80
Federal funds purchased and securities sold under repurchase agreements	24,574	161	2.66	3,781	11	1.17
Other borrowings	120,477	924	3.11	111,155	745	2.69
Subordinated debentures	6,392	144	9.14	6,392	144	9.04

Total interest-bearing liabilities	511,876	3,111	2.46%	388,784	2,349	2.42%

Non interest-bearing demand deposits	99,028			46,846
Other liabilities	3,595			1,428
Stockholders’ equity	57,849			21,185

Total	$672,348			$458,243

Net interest income		$6,329			$3,180

Net interest spread			3.48%			2.52%
Net interest margin			3.98%			2.84%

(1)	Average balances are daily averages.
(2)	Securities available for sale are reported at amortized cost.
(3)	Loans include nonaccrual loans and are net of deferred fees.
(4)	Interest and fees on loans includes fees of $529,000 and $200,000 for the periods ended March 31, 2005 and 2004, respectively.

The increase in net interest income was driven mainly by loan growth. Average loans for the first quarter of 2005 increased $175.2 million, or 54% over the same period in 2004. The significant growth in First Capital’s loan portfolio includes the impact of the May 2004 merger and the purchase of a $20 million loan portfolio in March 2004.

For the three months ended March 31, 2005 and 2004, the average yield on interest-earning assets was 5.94% and 4.94%, respectively. Average interest-earning assets grew $195.4 million, or 44%, quarter over quarter. In addition to growth in the loan portfolio, investment securities increased $24.4 million, or 21%, quarter over quarter. Growth in investment securities was due mainly to the impact of the May 2004 merger. The 100 basis point improvement was mainly the result of Federal Reserve action to raise short-term rates during 2005 and the second half of 2004.

The growth in interest-earning assets was funded by both interest-bearing and non interest-bearing sources. Average interest-bearing liabilities for the first quarter of 2005 increased $123.1 million, or 32%, over the same period in 2004. $93.0 million of the growth in interest-bearing liabilities was attributable to interest-bearing deposits and $30.1 million to other borrowings, which include primarily FHLB advances. Average non interest-bearing demand deposits increased $52.2 million, or 111%, from the first quarter of 2004 to the first quarter of

2005. The impact of the May 2004 merger is included in these growth figures. The rate paid on average interest-bearing liabilities was 2.46% for the first quarter of 2005, compared to 2.42% for the same period in 2004. First Capital benefited from increased funding by low cost interest-bearing sources including transaction and money market deposits and federal funds purchased. Average interest-bearing transaction and money market deposits grew $41.9 million or 52%, quarter over quarter, and provided 24% of total interest-bearing funding during the first quarter of 2005, compared to 21% for the same period in 2004. Use of federal funds purchased and securities sold under repurchase agreements also increased, from 1% of total interest-bearing funding to 5%.

As reflected in the table above, the net interest margin was 3.98% for the first quarter of 2005, compared to 2.84% for the same period in 2004. This improvement was the combined result of several factors: (1) increased volumes; (2) a 100 basis point increase in the average yield on interest-earning assets compared to only a four basis point increase in the average cost of interest-bearing liabilities; and (3) substantial growth in non interest-bearing funding sources. On average, 15% of interest-earning assets were funded by non interest-bearing sources for the first quarter of 2005, compared to 10% during the same period in 2004. Prime rate increases of 125 basis points during 2004 and 50 basis points during the first quarter of 2005 had a larger and more immediate impact on loans than deposits.

Total other income for the quarter ended March 31, 2005 was $393,000, an increase of $303,000 or 337% from the same period in 2004. Loan servicing fee income, other income and gains on sales of loans were the biggest components of this $393,000, representing $157,000, $112,000 and $60,000 of the total, respectively. Loan servicing fees grew $142,000, from $15,000 for the first quarter of 2004. The majority of loan servicing income was earned on the $20 million loan portfolio purchased in March 2004. Other income consisted primarily of license fee income generated from First Capital’s Capital Financial Software subsidiary. First Capital recognized $53,000 in license fee income during the three-month period in 2005, compared to $42,000 during the same period in 2004, an increase of $11,000. The higher license fee income was due to growth in deposits managed by bankruptcy trustees who are the end users of this subsidiary’s software product. Income in 2005 from gains on sales of loans was earned on the sale of four SBA loans.

Total other expenses increased $2,318,000 to $4,449,000 for the quarter ended March 31, 2005 compared to $2,131,000 for the same period in 2004. Salaries and other compensation expense, which is the most significant portion of other expense, also represented the most significant increase, growing $1,483,000, or 116%, quarter over quarter. Salaries and other compensation expense increased as a result of the May 2004 merger and from the addition of new employees in business development groups and support functions. Overall, the number of full-time equivalent employees grew from 60 at March 31, 2004, to 109 at March 31, 2005.

The second major category of non interest expense, net occupancy and equipment, increased $270,000, or 166%, quarter over quarter. During 2004, First Capital leased additional space in its Norcross office and opened two loan production offices. Two additional locations were also added as part of the May 2004 merger.

The last major category of non interest expense, other expense, increased $565,000, or 82%, quarter over quarter. Within the other expense category, the largest increases occurred in data processing, ACH credit card processing and amortization of the core deposit intangible. Data processing expense was $137,000 for the first quarter of 2005, compared to $63,000 for the same period in 2004, an increase of $74,000 or 117%. ACH credit card processing expense was $113,000 for the first quarter of 2005, compared to $5,000 for the same period in 2004, an increase of $108,000 or 2,160%. Both data processing and ACH credit card processing increased to support deposit gathering initiatives and because of the greater number of accounts serviced and products offered following the May 2004 merger. Core deposit intangible amortization was $74,000 for the first quarter of 2005, compared to none for the same period in 2004 and resulted from the May 2004 merger. Professional fees, which include legal, accounting, consulting and loan review expenses, increased $65,000, or 64%, to $167,000 for the first quarter of 2005 from $102,000 for the same period in 2004. Legal fees for research and public filings accounted for the majority of this increase. Business development expenses were $202,000 for the first quarter of 2005, compared to $139,000 for the same period in 2004, an increase of $63,000 or 45%. The higher expenses were in support of deposit gathering initiatives.

The effective tax rate was 38.3% for the three months ended March 31, 2005 and 35.5% for the three months ended March 31, 2004. Additional accruals were made in 2005 for prior years’ income tax liability. Excluding these adjustments, the effective tax rate for the first quarter of 2005 would have been 35.9%.

Results of Operations for the Year Ended December 31, 2004

General. Net income for 2004 totaled $3,212,000, an increase of $1,652,000 or 106% from 2003 earnings of $1,560,000. Diluted earnings per share were $.80 for 2004, compared to $.65 for 2003, an increase of 23%. The 2004 earnings were influenced by the May 2004 merger.

Net Interest Income. Net interest income (the difference between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities) is the single largest component of First Capital’s revenue. First Capital actively manages this revenue source to provide an optimal level of revenue while balancing interest rate, credit and liquidity risks. Since market forces and economic conditions beyond First Capital’s control determine interest rates, the ability to generate net interest income depends upon First Capital’s ability to maintain an adequate spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. Net interest income totaled $18,433,000 for 2004, an increase of $9,275,000, or 101% over 2003.

Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for 2004 and 2003.

	Years Ended December 31,
	2004			2003
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates
	(Dollars in Thousands)
Federal funds sold and interest-bearing deposits	$5,653	$72	1.27%	$2,467	$28	1.13%
Securities (2)	138,415	5,996	4.33	109,088	4,256	3.90
Loans, net of deferred fees (3)(4)	413,972	23,556	5.69	277,642	15,271	5.50

Total interest-earning assets	558,040	29,624	5.31%	389,197	19,555	5.02%

Unrealized gains (losses) on securities	(331)			51
Allowance for loan losses	(4,748)			(3,379)
Cash and due from banks	10,077			5,550
Other assets	13,923			4,698

Total	$576,961			$396,117

Transaction and money market deposits	$103,981	$834.80%		$69,394	$520.75%
Time deposits	231,844	6,011	2.59	180,613	5,934	3.29
Federal funds purchased, securities sold under repurchase agreements, and other borrowings	129,729	3,771	2.91	99,328	3,368	3.39
Subordinated debt	6,392	575	9.00	6,392	575	9.00

Total interest-bearing liabilities	471,946	11,191	2.37%	355,727	10,397	2.92%

Non interest-bearing demand deposits	60,515			19,141
Other liabilities	3,314			1,950
Stockholders’ equity	41,186			19,299

Total	$576,961			$396,117

Net interest income		18,433			9,158

Net interest spread			2.94%			2.10%
Net interest margin			3.30%			2.35%

(1)	Average balances are daily averages.
(2)	Securities available for sale are reported at amortized cost.
(3)	Loans include nonaccrual loans and are net of deferred fees.
(4)	Interest and fees on loans includes fees of $1,384,000 and $849,000 for the periods ended December 31, 2004 and 2003, respectively.

The increase in net interest income was driven mainly by loan growth. Average loans increased $136.3 million, or 49%, over 2003. The significant growth in First Capital’s loan portfolio was the result of the May 2004 merger, which accounted for $103.0 million of the net growth, and the purchase of a $20 million loan portfolio.

Average interest-earning assets grew $168.8 million, or 43%, year over year. In addition to growth in the loan portfolio, investment securities increased $29.3 million, or 27%, year over year. Growth in investment securities was due mainly to the May 2004 merger, which accounted for $38.4 million of the net growth. The rate earned on average interest-earning assets was 5.31% for 2004, compared to 5.02% for 2003. The 29 basis point improvement was mainly the result of Federal Reserve action to raise short-term rates during the second half of 2004.

The growth in interest-earning assets was funded by both interest-bearing and non interest-bearing sources. Average interest-bearing liabilities increased $116.2 million, or 33%, from 2003 to 2004. Of this growth, $85.8 million was attributable to interest-bearing deposits and $30.4 million to other borrowings, which include primarily FHLB advances. Non interest-bearing demand deposits increased $41.4 million, or 216%, on average from 2003 to 2004. Interest-bearing and non interest-bearing deposits acquired in the May 2004 merger were $103.6 million and $12.8 million, respectively. The rate paid on average interest-bearing liabilities was 2.37% for 2004, compared to 2.92% for 2003. First Capital benefited from term deposits and FHLB advances attained at historically low rates before the Federal Reserve action and from increased funding by non interest-bearing sources. Non interest bearing sources represented 11% of total funding on average in 2004, compared to 5% in 2003.

As reflected in the table above, the net interest margin was 3.30% for 2004, compared to 2.35% for 2003. This improvement was the combined result of increased volumes and favorable rate movements for both assets and liabilities. Prime rate increases of 125 basis points during 2004 had a larger and more immediate impact on loans than deposits. In addition, there was significant growth in non interest-bearing deposits during the year. This growth in non interest-bearing deposits is the result of First Capital’s deposit gathering programs. First Capital expects that the growth in non interest-bearing deposits will continue to improve its net interest margin.

Provision for Loan Losses. The provision for loan losses was $1,325,000 in 2004, compared with $100,000 in 2003. The provision as a percentage of average loans was .32% for 2004 and .04% for 2003. The ratio of net loan charge-offs / (recoveries) to average outstanding loans for 2004 was 0%, compared with .05% for 2003. In 2004, First Capital had no charge-offs and recoveries of $2,000. In 2003, First Capital charged off loans totaling $150,000 and had no recoveries. The allowance for loan losses as a percentage of gross loans was 1.24% as of December 31, 2004, compared to 1.08% as of December 31, 2003. Even though First Capital incurred no losses in 2004, First Capital still made additions to the reserve to adequately fund the allowance related to loan growth and to compensate for the cyclical nature of the real estate market. As of December 31, 2004, 92% of the loan portfolio was secured by real estate. Management of First Capital considers the allowance for loan losses to be adequate to absorb possible future losses.

Non Interest Income. Total non interest income for the year ended December 31, 2004 was $1,094,000, an increase of $766,000, or 234%, from $328,000 in 2003. The biggest components of non interest income and the year over year increase were gains on sale of loans, loan servicing fee income and mortgage origination fees. Gains on sale of loans were $363,000 in 2004, compared to none in 2003. Loan-servicing fee income was $248,000, an increase of $243,000 from 2003. Mortgage origination fee income was $157,000, compared to none in 2003. All of these increases are the result of new lines of business acquired in the May 2004 merger. Losses on sales of securities of $32,000 were recognized in 2004, compared to $28,000 in losses recognized in 2003. Losses in both years resulted from sales of lower quality trust preferred issues. The main components of other income were license fee income generated from First Capital’s Capital Financial Software subsidiary and income from bank owned life insurance. In 2004, First Capital recognized income from license fees of $163,000 and income from bank owned life insurance of $86,000, compared to $229,000 and none, respectively, in 2003. The decrease in license fee income was due to a decline in the bankruptcy deposits of trustees in financial institutions serviced by the software subsidiary. Bank owned life insurance was acquired as part of the May 2004 merger.

Non Interest Expense. Total non interest expense was $13,235,000 in 2004, compared to $6,938,000 in 2003, an increase of $6,297,000, or 91%. In general, non interest expense increased to support First Capital’s growth. The following table represents the components of non interest expense for the years ended December 31, 2004 and 2003.

	2004	2003	Change 2004-2003
	(Dollars in Thousands)
Salaries and other compensation	$8,120	$4,392	85%
Net occupancy and equipment expense	1,142	575	99
Other expense (1)	3,973	1,971	102

Total non interest expense	$13,235	$6,938	91%

(1) Other expense:
Professional fees	$657	$230	186%
Business development	535	320	67
Data processing	349	192	82
Travel and meals expense	258	217	19
Postage and courier services	223	103	117
Regulatory expense	186	83	124
Lockbox processing	181	36	403
Insurance-directors and officers	178	96	85
Amortization of core deposit intangible	172	—	100
Loan origination expense	170	95	79
Other operating expenses	1,064	599	78

Total other expense	$3,973	$1,971	102%

Salaries and other compensation, which is the most significant portion of other expense, also represented the most significant increase, growing by $3,728,000, or 85%, year over year. Salaries and other compensation increased as a result of the May 2004 merger and from the addition of new employees in business development groups and support functions. Overall, the number of full-time equivalent employees more than doubled from 51 at December 31, 2003, to 104 at December 31, 2004.

The second major category of non interest expense, net occupancy and equipment, increased $567,000, or 99%, year over year. During 2004, First Capital leased additional space in the Norcross office and opened two loan production offices. Two more locations were added as part of the May 2004 merger.

The last major category of non interest expense, other expense, increased $2,002,000, or 102%, year over year. Within the other expense category, the largest increase occurred in professional fees, which include legal, accounting, consulting and loan review expenses. Professional fees were up $427,000, or 186%, year over year. During 2004, professional fees were incurred in connection with the $20 million loan portfolio purchased in March, merger-related issues, and company growth in general. Business development and lockbox processing expenses increased in support of deposit gathering initiatives. Data processing expense increased to support deposit gathering initiatives and because of the greater number of accounts serviced and products offered following the May 2004 merger. Also contributing to the increase in other expense was the $172,000 in amortization expense for the core deposit intangible asset that resulted from the May 2004 merger.

Income Taxes. Income tax expense was $1,755,000 for 2004, compared to $889,000 for 2003. The effective tax rates for 2004 and 2003 were 35.3% and 36.3%, respectively.

Rate/Volume Analysis of Net Interest Income. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected First Capital’s interest income and interest expense during the year. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	2004 compared to 2003 increase (decrease) due to changes in
	Rate	Volume	Total
	(Dollars in Thousands)
Interest-earning assets:
Federal funds sold and interest-bearing deposits	$3	$40	$43
Securities	507	1,234	1,741
Loans, net of deferred fees	545	7,740	8,285

Total interest income	1,055	9,014	10,069

Interest-bearing liabilities:
Transaction and money market deposits	39	275	314
Time deposits	(1,402)	1,480	78
Other borrowings	(528)	930	402
Subordinated debt	—	—	—

Total interest expense	(1,891)	2,685	794

Increase in net interest income	$2,946	$6,329	$9,275

Financial Condition

Management of First Capital continuously monitors the financial condition of First Capital Bank in order to protect depositors, protect retained earnings and increase current and future earnings. Further discussion of significant items affecting First Capital Bank’s financial condition is provided in detail below.

March 31, 2005

On March 31, 2005, total assets were $675.0 million, compared to $658.2 million on December 31, 2004, an increase of $16.8 million, or 3%. Most of this growth occurred in net loans, which increased $15.3 million, or 3%, from $478.6 million on December 31, 2004 to $493.9 million on March 31, 2005. Goodwill and core deposit intangibles were $7.4 million and $1.0 million, respectively, on March 31, 2005, compared to $6.7 million and $1.1 million, respectively, on December 31, 2004.

On March 31, 2005, total liabilities were $617.3 million, compared to $601.4 million on December 31, 2004, an increase of $15.9 million, or 3%. Deposits increased $19.2 million, or 4%, while federal funds purchased and securities sold under repurchase agreements decreased $4.1 million, or 37%, from December 31, 2004 to March 31, 2005. Non-interest bearing demand deposits grew from $77.3 million, or 17% of total deposits, on December 31, 2004, to $100.9 million, or 21% of total deposits, on March 31, 2005.

On March 31, 2005, total stockholders’ equity was $57.7 million, compared to $56.8 million on December 31, 2004, an increase of $0.9 million, or 2%.

Allowance for Loan Losses. The allowance for loan losses as of March 31, 2005 was $6.2 million. The allowance for loan losses, as a percentage of total gross loans, at March 31, 2005 was 1.2%, as compared to 1.2% at December 31, 2004. The provision for loan losses increased by $100,000 during the three months ended March 31, 2005 as compared to the same period in 2004. This increase is attributable to the loan growth experienced in 2005. During the fourth quarter of 2004, a review of First Capital’s loan portfolio by an independent firm was conducted. The purpose of this review, which is conducted regularly, was to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The review included analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. First Capital plans to continue engaging, on an annual basis, an independent firm to review First Capital’s loan portfolio. In addition to the independent reviews, the First Capital’s regulators also conduct annual examinations of the loan portfolio. Upon completion, the regulator presents its report of findings to First Capital’s board of directors and management. Information provided from these independent sources, together with information provided by management and other information known to First Capital’s board of directors, is utilized by the board of directors to monitor, on a quarterly basis, the loan portfolio. Specifically, First Capital’s board of directors attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review.

Management of First Capital considers the allowance for loan losses to be adequate. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions of the allowance will not be required.

The following table summarizes the allowance for loan losses for the three-month periods ended March 31, 2005 and 2004.

	2005	2004
	(Dollars in thousands)
Average amount of loans outstanding	$501,044	$325,894

Allowance for loan losses balance, beginning of period	$6,049	$3,306

Less charge-offs
Commercial loans	—	—
Real estate loans	—	—
Consumer loans	(10)	—

Total charge-offs	(10)	—

Plus recoveries
Commercial loans	2	—
Real estate loans	1	—
Consumer loans	—	—

Total recoveries	3	—

Net charge-offs	(7)	—

Plus provision for loan losses	150	50

Allowance for loan losses balance, end of period	$6,192	$3,356

Net charge-offs to average loans	0.0014%	—%

The following table is a summary of nonaccrual, past due and restructured debt.

	March 31, 2005
	Nonaccrual Loans	Past Due 90 Days Still Accruing	Restructured Debt
	(Dollars in thousands)
Real estate loans	$164	$—	$—
Commercial loans	1,353	—	—
Consumer loans	—	—	—

Total	$1,517	$—	$—

	March 31, 2004
	Nonaccrual Loans	Past Due 90 Days Still Accruing	Restructured Debt
	(Dollars in thousands)
Real estate loans	$154	$—	$—
Commercial loans	—	—	—
Consumer loans	—	—	—

Total	$154	$—	$—

Accrual of interest is discontinued on a loan when management determines, upon consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful. The $1.5 million in nonaccrual loans at March 31, 2005 included $1.4 million in SBA loans, of which SBA guaranteed $1.0 million, and $0.1 million in loans secured by real estate. Therefore, the exposure to losses is considered minimal.

Loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management of First Capital reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes it to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms, except as noted above.

Liquidity and Sources of Capital. Liquidity involves First Capital’s ability to maintain adequate cash flows to fund operations and meet obligations and other commitments on a timely and cost-effective basis. While the desired level of liquidity will vary depending upon a variety of factors, management’s primary goal is to maintain a sufficient level of liquidity in all expected economic environments. Daily monitoring of the sources and uses of funds is necessary to maintain a position that meets these requirements.

First Capital’s primary sources of liquidity are customer deposits, other borrowings, loan repayments and securities available for sale. If additional funding sources are needed, First Capital has access to federal fund lines at correspondent banks and borrowings from the Federal Reserve discount window. Additionally, First Capital Bank is a member of the Federal Home Loan Bank of Atlanta, which provides access to FHLB lending sources. Lines of credit with the FHLB totaling $269.5 million were available on March 31, 2005, of which $120.0 million was outstanding. First Capital also had federal funds back-up lines of credit totaling $37.5 million, of which $5.8 million was outstanding on March 31, 2005.

As of March 31, 2005, First Capital Bank was considered to be well capitalized as defined in the FDIC Improvement Act and based on regulatory minimum capital requirements. First Capital and First Capital Bank actual capital ratios are presented in the following table.

	Actual	For Capital Adequacy Purposes	To Be Well Capitalized
As of March 31, 2005
Total Capital to Risk Weighted Assets:
Consolidated	11.35%	8%	N/A
First Capital Bank	11.06%	8%	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	10.22%	4%	N/A
First Capital Bank	9.93%	4%	6%
Tier I Capital to Average Assets:
Consolidated	8.46%	4%	N/A
First Capital Bank	8.23%	4%	5%

First Capital is not aware of any other known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonably likely to have a material effect on First Capital’s liquidity, capital resources or operations. First Capital is not aware of any current recommendations by the regulatory authorities, which, if they were implemented, would have such an effect, except as noted above.

Off-Balance Sheet Arrangements. First Capital’s financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. These financial instruments are included in the financial statements when funds are distributed or the instruments become payable. First Capital uses the same credit policies in making off-balance sheet commitments as First Capital does for on-balance-sheet instruments. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. At March 31, 2005, First Capital had outstanding commitments to extend credit of approximately $151.9 million and outstanding standby letters of credit of approximately $4.4 million.

December 31, 2004

As of December 31, 2004, total assets were $658.2 million, an increase of 50% over December 31, 2003 total assets of $439.4 million. Over the same period, loans net of deferred fees and allowance for loan losses grew 58% to $478.6 million from $302.7 million, total deposits grew 57% to $458.7 million from $292.5 million, and other borrowings increased 14% to $120.5 million from $105.8 million. The resulting loan to deposit ratio was 106% at December 31, 2004, compared to 105% at December 31, 2003. The ratio of loans to total funding was 81% at December 31, 2004, compared to 73% at December 31, 2003. Total funding includes deposits, federal funds purchased, securities sold under repurchase agreements, and other borrowings.

Loan Portfolio. The following table presents various categories of loans contained in First Capital’s loan portfolio for the fiscal years ended December 31, 2004 and 2003, and the total amount of all loans for such periods.

	December 31,
	2004	2003
	(Dollars in Thousands)
Type of Loan
Real estate-construction	$180,898	$126,656
Real estate-mortgage	264,849	161,530
Commercial	39,076	18,242
Other	1,570	347

	486,393	306,775
Less: Deferred loan fees and costs	(1,774)	(736)
Less: Allowance for possible loan losses	(6,049)	(3,306)

Loans, net	$478,570	$302,733

The following is a presentation of the contractual maturities of loans as of December 31, 2004:

	Maturity by Years
	One or Less	One to Five	Over Five	Total
	(Dollars in Thousands)
Type of Loans
Real estate construction	$133,016	$41,879	$6,003	$180,898
Real estate mortgage	52,410	111,333	101,106	264,849
Commercial	17,110	8,196	13,770	39,076
Other	693	698	179	1,570

Total	$203,229	$162,106	$121,058	$486,393

For the above loans, the following table represents the interest rate structure for loans maturing over one year:

(Dollars in Thousands)
Fixed rate	$75,833
Floating rate	207,331

Total	$283,164

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2004 and 2003 is as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Nonaccrual loans	$1,629	$155
Loans contractually past due 90 days or more as to interest or principal payments and still accruing	—
Restructured loans	—	—
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	—	—
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	83	34

Interest income that was recorded on nonaccrual and restructured loans	7	28

As of December 31, 2004, there were no loans classified for regulatory purposes as doubtful, substandard or special mention that (1) represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity or capital resources, or (2) represent material credits about which management is aware of any information that causes it to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans for which known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.

Summary of Loan Loss Experience. An analysis of First Capital’s loan loss experience is furnished in the following table for the years indicated.

	Years Ended December 31,
	2004	2003
	(Dollars in Thousands)
Balance at beginning of year	$3,306	$3,356

Charge-offs:
Real estate construction	—	150
Real estate mortgage	—	—
Commercial	—	—
Other loans	—	—
Total	—	150

Recoveries:
Real estate construction	—	—
Real estate mortgage	2	—

Commercial	—	—
Other loans	—	—

Total	2	—

Net charge-offs / (recoveries)	(2)	150

Additions charged to operations	1,325	100
Allowance acquired in business combination	1,416	—
Balance at end of year	$6,049	$3,306

Ratio of net charge-offs / (recoveries) during the year to average loans outstanding	0%	0.05%

First Capital does not currently allocate its allowance for loan losses by major loan types due to its lack of loss history in these major loan types. First Capital, instead, uses its risk rating system to allocate its allowance for loan losses. The risk-rated loans were grouped by major loan types for purposes of this presentation.

Factors considered in determining the adequacy of the unallocated component of the allowance for loan losses include First Capital’s heavy concentration in real estate loans, the continued strong growth in the real estate loan portfolio, the large increase in commercial and industrial loans, and the economic environment in general. These factors are tempered by the diversification within First Capital’s real estate portfolio, the continuing positive performance within the local real estate market, the experience level of First Capital’s lenders and strong credit culture. The uncertain economic outlook at the end of 2004 prompted the larger unallocated reserve.

The allowance for loan losses was allocated as follows:

	December 31,
	2004		2003
	Allowance Amount	Percent of loans in each category to total loans	Allowance Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Real estate construction	$1,619	37.2	$1,318	41.3
Real estate mortgage	2,304	54.5	1,802	52.7
Commercial	494	8.0	173	5.9
Other loans	13	0.3	2	0.1
Unallocated	1,619	—	11	—

	$6,049	100.0	$3,306	100.0

Real estate mortgage loans included the remaining balance ($27.9 million) of the combined $30 million loan portfolio purchased in March 2004, for which there were no reserves represented in First Capital’s allowance for loan losses. At December 31, 2004, there was a separate cash reserve for these loans of $3.8 million in First Capital Bank that was provided by the seller of the portfolio. First Capital Bank’s reserve analysis suggests a need of only $535,000 in reserves. A portion of the cash reserves is refundable to the seller at the end of five years if First Capital Bank has not incurred losses in excess of the reserve balance.

Investments. As of December 31, 2004, investment securities comprised approximately 22% of First Capital’s assets, compared to 27% as December 31, 2003. The following table shows the carrying value of First Capital’s securities.

	2004	2003
	(Dollars in Thousands)
Securities available for sale:
U.S. Treasury notes and obligations of U.S. government agencies	$39,130	$23,299
Mortgage-backed securities	82,637	65,105
Other debt securities	6,833	12,090
Equity securities	2,040	2,208

Total securities available for sale	$130,640	$102,702

Securities held to maturity:
Mortgage-backed securities	$6,571	$9,832
Other	250	250

Total securities held to maturity	$6,821	$10,082

Restricted equity securities:	$6,818	$6,194

Total investment securities	$144,279	$118,978

The carrying values of debt securities available-for-sale and held-to-maturity, as of December 31, 2004, are shown below by contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Maturity By Years
	One or Less		One to Five	Five to Ten		Over Ten	Total
	(Dollars in Thousands)
Securities available for sale:
U.S. Treasury notes and obligations of U.S. government agencies		$4,024	$28,830		$6,276	$—	$39,130
Mortgage-backed securities		—	5,359		22,609	54,669	82,637
Other debt securities		1,248	—		2,500	3,085	6,833
Total securities available for sale		$5,272	$34,189		$31,385	$57,754	$128,600

Weighted average yield (1)		3.97%	3.50%		4.66%	4.58%	4.29%

Securities held to maturity:
Mortgage-backed securities		$—	$—		$—	$6,571	$6,571
Other debt securities		—	250		—	—	250

Total securities held to maturity	$		$250	$		$6,571	$6,821

Weighted average yield (1)		—	3.75%		—	5.00%	4.95%

(1)	Based on amortized cost.

Deposits. Total deposits averaged $396.3 million in 2004, compared to $269.1 million in 2003, an increase of $127.2 million or 47%. On average, non interest-bearing demand deposits increased $41.4 million or 216%, interest-bearing transaction accounts increased $34.6 million or 50%, and time deposits increased $51.2 million or 28% from 2003.

The following table indicates the scheduled maturities of time deposits of $100,000 and greater at December 31, 2004:

(Dollars in Thousands)
Three months or less	$30,046
Three to six months	19,142
Six to twelve months	37,120
Over one year	48,454

Total	$134,762

First Capital Bank had brokered deposits of $75.0 million on December 31, 2004. Included in brokered deposits is $72.6 million of time deposits of $100,000 and greater, which are included in the above maturity schedule.

At December 31, 2004, First Capital Bank had no deposit relationships that represented concentrations.

Return on Equity and Assets. Returns on average assets and average equity for fiscal years ended December 31, 2004 and 2003 are presented below.

	December 31,
	2004	2003
Return on average assets	0.56%	0.39%
Return on average equity	7.80%	8.08%
Average equity to average assets ratio	7.14%	4.87%
Dividend payout ratio	0%	15.36%

Interest Rate Risk Management. The objective of interest rate risk management is to identify and manage the sensitivity of earnings to changing interest rates, in order to achieve First Capital’s overall financial goals. The inherent maturity and repricing characteristics of First Capital’s day-to-day lending and deposit activities create a naturally asset-sensitive structure. By monitoring the level of rate sensitive assets to rate sensitive liabilities, First Capital manages the sensitivity of earnings to changes in interest rates within its established policy guidelines. The asset/liability management committee oversees the interest rate risk management process and approves policy guidelines.

In analyzing interest rate sensitivity, First Capital compares its forecasted net interest income to several different interest rate scenarios using a rate simulation model. These forecasts are based upon a number of assumptions for each scenario, including balance sheet growth rates, repricing characteristics and prepayment rates. In addition to a “flat rate” and a “most likely” scenario, First Capital regularly analyzes the potential impact of other more extreme scenarios using historical periods of rapid rate changes. While the interest rate sensitivity modeling assumes that management takes no action, First Capital regularly assesses the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when First Capital believes those actions are prudent.

Interest rate sensitivity is a function of the repricing characteristics of First Capital’s assets and liabilities. These repricing characteristics are the time frames within which the interest-earning assets and interest-bearing liabilities are subject to changes in interest rates at maturity, replacement or repricing during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate sensitivity management seeks to minimize the impact of interest rate fluctuations on the net interest margin. Interest rate sensitivity is measured as the difference between assets and liabilities that are subject to repricing at various time horizons: within three months, three to 12 months, one to five years, over five years, and on a cumulative basis. The differences are known as interest rate sensitivity gaps.

The interest rate sensitivity position at year-end 2004 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The table does not necessarily indicate the impact of general interest rate movements on the net interest margin because various assets and liabilities that reprice within the same period may in fact, reprice at different times within such period and at different rates. Repricing rates are also subject to competitive pressures.

	Interest Sensitivity Periods
	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
INTEREST-EARNING ASSETS
Interest-bearing deposits	$665	$570	$238	$—	$1,473
Federal funds sold	375	—	—	—	375
Securities (1)	10,015	10,863	52,738	70,656	144,272
Loans	296,453	71,410	101,662	16,868	486,393

Total interest-bearing assets	$307,508	$82,843	$154,638	$87,524	$632,513

INTEREST-BEARING LIABILITIES
Interest-bearing demand and savings	$132,593	$—	$—	$—	$132,593
Time deposits	58,106	104,171	86,459	—	248,736
Federal funds purchased and repurchase agreements	11,210	—	—	—	11,210
Other borrowings	78,488	—	6,000	42,392	126,880

Total interest-bearing liabilities	$280,397	$104,171	$92,459	$42,392	$519,419

Interest sensitivity gap	$27,111	$(21,328)	$62,179	$45,132
Cumulative interest sensitivity gap	$27,111	$5,783	$67,962	$113,094
Interest sensitivity gap ratio	109.7%	79.5%	167.3%	206.5%
Cumulative interest sensitivity gap ratio	109.7%	101.5%	114.2%	121.8%

(1)	Securities at amortized cost.

As evidenced by the table above, at year-end 2004, First Capital was within its target range of 80% to 120% for the cumulative interest rate sensitivity gap ratio in the one year horizon. A positive interest sensitivity gap corresponds to a gap ratio greater than 100%, and a negative interest sensitivity gap corresponds to a gap ratio less than 100%. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to increase net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to affect net interest income adversely. With respect to First Capital, an increase in interest rates would result in higher earnings while a decline in interest rates would reduce income in all periods. This, however, assumes that all other factors affecting income remain constant.

Liquidity Risk Management. The primary objectives of asset/liability management are to provide adequate liquidity to meet the needs of customers and to maintain an optimal balance between interest-sensitive assets and interest-sensitive liabilities, so that First Capital can also meet the expectations of its stockholders as market interest rates change. Liquidity risk involves the risk of being unable to fund assets, as well as the risk of not being able to meet unexpected cash needs. Active management and planning are necessary to ensure First Capital maintains the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows.

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings and cash flows from operations. Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are First Capital’s primary source of liquidity. The stability of this funding source is affected by returns available to customers on alternative investments, the quality of customer service levels and competitive forces.

First Capital purchases funds on an unsecured basis in the federal funds and national certificate of deposit markets. In addition, First Capital routinely uses loans and securities in its portfolio as collateral for secured borrowings. In the event of severe market disruptions, First Capital has access to secured borrowings through the Federal Reserve Bank. Providing funding under current agreements may result in the forgoing more profitable lending and investing opportunities because of funding constraints.

Below are the pertinent liquidity balances and ratios for the years ended December 31, 2004 and December 31, 2003.

	2004	2003
	(Dollars in Thousands)
Cash and due from banks	$13,753	10,255
Federal fund sold and other investments	$375	1,844
Securities	$144,279	118,978
CDs $100,000 and greater to total deposits ratio	29%	37%
Loan to deposit ratio	106%	105%
Loan to total funding (deposits plus borrowings)	81%	73%
Brokered deposits	$75,010	65,516

The following table sets forth certain information about contractual cash obligations as of December 31, 2004.

	Payments Due after December 31, 2004
	Total	1 Year or Less	1 - 3 Years	4 - 5 Years	After 5 Years
	(Dollars in Thousands)
Subordinated debt	$6,392	$—	$—	$—	$6,392
Federal Home Loan Bank advances	120,488	—	12,012	71,982	36,494
Operating leases	1,768	455	651	662	—
Total contractual cash obligations	$128,648	$455	$12,663	$72,644	$42,886

Off-Balance Sheet Arrangements. The financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. First Capital’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. First Capital uses the same credit policies in making such commitments as First Capital does for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of First Capital’s commitments as of December 31, 2004 and December 31, 2003 is as follows:

	2004	2003
	(Dollars in Thousands)
Commitments to extend credit	$179,788	$96,585
Financial standby letters of credit	50	210
Other standby letters of credit	4,672	3,085
Total	$184,510	$99,880

Capital Adequacy. There are two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines, and (2) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two tiers. Tier 1 capital consists of common stockholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. To be adequately capitalized, banks are required to maintain a minimum total risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy is the leverage ratio. The leverage ratio is computed by dividing Tier 1 capital into total average assets. The table below illustrates regulatory capital ratios for First Capital Bank and First Capital at December 31, 2004:

	December 31, 2004	Minimum regulatory requirement
First Capital Bank
Tier 1 capital	10.08%	4.0%
Tier 2 capital	1.12%	—

Total risk-based capital ratio	11.20%	8.0%

Leverage ratio	8.37%	4.0%

First Capital—consolidated
Tier 1 capital	10.17%	4.0%
Tier 2 capital	1.12%	—

Total risk-based capital ratio	11.29%	8.0%

Leverage ratio	8.43%	4.0%

First Capital believes that the above ratios indicate that the capital positions of First Capital Bank and First Capital are sound and that both are well positioned for future growth.

Critical Accounting Estimates

First Capital has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and general practices within the banking industry in the preparation of its financial statements. First Capital’s significant accounting policies are described in the notes to the audited financial statements beginning on page F-10 of this joint proxy statement/prospectus. Certain accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged to operations. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of loan concentrations, historical performance, level of non-performing loans, current economic conditions and review of certain individual loans. Because First Capital’s loan portfolio is mainly secured by real estate, management of First Capital has continued to augment the allowance for loan losses because of the cyclical nature of the real estate market.

The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined using a loan loss allocation method used by regulators and industry consultants. First Capital uses a risk rating system for its loans as shown below.

Risk Rating	Definition
0	Exceptional
1	Above average
2	Quality
3	Satisfactory
4	Acceptable—merits attention
5	Watch—special mention
6	Substandard
7	Doubtful—collection questionable
8	Loss

Goodwill. First Capital’s growth over the past year has been enhanced significantly by the May 2004 merger. For purchase acquisitions, First Capital is required to record the assets acquired, including identified intangible assets and liabilities assumed at their fair value, which involves estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective as is the appropriate amortization period for such intangible assets. In addition, purchase acquisitions typically result in recording goodwill, which is subject to ongoing periodic impairment tests based on the fair value of net assets acquired compared to the carrying value of goodwill. If for any future period First Capital determines that there has been impairment in the carrying value of its goodwill balances, First Capital will record a charge to its earnings, which could have a material adverse effect on its net income.

MANAGEMENT OF FIRST CAPITAL

Board of Directors

The members of the board of directors of First Capital are divided into three classes, with the members of each class serving three-year terms. The shareholders of First Capital elect one class annually. First Capital’s board of directors presently consists of 12 members.

The following table sets forth for each director of First Capital: (1) the person’s name; (2) his or her age at December 31, 2004; (3) the year he or she was first elected as a director of First Capital; and (4) his or her positions with First Capital, other than as a director, and his or her recent business experience for the past five years.

There are no family relationships between any of the directors, executive officers and significant employees of First Capital and First Capital Bank.

Patricia Rhodes Grimes, age 56, has been a director of First Capital since 1998. Ms. Grimes has extensive senior-level banking experience. At Trust Company of Georgia (now SunTrust Bank), Ms. Grimes served as group vice president and assistant manager of systems and programming. Additionally, Ms. Grimes served as senior vice president and manager of the Applications Systems Division with SunTrust Service Corporation, a subsidiary of SunTrust Banks, Inc. Ms. Grimes retired from SunTrust Service Corporation in 1992. Ms. Grimes is a graduate of the University of Georgia, where she has served on the MIS Advisory Board and is currently president-elect of the advisory board for the Franklin College of Arts and Sciences.

Jon A. Pond, age 57, has been a director of First Capital since 1988. Mr. Pond has been the president of Pond & Company, an engineering and architectural services company, since 1987. Mr. Pond holds a professional engineer license as well as a professional land surveyor license. Mr. Pond serves on the compensation/governance committee of First Capital.

Joe E. McCart, age 63, has been a director of First Capital since May 2004. Mr. McCart is an insurance agent and serves as president of Joe McCart Insurance Agency, Inc., a general insurance agency founded in 1971 and located in Duluth, Georgia. Mr. McCart is a member of the compensation/governance committee of First Capital.

Richard T. Smith, age 58, has been a director of First Capital since May 2004. Mr. Smith is a partner in and serves as president of the law firm Richard T. Smith, PC. In addition, Mr. Smith also serves as vice president of Vista Title Company. Mr. Smith is a member of the compensation/governance committee of First Capital.

William R. Blanton, age 57, has been a director of First Capital since May 2004 and serves vice chairman, chief financial officer and chief operating officer of First Capital. Mr. Blanton also serves as chief financial officer and chief operating officer of First Capital Bank. From 1989 until the May 2004 merger, Mr. Blanton also served as president and chief executive officer of one of First Capital Bank’s predecessors. Mr. Blanton is chairman of the executive committee of First Capital. Mr. Blanton is the managing member and a shareholder of Terrazza Realty Investments. Mr. Blanton is also the managing member and sole shareholder of Terrazza Realty Advisors, LLC and a one-half owner of Cinc Systems, LLC, an accounting software company.

David R. Hink, age 56, has been a director of First Capital since 1998. Mr. Hink is chairman of First Capital and First Capital Bank. Mr. Hink has been the managing principal of Strategic Solutions Resources, LLC, a strategy development and merger and acquisition consulting firm, since December 1996. Mr. Hink also serves as chief executive officer of Southern Retirement Services, an assisted living and senior care company, as chief financial officer and a director of Cenergie, a fuel cell manufacturing company, as vice chairman and director of Enercom, a software company and as a director of Cobb Energy, an energy utility and services company. Mr. Hink is a member of the executive committee of First Capital.

H.N. Padget, Jr., age 48, has been a director of First Capital since 1998. Mr. Padget is the president and chief executive officer of First Capital and First Capital Bank. Prior to the May 2004 merger, Mr. Padget served as president and chief executive officer of one of First Capital Bank’s predecessors. Mr. Padget has been a banker in metropolitan Atlanta for over 25 years and has served in various management positions throughout his career. Mr. Padget is a member of the executive committee of First Capital.

Edgar H. Sims, Jr., age 63, has been a director of First Capital since May 2004. Mr. Sims is a partner in the law firm McKenna Long & Aldridge, LLP, located in Atlanta, Georgia. Mr. Sims is a member of the audit committee of First Capital.

C. Dan Alford, age 44, has been a director of First Capital since 1998. Mr. Alford has served as the chief financial officer of Allied Utility Network LLC, a consultant to the utility industry, since February 1998. From 1989 to 1998, Mr. Alford served in various capacities, including executive vice president and chief operating officer, of A&C Enercom, Inc. from 1996 to 1997. Mr. Alford has also served as general manager of national operations for the Commercial & Industrial Division of Virginia Electric Power Company. Mr. Alford is the chairman of the audit committee of First Capital.

William H. Groce, Jr., age 68, has been a director of First Capital since 1998. Mr. Groce is a retired executive from BellSouth Telecommunications. Mr. Groce held various positions at BellSouth Telecommunications throughout his career, which began in 1958, including executive assistant to the president of BellSouth Telecommunications and secretary to its board of directors from 1988 until his retirement in 1994. Mr. Groce is the chairman of the compensation/ governance committee of First Capital.

Theodore J. LaVallee, Sr., age 68, has been a director of First Capital since May 2004. Mr. LaVallee was president and part owner of S&L Mortgage Corp., a mortgage banking company, until its sale in 1989, when he retired from S&L Mortgage Corp. Since 1996, Mr. LaVallee has also served in various capacities with S&L Mortgage & Investments, Inc., an Atlanta real estate firm, most recently as president. Mr. LaVallee is a member of the executive committee of First Capital.

Neil H. Stickland, age 68, has been a director of First Capital since May 2004. Mr. Strickland has served as president of Strickland General Agency, Inc., a property and casualty wholesale insurance agency in Duluth, Georgia, since it was founded in 1967. Mr. Strickland is a member of the audit committee of First Capital.

Other Executive Officers and Significant Employees

Steven G. Deaton, age 41, is executive vice president, commercial lending of First Capital Bank. Prior to joining one of First Capital Bank’s predecessors in 2000, Mr. Deaton held numerous management positions with SouthTrust Bank of Georgia.

J. Donald Tate, age 59, is executive vice president, senior credit officer of First Capital Bank. Mr. Tate joined one of First Capital Bank’s predecessors in 1998 and has 35 years of banking experience in the lending, credit and audit/collateral monitoring fields. Prior to joining one of First Capital Bank’s predecessors, Mr. Tate held positions at Bank of America, National Bank of Georgia/First American Bank and National Bank of Commerce.

Gary A. Thornton, age 42, is executive vice president, treasurer and senior investment officer of First Capital Bank. Mr. Thornton joined one of First Capital Bank’s predecessors in 2003 and has 18 years of experience in bank portfolio management and fixed income investing. Prior to joining one of First Capital Bank’s predecessors, Mr. Thornton held positions at Wachovia Bank, N.A., Regions Financial Corp. and First National Bank of Gainesville.

Henry G. Vick, age 59, is executive vice president, real estate lending with First Capital Bank. Prior to joining one of First Capital Bank’s predecessors in 2003, Mr. Vick held positions at Bank South Mortgage, Bank of America and First Horizon Mortgage.

Executive Compensation

The following table sets forth a summary of compensation paid to or accrued on behalf of the chief executive officer and the other persons designated as executive officers of First Capital during 2004 whose combined salary and bonus exceeded $100,000 for services rendered during 2004 (collectively, the “named executive officers”). Information as to “perks” received by these executive officers is omitted because the amounts received by each officer does not exceed the lesser of $50,000 or 10% of his combined salary and bonus for a given year.

	Fiscal Year	Annual Compensation			Long Term Compensation Awards	All Other Compensation ($)(1)
Name and Principal Position		Salary ($)		Bonus ($)	Securities Underlying Options (#)
H. N. Padget, Jr. President and Chief Executive Officer	2004 2003 2002	168,035 151,668 143,500		109,000 — —	0 0 0	59,199 39,827 9,750

William R. Blanton Vice Chairman, Chief Financial Officer and Chief Operating Officer	2004	106,375	(2)	148,800	0	21,538

Steven G. Deaton Executive Vice President, Commercial Lending of First Capital Bank	2004 2003 2002	150,577 146,106 124,000		101,400 — 12,932	23,000(3) 0 0	45,612 29,614 8,001

(1)	Consists of the following amounts for the individuals and years indicated:

		Split Dollar Death Benefit	Earned Retirement Benefit	401(k) Plan Matching Contribution	ESOP Allocation
H.N. Padget, Jr.	2004 2003 2002	$297 377 225	$35,915 33,862 4,940	$2,341 1,744 *	$19,646 3,844 4,585

William R. Blanton	2004	$0	$0	$2,250	$19,288

Steven G. Deaton	2004 2003 2002	$167 223 141	$25,510 24,103 3,458	$2,289 1,593 *	$19,646 3,695 4,402

The split dollar death benefit represents the individual’s reportable income for the death benefit described in “—Life Insurance Benefits” below, while the earned retirement benefit represents the annual retirement benefit earned under the retirement plan described in “—Supplemental Retirement Plan” below. The 401(k) plan contribution represents matching funds contributed by First Capital to the individual’s account under the 401(k) plan, and the ESOP allocation represents the fair market value of the shares of common stock contributed to the individual’s ESOP account by First Capital, measured as of December 31 of the applicable year.

*	Specific information for 2002 is not available and therefore is not reflected in the table above. These amounts are comparable to the amounts reflected for 2004 and 2003.
(2)	Mr. Blanton did not become an executive officer of First Capital until May 28, 2004. As a result, the amount shown reflects only the salary he received from First Capital after that date. See “—Employment Agreements” below for additional information regarding his annual salary and the terms of his employment.
(3)	See “—Option Grants in Last Fiscal Year” below for the terms of these options.

Option Grants in Last Fiscal Year

The following table provides details regarding stock options granted during 2004 to the named executive officers.

Name	Date of Grant	Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
H.N. Padget, Jr.	—	—		—	—	—
William R. Blanton	—	—		—	—	—
Steven G. Deaton	4/30/04 7/09/04 8/18/04	4,000 4,000 15,000	(1) (2) (3)	2.2 2.2 8.3	15.00 15.50 16.60	4/30/14 7/09/14 8/18/14

(1)	The indicated options are fully vested.
(2)	The options vest in one-third annual increments beginning on the first anniversary of the date of grant.
(3)	The options vest in one-third annual increments beginning on the first anniversary of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

None of the named executive officers exercised any options in 2004. The following table reports their respective option holdings and values at the end of 2004, based on a market value of $20.60 per share for the common stock at December 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
H.N. Padget, Jr.	44,000	0	$484,400	$0
William R. Blanton	0	0	$0	$0
Steven G. Deaton	10,500	19,000	$106,790	$80,400

Employment Agreements

H.N. Padget, Jr. In early 2005, First Capital and First Capital Bank entered into an amended and restated employment agreement with H.N. Padget, Jr. regarding Mr. Padget’s employment as president and chief executive officer of First Capital and First Capital Bank. The employment agreement currently provides that Mr. Padget’s annual base salary rate is $180,000. Mr. Padget’s employment agreement provides that for fiscal 2005 he will be entitled to receive a cash bonus based upon attainment of specified target levels of return on earnings and certain strategic initiatives established by the Compensation Committee. Pursuant to the employment agreement, First Capital furnishes an automobile for Mr. Padget’s use as well as reimbursement of country club membership dues. Further, the employment agreement provides for reimbursement of disability insurance premiums at a monthly rate of $158 and reimbursement of medical, hospitalization and term life insurance premiums at a monthly rate of $600. The period of employment under the employment agreement continues until the earlier of January 31, 2006 or any earlier termination of the employment. In the event that Mr. Padget’s employment is terminated (1) by First Capital without cause, or (2) at Mr. Padget’s election, upon First Capital and First Capital Bank’s breach of any material provision of the employment agreement, then, in either case, First Capital will be required to pay Mr. Padget, as termination compensation, an amount equal to 12 months of existing base salary plus the cost of medical, hospitalization and term life insurance. If First Capital and First Capital Bank terminate Mr. Padget’s employment without cause following a change of control, First Capital will be required to pay Mr. Padget an amount equal to three times the highest annual base salary and cost of medical, hospitalization and term life insurance coverages for the fiscal year during the term in which those costs were highest. Mr. Padget is subject to restrictive covenants protecting confidential information and prohibiting the solicitation of customers and employees during his term of employment and, in most situations, for specified periods following his term of employment.

As part of the proposed merger with Flag, Mr. Padget’s current employment agreement will be terminated and he will enter into a new employment agreement with Flag. See “Terms of the Merger—Interests of Employees and Directors of Flag and First Capital in the Merger—Padget Employment Agreement.”

William R. Blanton. In May 2004, First Capital entered into an employment agreement with William R. Blanton regarding Mr. Blanton’s employment as vice chairman, chief operating officer and chief financial officer of First Capital and First Capital Bank. The agreement terminated by its terms on December 31, 2004, although Mr. Blanton has continued to be employed by First Capital in the same capacity. Under the employment agreement, Mr. Blanton was entitled to an annual base salary equal to $145,000 per year, subject to normal annual increases, provided that Mr. Blanton’s salary shall at no time trail the base salary of the chief executive officer of First Capital by more than $10,000. Based on this provision, Mr. Blanton’s base salary was increased during 2004 to $170,000 following a salary increase for Mr. Padget to the annual salary reflected in the Summary Compensation Table. The agreement also provided that Mr. Blanton was entitled to receive annual incentive compensation based on criteria established by the Board of Directors of First Capital. Pursuant to the employment agreement, First Capital furnished an automobile for Mr. Blanton’s use as well as country club membership dues. In addition, Mr. Blanton was entitled to receive cash bonuses when and as necessary to permit Mr. Blanton to pay the premiums necessary to maintain an existing life insurance policy with a $5,000,000 death benefit. The period of employment under the employment agreement was to continue until the earlier of December 31, 2004 or the termination of the employment as follows: (1) at the election of First Capital and First Capital Bank for cause; (2) at Mr. Blanton’s election, upon First Capital Bank’s and First Capital’s breach of any material provision of the employment agreement; or (3) upon Mr. Blanton’s death or disability. In the event that Mr. Blanton’s employment was terminated (1) by First Capital without cause, or (2) by Mr. Blanton as a result of a breach of the agreement by First Capital or First Capital Bank, First Capital would be required to pay Mr. Blanton, as termination compensation, an amount equal to six months of existing base salary plus medical, hospitalization and term life insurance. In addition, in the event of a change of control of First Capital or First Capital Bank, First Capital would be required to pay Mr. Blanton an amount equal to three times his then current annual compensation, including salary, bonuses and perquisites. In the event that Mr. Blanton’s employment was terminated for any reason, Mr. Blanton would be prohibited from competing with First Capital Bank or soliciting its customers or employees within the geographic area set forth in the employment agreement for a period of six months after the date of termination.

As part of the proposed merger with Flag, Mr. Blanton has agreed to enter into a non-compete and consulting agreement with Flag. See “Terms of the Merger—Interests of Employees and Director of Flag and First Capital in the Merger—Blanton Non-compete and Consulting Agreement.”

Steven G. Deaton. In April 2005, First Capital and First Capital Bank entered into an amended and restated employment agreement with Steven G. Deaton regarding Mr. Deaton’s employment as Executive Vice President and Senior Lending Officer of First Capital and First Capital Bank. The employment agreement currently provides that Mr. Deaton’s annual base salary rate is $160,000. Mr. Deaton’s employment agreement provides that for fiscal 2005 he will be entitled to receive a cash bonus based upon attainment of specified target levels of return on earnings and certain strategic initiatives established by the Compensation Committee. Pursuant to the employment agreement, First Capital furnishes Mr. Deaton with an automobile allowance as well as reimbursement of country club membership dues. The period of employment under the employment agreement continues until the earlier of December 31, 2005 or any earlier termination of the employment. In the event that Mr. Deaton’s employment is terminated (1) by First Capital without cause, or (2) at Mr. Deaton’s election, upon First Capital and First Capital Bank’s breach of any material provision of the employment agreement, then, in either case, First Capital will be required to pay Mr. Deaton, as termination compensation, an amount equal to 12 months of existing base salary plus medical, hospitalization and term life insurance. If First Capital and First Capital Bank terminate Mr. Deaton’s employment without cause following a change of control, First Capital will be required to pay Mr. Deaton an amount equal to 12 months of his existing annual base salary. Mr. Deaton is subject to restrictive covenants protecting confidential information and prohibiting the solicitation of customers and employees during his term of employment and for specified periods following his term of employment.

As part of the proposed merger with Flag, Mr. Deaton’s current employment agreement will be terminated and he will enter into a new employment agreement with Flag. See “Terms of the Merger—Interest of Employees and Director of Flag and First Capital in the Merger—Deaton Employment Agreement.”

Supplemental Retirement Plan

Ms. Grimes and Messrs. Alford, Deaton, Groce, Hink, Padget and Pond have supplemental retirement agreements with First Capital Bank. Under these agreements, the participants are entitled to receive supplemental retirement benefits from and after their respective retirements at or after age 65 until death. In the event any of the participants are terminated, resign or are removed prior to age 65 for any reason other than cause, some or all of the benefits become payable, depending upon the circumstances of the departure and whether the participant is an executive officer or serves only as a director. Under the terms of these agreements, in the event any of the participants are terminated, resign or are removed for any reason other than for cause following the merger with Flag, which constitutes a change of control of First Capital and First Capital Bank, he or she is entitled to receive the benefits promised under the agreements as if they had been continuously employed by First Capital or First Capital Bank until age 65. The amount of each participant’s retirement benefits is determined by various formulae tied to the after-tax income attributable to specified insurance contracts, as described by the terms of the participant’s agreement. Those terms vary depending upon whether the participant is an executive officer or serves only as a director.

In addition to the supplemental retirement benefits provided under these agreements, Messrs. Padget and Deaton are entitled to defer up to 25% of their compensation each year and each of the directors of First Capital is entitled to defer up to 100% of his or her compensation each year. Any amounts deferred are credited with earnings equal to 150% of the average after-tax yield of a one-year Treasury bill. None of the eligible participants described above has participated in this deferral benefit.

Life Insurance Benefits

Ms. Grimes and Messrs. Alford, Deaton, Groce, Hink, Padget and Pond are entitled to share in the death benefit proceeds payable under certain life insurance policies owned by First Capital Bank that were purchased as a means of facilitating the discharge of the obligations incurred under the supplemental retirement agreements. These arrangements are reflected by individual split dollar agreements, each of which provides for the payment of up to 90% of the death benefit proceeds from the policy or policies insuring the life of the participant, less cash surrender value, to the beneficiary or beneficiaries designated by the participant. The death benefits are not payable if the participant’s service is terminated for cause, and only a portion of the death benefit proceeds otherwise payable is due if the participant terminates, resigns or is removed from service before death. The portion payable depends upon a participant’s number of years of service with First Capital Bank and whether he or she is an executive officer or serves only as a director. Service prior to the implementation of the plan counts only for directors. First Capital Bank pays all premiums due under these policies. In the event a participant is terminated, resigns or is removed for any reason other than for cause following a change of control in either First Capital or First Capital Bank, he or she becomes 100% vested in the death benefits promised under the agreement. Consequently, in the event Messrs. Padget and Deaton or any of the directors of First Capital are so terminated, resign or are removed following the merger with Flag, their beneficiaries will receive the death benefit set forth in the split dollar agreements as if they had died while serving on the board of directors or while employed by First Capital or First Capital Bank, as applicable.

Director Fees

Prior to July 1, 2004, First Capital paid directors a fee of $500 for each board of directors meeting attended and $150 for each committee meeting attended. In addition, the chairman of the board received an additional $500 for each board meeting attended and the chairman of each of First Capital’s committee received an additional $150 for each committee meeting attended.

Effective as of July 1, 2004, the chairman of the board receives a retainer of $60,000 per year, while other directors are paid a retainer of $15,000 per year. Committee chairs receive an additional $5,000 annual retainer. All retainer amounts are paid in quarterly increments.

As an alternative to the deferrals to which directors are entitled under the supplemental retirement plan described above, First Capital also has in place a directors’ deferral plan, which allows each of First Capital Bank’s directors to defer either 50% or 100% of his or her directors’ fees and then have this deferred compensation invested in either First Capital’s common stock or a variety of mutual funds. A participant’s benefits are generally paid upon the person’s resignation or removal from office. As of December 31, 2004, First Capital had recorded a deferred compensation liability of $413,810 under this plan.

Certain Relationships and Related Transactions

Since January 1, 2003, First Capital and First Capital Bank have extended loans from time to time to certain of their directors, their associates, affiliates and members of the immediate families of the directors and executive officers of First Capital and First Capital Bank. These loans are made in compliance with applicable laws and regulations and in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with First Capital or First Capital Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OF FIRST CAPITAL

The following table sets forth information with respect to the beneficial ownership, as of June 24, 2005, of shares of First Capital common stock by (1) each person known by First Capital to be the beneficial owner of more than 5% of First Capital’s issued and outstanding common stock, (2) each of First Capital’s directors, (3) each of First Capital’s named executive officers, and (4) all directors and named executive officers of First Capital as a group. Except as noted below, First Capital believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

The information contained in this table reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Information with respect to beneficial ownership is based upon information furnished by each owner. With respect to certain of the individuals listed in the table and the aggregate number of shares held by the directors and named executive officers as a group, the number of shares indicated includes shares that the individual has the right to acquire on or before August 23, 2005 (60 days from June 24, 2005), through the exercise of options. Under the SEC’s rules, a person is also deemed to be the beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
C. Dan Alford	29,646	(1)	*
William R. Blanton	1,049,751	(2)	20.9
Patricia Rhodes Grimes	35,291	(3)	*
William H. Groce, Jr.	69,109	(4)	1.4
David R. Hink	42,003	(5)	*
Theodore J. LaVallee, Sr.	76,748	(6)	1.5
Joe E. McCart	181,686	(7)	3.6
H.N. Padget, Jr.	83,334	(8)	1.6
Jon A. Pond	47,630	(9)	*
Edgar H. Sims, Jr.	162,014		3.2
Richard T. Smith	232,364	(10)	4.6
Neil H. Strickland	167,163	(11)	3.3
Steven G. Deaton	43,225	(12)	*

All Directors and Executive Officers as a Group (16 persons):	2,336,501	(13)	44.4

*	Represents holdings of less than 1%.

(1)	Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(2)	Includes 421,543 shares held jointly with Mr. Blanton’s spouse and 946 shares held in First Capital’s ESOP.

(3)	Includes 12,500 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(4)	Includes 10,108 shares held by Mr. Groce’s spouse and 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(5)	Includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(6)	Includes 13,481 shares held by Mr. LaVallee’s spouse and 1,001 shares held by S&L Mortgage & Investments, of which Mr. LaVallee is President.

(7)	Includes 85,528 shares held jointly with Mr. McCart’s spouse.

(8)	Includes 2,760 shares held by Mr. Padget’s 401(k), 1,690 shares held in First Capital’s ESOP and 44,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005. Also includes an aggregate of 6,000 shares held by Mr. Padget’s children and as to which Mr. Padget disclaims beneficial ownership.

(9)	Includes an aggregate of 2,596 shares held by two of Mr. Pond’s children, as to which he has sole voting power. Also includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(10)	All shares are held by Mr. Smith’s spouse.

(11)	Includes 1,130 shares held by Mr. Strickland’s spouse and 23,524 shares held by SCSC, Inc. in which Mr. Strickland owns a controlling interest.

(12)	Includes 4,817 shares held by Mr. Deaton’s 401(k), 1,661 shares held in First Capital’s ESOP and 16,833 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

(13)	Includes 182,318 shares issuable upon the exercise of stock options that may be exercised within 60 days of June 24, 2005.

COMPARATIVE RIGHTS OF FIRST CAPITAL SHAREHOLDERS AND FLAG SHAREHOLDERS

The following is a comparison of certain rights of First Capital shareholders and those of Flag shareholders. Certain significant differences in the rights of First Capital shareholders and those of Flag shareholders arise from differing provisions of First Capital’s and Flag’s respective governing corporate instruments.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of First Capital shareholders and those of Flag shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Georgia Business Corporation Code and to the respective governing corporate instruments of First Capital and Flag, to which First Capital shareholders are referred.

Authorized Capital Stock

First Capital. First Capital is authorized to issue 10,000,000 shares of common stock, $1.00 par value per share, of which              shares are issued and outstanding as of the date of this joint proxy statement/prospectus, and is authorized to issue 10,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding as of the date of this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus,              shares of First Capital common stock were reserved for issuance under the First Capital Bancorp, Inc. 1998 Incentive Plan, 1994 Stock Option Plan and 1998 Non-qualified Stock Option Plan. First Capital’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of First Capital.

Under First Capital’s bylaws, each shareholder is entitled to one vote for each share of stock owned. A majority of First Capital’s outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum. A majority of the shares represented and entitled to vote at a meeting of shareholders is sufficient to take action on a matter, unless otherwise provided by applicable law, the articles of incorporation or bylaws. As allowed under Georgia law, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast at least the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Flag. Flag is authorized to issue 20,000,000 shares of common stock, $1.00 par value per share, of which                          shares are issued and outstanding as of the date of this joint proxy statement/prospectus, and is authorized to issue 10,000,000 shares of preferred stock, no par value, of which no shares are issued as of the date of this joint proxy statement/prospectus. As of                          , 2005,                          shares of Flag were reserved for possible issuance upon the exercise of outstanding stock options under the Flag employee incentive plan, approximately 267,000 shares were reserved for issuance under the director incentive plan and approximately                      shares were reserved for issuance under warrants. Flag’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of Flag common stock.

Flag common stock is not divided into classes, and Flag has no classes or series of capital stock issued or outstanding other than Flag common stock. Under Flag’s bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by statute or by Flag’s articles of incorporation or bylaws. If a quorum is present, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless otherwise provided by applicable law, the articles of incorporation or bylaws. As allowed under Georgia law, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote by means of one or more written consents signed by all of the shareholders entitled to take action.

Amendments to Articles of Incorporation and Bylaws

First Capital. Under Georgia law, amendment of a corporation’s articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. First Capital’s articles of incorporation provide that amendments to the provisions regarding the classified board, the removal of directors, the factors the board of directors may consider when evaluating a tender offer or merger, the amendment of First Capital’s bylaws, and the limitations on the liability of directors requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of First Capital voting together as a single class, unless two-thirds of the directors then in office approve the change, in which case, a majority of the votes entitled to be cast on the amendment is sufficient.

First Capital’s board of directors has the power to alter, amend or repeal First Capital’s bylaws or adopt new bylaws, subject to the power of shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of First Capital entitled to vote on the matter.

Flag. Under Georgia law, amendment of a corporation’s articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Flag’s articles of incorporation provide that the provisions regarding the approval required for certain business combinations may only be changed by the affirmative vote of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote thereon at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting, unless two-thirds of certain “continuing directors” approve the proposed amendment. Flag’s articles of incorporation also provide that the provisions regarding the election, term and removal of Flag Directors may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Flag entitled to vote in an election of directors or at any regular or special meeting of the shareholders, and notice of any proposed change must be contained in the notice of the meeting, unless two-thirds of the directors then serving approve the proposed amendment.

Flag’s bylaws generally provide that the bylaws may be made, amended or repealed by the Flag board of directors unless Flag’s articles of incorporation or the Georgia Business Corporation Code reserve the power to amend or repeal the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that Flag’s board of directors may not amend or repeal that bylaw. Neither Flag’s articles of incorporation nor bylaws expressly permit the Flag shareholders to make, alter or rescind any bylaws. Any amendment of the provisions in Flag’s bylaws relating to the number of directors of Flag requires the affirmative vote of two-thirds of all directors then in office or the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Flag entitled to vote at any regular or special meeting of the shareholders called for that purpose. Unless two-thirds of the directors then serving approve, the provisions in Flag’s bylaws relating to the removal of Flag directors by the Flag shareholders may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Flag entitled to vote in an election of directors or at any regular or special meeting of the shareholders, and notice of any proposed change must be contained in the notice of the meeting.

Board of Directors and Absence of Cumulative Voting

First Capital. First Capital’s bylaws provide for a board of directors having not less than five nor more than 25 members, the precise number to be fixed by resolution of the shareholders or the board of directors. First Capital’s board of directors currently has 12 members. Each director, except in the case of death, resignation or retirement, disqualification or removal, shall serve until his successor shall have been elected and qualified. First Capital’s articles of incorporation provide for a classified board of directors, with the directors divided into three classes as nearly equal in number as possible. Directors are elected for three year terms by the affirmative vote of a majority of the shares represented at First Capital’s annual meeting of shareholders.

First Capital’s articles of incorporation and bylaws do not provide for cumulative voting for the election of directors. When a vacancy occurs among the directors, the remaining members of the board of directors must continue to act and may appoint a director to fill such vacancy at any regular meeting of the board of directors, or at a special meeting called for that purpose.

Flag. Flag’s bylaws generally provide that the number of directors constituting the Flag board of directors shall consist of not fewer than six and not more than 12 members. The board of directors fixes the precise number of directors. Flag currently has nine directors.

Flag’s articles of incorporation and bylaws provide for a classified board of directors, with the directors divided into three classes as nearly equal in number as possible. Directors are elected for three year terms by the affirmative vote of a majority of the shares represented at Flag’s annual meeting of shareholders.

Flag’s bylaws provide that in the event of a vacancy on the Flag board of directors, including any vacancy created by reason of an increase in the number of directors, such vacancy may be filled by the shareholders of Flag, the Flag board of directors, or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by affirmative vote of a majority of the remaining directors. Flag shareholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Removal of Directors

First Capital. Under First Capital’s articles of incorporation, the entire board of directors or any individual may be removed from office (1) without cause by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of each class of capital stock and two-thirds of the total shares entitled to vote at an election of directors, or (2) with cause only by the affirmative vote of a majority of the issued and outstanding shares of each class of capital stock and a majority of the total shares entitled to vote at an election of directors. The board of directors may remove a director from office if the director is adjudicated as incompetent by a court, if the director is convicted of a felony, if the director does not, within 60 days after the director’s election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if the director fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors.

Flag. Under Flag’s articles of incorporation and bylaws, the entire board or any individual director may be removed from office, but only for cause (defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over Flag, or breach of fiduciary duty involving personal profit). Such removal must be effected by the affirmative vote of the holders of a majority of the outstanding shares of Flag.

Indemnification of Directors and Officers

First Capital. The Georgia Business Corporation Code provides for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (3) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

Under the Georgia Business Corporation Code, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he or she was adjudged liable on the basis that a personal benefit was improperly received.

First Capital’s bylaws provide that First Capital may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of First Capital, or is or was serving at the request of First Capital as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement, in accordance with Georgia law. First Capital may not indemnify a person in the case of a claim, issue, or matter as to which a person has been adjudged to be liable on the basis that personal benefit was improperly received by him, or her, whether or not involving action in his or her official capacity. To the extent that a director, officer, employee or agent of First Capital has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee or agent of the corporation, the corporation must indemnify the director, employee, or agent against reasonable expenses incurred by him or her.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First Capital pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the First Capital in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

Flag. The provisions of the Georgia Business Corporation Code regarding indemnification of officers and directors are also applicable to Flag. Flag’s articles of incorporation and bylaws generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding which is initiated against such person by reason of his serving as a director, to the fullest extent authorized by the Georgia Business Corporation Code; provided, however, that Flag will not indemnify any director for any liability or expenses incurred by such director:

•	for any appropriation, in violation of his duties, of any business opportunity of Flag;

•	for any acts or omissions which involve intentional misconduct or a knowing violation of law;

•	for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or successor provisions; or

•	for any transaction from which the director derives an improper personal benefit.

Flag’s articles of incorporation and bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the Georgia Business Corporation Code, the purchase of insurance by Flag against any liability of the director arising from his duties and actions as a director, the survival of such indemnification to the director’s heirs, executors and administrators, and the limitation of a director’s liability to the corporation itself. The indemnification provisions state that they are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled. Flag’s bylaws also provide for similar indemnification of the officers of Flag. Flag’s bylaws provide that shareholders are entitled to notification of any indemnification granted to the directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Flag pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Flag in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

Special Meetings of Shareholders

First Capital. First Capital’s bylaws provide that a special meeting of shareholders, unless otherwise prescribed by law, may be called for any purpose at any time by the president, and must be called by the president or the secretary when so directed by the board of directors, at the request in writing by any two or more directors, or at the request in writing by shareholders owning, in the aggregate, not less than two-thirds of the outstanding shares of First Capital entitled to vote in an election of directors.

Flag. Flag’s bylaws provide that a special meetings of shareholders may be called at any time by a majority of the entire board of directors of Flag, the chairman of the board, the president, or, upon delivery to Flag’s secretary of a signed and dated written request setting out the purpose or purposes for the meeting by the holders of a majority of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Mergers, Share Exchanges and Sales of Assets

Georgia law generally prohibits a business combination between a Georgia corporation and an “interested shareholder” (generally the beneficial owner of 10% or more of the corporation’s voting stock) within five years after the person or entity becomes an interested shareholder, unless (1) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the corporation’s board of directors, (2) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 90% of the corporation’s voting stock (excluding “insider” shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (3) after the shareholder becomes an interested shareholder, he or she acquires additional shares resulting in ownership of at least 90% of the outstanding voting common stock and obtains the approval of the holders of a majority of the remaining shares, excluding “insider” shares as described above.

Georgia law also provides for certain voting rules and fair price requirements concerning business combinations with “interested shareholders.” This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, a person who beneficially owns 10% or more of the corporation’s voting shares) must meet one of three criteria designed to protect minority shareholders: (1) the transaction must be unanimously approved by the “continuing directors” of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder); (2) the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholders; or (3) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at which point in time they sell to the acquiring party.

The business combination and fair price requirements under Georgia law are not applicable to any Georgia corporation unless they are specifically incorporated in the bylaws of the corporation.

First Capital. First Capital’s articles of incorporation and bylaws specifically incorporate the business combinations with interested shareholders and fair price provisions of Georgia law, and thus these requirements are applicable to First Capital. Additionally, other provisions of First Capital’s articles of incorporation and bylaws may have the effect of preventing, discouraging, or delaying any change of control of First Capital. The board of directors of First Capital may, if it deems it advisable, oppose a tender or other offer for First Capital’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issues; including, but not limited to: (1) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; (2) whether a more favorable price could be obtained for First Capital’s securities in the future; (3) the impact which an acquisition of First Capital would have on the employees, depositors and customers of First Capital and its subsidiaries and the communities which they serve; (4) the reputation and business practices of the offeror and its management and affiliates; (5) the value of the securities, if any, that the offeror is offering in exchange for First Capital’s securities, based on an analysis of the worth of First Capital as compared to the offeror or any other entity whose securities are being offered; and (6) any antitrust or other legal or regulatory issues that are raised by the offer.

If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (1) advising shareholders not to accept the offer; (2) litigation against the offeror; (3) filing complaints with governmental and regulatory authorities; (4) acquiring First Capital’s securities; (5) selling or otherwise issuing authorized but unissued securities of First Capital or treasury stock or granting options or rights with respect thereto; (6) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (7) soliciting a more favorable offer from another individual entity.

Flag. Flag’s bylaws specifically incorporates only the fair price provisions of Georgia laws, and thus these voting and fair price requirements are applicable to Flag and to any business combination approved or recommended by the board of directors of Flag. In addition, Flag’s articles of incorporation generally require the affirmative vote of the holders of at least two-thirds of all the issued and outstanding shares (other than shares held by an “interested stockholder”) of Flag common stock entitled to vote to approve a “business combination” with an interested stockholder (basically, a 10% or more stockholder of Flag), unless:

•	two-thirds of the directors of Flag approve a memorandum of understanding with the interested stockholder regarding the business combination prior to the date such stockholder became an interested stockholder, or

•	the business combination is unanimously approved by certain “continuing directors” of Flag.

Shareholder Rights to Examine Books and Records

Georgia law provides that a shareholder is entitled to inspect and copy certain books and records (such as the corporation’s articles of incorporation or bylaws) upon written demand at least five days before the date on which he or she wishes to inspect such books and records. A shareholder is entitled to inspect certain other documents (such as minutes of the meetings of the board of directors, accounting records and the record of shareholders of the corporation) provided that (1) such inspection must occur during regular business hours at a reasonable location determined by the corporation, and (2) any such demand for inspection will only be permitted if (a) the demand for inspection is made in good faith or made for a proper purpose, (b) the shareholder describes with particularity his or her purpose for the inspection and the documents he or she wishes to inspect, (c) the records requested for inspection are directly connected to the stated purpose, and (d) the records are to be used only for the stated purpose.

The bylaws of both Flag and First Capital provide that the board of directors has the power to determine which accounts and books of the corporation, if any, will be open to the inspection of shareholders, except such as may by law be specifically open to inspection, and the board of directors has the power to fix reasonable rules and regulations not in conflict with the applicable law for the inspection of accounts and books which by law or by determination of the board of directors are open to inspection, and shareholders’ rights in this respect are restricted and limited accordingly. The provisions of the Georgia Business Corporation Code regarding shareholder inspection rights are also applicable to both Flag and First Capital.

Dividends

First Capital. First Capital’s bylaws provide that the board of directors may declare dividends upon the outstanding shares of the corporation at any regular or special meeting and the dividends may be paid in cash or property only out of the unreserved and unrestricted retained earnings of the corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year, computed to the date of declaration of the dividend, or the next preceding fiscal year. Under Georgia law, First Capital’s board of directors may declare dividends on First Capital common stock unless doing so would cause First Capital to be unable to pay its debts as they come due in the usual course of business, or First Capital’s total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences.

The ability of First Capital to pay distributions to First Capital shareholders depends, however, to a large extent upon the amount of dividends its bank subsidiary, which is subject to restrictions imposed by regulatory authorities, pay to First Capital. In addition, the Federal Reserve could oppose a distribution by First Capital if it determined that such a distribution would harm First Capital’s ability to support its bank subsidiary.

Flag. Flag’s bylaws provide that the board of directors may declare dividends upon the outstanding shares of the corporation at any regular or special meeting, as long as the Board of Directors complies with the requirements of the Georgia Business Corporation Code and the applicable rules and regulations of any relevant regulatory authorities. Such dividends may be paid in cash, property, or shares of Flag’s capital stock. Under Georgia law, Flag’s board of directors may declare dividends on Flag common stock unless doing so would cause Flag to be unable to pay its debts as they come due in the usual course of business, or Flag’s total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. Like First Capital, since Flag is a bank holding company, the ability of Flag to pay distributions to Flag shareholders depends to a large extent upon the amount of dividends its bank subsidiaries may provide to it under their regulatory guidelines and the Federal Reserve will permit.

EXPERTS

The consolidated financial statements of Flag and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in Flag’s Annual Report on Form 10-K for the year ended December 31, 2004 have been incorporated in this proxy statement/prospectus by reference, in reliance on the reports of Porter Keadle Moore, LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Capital as of December 31, 2004 and 2003, and for each of the two years ended December 31, 2004 included in this joint proxy statement/prospectus have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of Flag common stock being offered hereby is being passed upon for Flag by Morris, Manning & Martin, LLP, Atlanta, Georgia, as counsel for Flag. Morris, Manning & Martin, LLP will also opine as to certain federal income tax consequences of the merger. See “Terms of the Merger—Important Federal Income Tax Consequences.” Certain additional legal matters relating to the merger are being passed upon for Flag by Morris, Manning & Martin, LLP and for First Capital by Troutman Sanders LLP, Atlanta, Georgia.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Any shareholder proposal intended for inclusion in Flag’s proxy statement for next year’s annual meeting of shareholders must be received at the principal offices of Flag not later than November 10, 2005. In addition, the proxy solicited by Flag’s management for that meeting will confer discretionary authority upon the management to vote on any such shareholder proposal presented at that meeting unless Flag is provided with notice of such proposal by November 10, 2005.

Under Georgia law, only business within the purpose or purposes described in the Notice of Special Meeting may be conducted at either of the special meetings.

WHERE YOU CAN FIND MORE INFORMATION

Flag has filed a registration statement on Form S-4 with the SEC to register the issuance of Flag common stock to First Capital shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Flag and a proxy statement of each of Flag and First Capital for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Flag and First Capital file reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Flag’s and First Capital’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.”

The SEC allows Flag to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Flag can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about our companies and their financial condition.

The following documents filed with the SEC by Flag are incorporated by reference into this joint proxy statement/prospectus.

Flag filings with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Definitive Proxy Statement, filed on April 20, 2005;

•	Quarterly Report on Form 10-Q filed on May 10, 2005;

•	Current Reports on Form 8-K filed on January 27, 2005, April 28, 2005, June 1, 2005 and June 6, 2005; and

•	The description of Flag common stock contained in Form 8-A, filed under Section 12 of the Exchange Act, as declared effective by the SEC on March 1, 1994, including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by Flag with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meeting are incorporated by reference into this joint proxy statement/prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Flag has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Flag, as well as all pro forma financial information, and First Capital has supplied all relevant information relating to First Capital.

Documents incorporated by reference are available from Flag without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Flag at the following address:

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

Attention: Lisa G. Lane

In order to receive timely delivery of the documents in advance of the special meeting of shareholders, you must request such information no later than                          , 2005. If you request any incorporated documents from Flag or First Capital, the appropriate company will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2005 (Unaudited)	December 31, 2004
	($ in thousands)
ASSETS
Cash and due from banks	$19,001	$13,753
Interest-bearing deposits in banks	1,368	1,473
Federal funds sold and overnight investments	3,272	375

Cash and cash equivalents	23,641	15,601
Investment securities:
Securities available for sale, at fair value	120,952	130,640
Securities held to maturity, at cost (fair values of $6,462 and $6,975, respectively)	6,382	6,821
Restricted equity securities, at cost	6,979	6,818
Loans, net	493,906	478,570
Premises and equipment, net	1,155	1,056
Goodwill	7,411	6,681
Core deposit intangible	1,027	1,101
Other assets	13,567	10,947

Total assets	$675,020	$658,235

LIABILITIES
Deposits:
Non interest-bearing demand	$100,945	$77,341
Interest-bearing demand and money market	141,543	132,515
Savings	96	79
Time deposits of $100,000 or more	129,505	134,762
Other time deposits	105,817	113,974

Total deposits	477,906	458,671
Federal funds purchased and securities sold under repurchase agreements	7,087	11,210
Other borrowings	120,462	120,488
Other liabilities	5,480	4,660
Subordinated debentures	6,392	6,392

Total liabilities	617,327	601,421

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $1 par value; 10,000,000 shares authorized; 5,216,528 and 5,170,000 shares issued, respectively	5,217	5,170
Surplus	36,415	35,902
Treasury stock, 148,809 and 142,888 shares, respectively	(1,243)	(1,122)
Unearned ESOP shares	(240)	(400)
Retained earnings	18,595	17,285
Accumulated other comprehensive loss	(1,051)	(21)

Total stockholders’ equity	57,693	56,814

Total liabilities and stockholders’ equity	$675,020	$658,235

See notes to the consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	FOR THE THREE-MONTH PERIOD ENDED MARCH
	2005	2004
	($ in thousands except per share data)
Interest Income:
Loans and leases, including fees	$7,948	$4,278
Investment securities:
U.S. Treasury and government agencies	366	180
Mortgage-backed securities	920	756
Other investments	190	298
Interest-bearing deposits in banks	7	2
Federal funds sold and overnight investments	9	15

Total interest income	9,440	5,529

Interest expense:
Interest-bearing demand, money market and savings	302	148
Time deposits of $100,000 or more	824	820
Other time deposits	756	481
Federal funds purchased, securities sold under repurchase agreements and other borrowings	1,229	900

Total interest expense	3,111	2,349

Net interest income	6,329	3,180
Provision for loan losses	150	50

Net interest income after provision for loan losses	6,179	3,130

Non interest income:
Service charges on deposit accounts	22	15
Loan servicing fee income	157	15
Mortgage origination fees	37	—
Gain on sale of loans, net	60	19
Net gain on sale of securities available for sale	5	—
Other income	112	41

Total non interest income	393	90

Non interest expense:
Salaries and other compensation expense	2,766	1,283
Net occupancy and equipment expense	433	163
Other expense	1,250	685

Total non interest expense	4,449	2,131

Income before income taxes	2,123	1,089
Income tax expense	813	386

Net income	$1,310	$703

Basic earnings per share	$0.26	$0.31

Fully diluted earnings per share	$0.25	$0.28

Cash dividends per common share	$—	$—

See notes to the consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
	2005	2004
Net income	$1,310	$703

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during period, net of tax	(1,065)	499
Reclassification adjustment for gains realized in net income, net of tax	(3)	—
Unrealized gains on cash flow hedges, net of tax	38	—

Other comprehensive income (loss)	(1,030)	499

Comprehensive income	$280	$1,202

See notes to the consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
	2005	2004
OPERATING ACTIVITIES:
Net income	$1,310	$703
Adjustments to reconcile net income to net cash provided by operating activities:
Net (accretion) amortization of securities	(71)	24
Depreciation and amortization	235	56
Net gain on sale of securities available for sale	(5)	—
Net gain on sale of premises and equipment	(8)	—
Provision for loan losses	150	50
Net (increase) decrease in other assets	(1,949)	461
Net increase (decrease) in other liabilities	1,122	181

Net cash provided by operating activities	784	1,475

INVESTING ACTIVITIES:
Proceeds from calls and maturities of securities available for sale	750	771
Principal repayments from mortgage-backed securities	7,329	5,480
Purchases of securities available for sale	(14)	—
Redemption (purchases) of restricted equity securities	(161)	638
Proceeds from sale of securities available for sale	505	—
Net increase in loans	(16,124)	(42,882)
Purchases of premises and equipment	(260)	(123)
Proceeds from sale of premises and equipment	8	—

Net cash used in investing activities	(7,967)	(36,116)

FINANCING ACTIVITIES:
Net increase in deposits	19,235	48,326
Net decrease in federal funds purchased and securities sold under repurchase agreements	(4,123)	(12,165)
Net increase (decrease) in Federal Home Loan Bank advances	(26)	6,858
Net increase in note payable	—	3,500
Repurchase of treasury stock	(121)	—
Proceeds from exercise of stock options	258	—

Net cash provided by financing activities	15,223	46,519

Net increase in cash and cash equivalents	8,040	11,878
Cash and cash equivalents, beginning of year	15,601	12,098

Cash and cash equivalents, end of year	$23,641	$23,976

See notes to the consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements for First Capital Bancorp, Inc. and subsidiaries (the “Company” or “First Capital”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

At March 31, 2005, the Company had one wholly-owned bank subsidiary, First Capital Bank, and two wholly-owned non-bank subsidiaries, Capital Financial Software, LLC, a limited liability company which markets and provides support of its software used by bankruptcy trustees and First Capital Statutory Trust I, a grantor trust formed to issue cumulative trust preferred securities.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, with all significant intercompany accounts and transactions eliminated in consolidation.

NOTE 2—MERGER WITH FIRST CAPITAL BANCORP, INC.

On May 28, 2004, CNB Holdings, Inc. acquired the former First Capital Bancorp, Inc. (“old FCBI”) through the merger (the “Merger”) of old FCBI with and into CNB Holdings, Inc. (“CNB”).

As a result of the merger, First Capital Bank and Capital Financial Software, LLC, which were wholly owned subsidiaries of old FCBI, became wholly owned subsidiaries of CNB. Additionally, as a result of the Merger, CNB assumed old FCBI’s obligations under the First Capital Statutory Trust I, which was created in connection with old FCBI’s issuance of trust preferred securities. Chattahoochee National Bank also continued to be a wholly owned subsidiary of CNB after the Merger. On November 15, 2004, CNB merged (the “Bank Merger”) its two wholly owned banking subsidiaries, First Capital Bank and Chattahoochee National Bank, with First Capital Bank surviving the Bank Merger. On December 31, 2004, CNB changed its name to First Capital Bancorp, Inc.

For accounting purposes, the acquisition has been treated as a recapitalization of old FCBI with old FCBI as the acquirer (reverse acquisition). The historical financial statements prior to May 28, 2004 are those of old FCBI. The results of operations for the quarter ended March 31, 2005 include three months of operations of the combined Company. The results of operations for the quarter ended March 31, 2004 include only the operations of old FCBI and the two non-bank subsidiaries.

The aggregate purchase price was $16,035,052. The purchase price was determined based on the average market price of CNB Holdings, Inc.’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced.

The $1,273,676 core deposit intangible asset has a weighted-average life of approximately 4.3 years. The core deposit intangible asset is being amortized over the weighted average life using the straight-line method, which is not materially different than the interest method. Of the $7,356,090 of goodwill that was assigned to CNB, none is expected to be deductible for income tax purposes.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company obtained third-party valuations of the core deposit intangible and other fair value adjustments. Goodwill was increased by $730,000 in 2005 related to the May 28, 2004 merger. The increase in goodwill was due to the final determination of deferred compensation liability accelerated as a result of the change of control provisions of the contracts.

Cash, due from banks, Federal funds sold and overnight investments	$6,526,621
Securities available-for-sale	36,872,956
Restricted equity securities	1,506,000
Derivative	31,986
Loans	102,995,192
Premises and equipment	124,085
Core deposit intangible	1,273,676
Goodwill	7,356,090
Other assets	8,068,128

Total assets acquired	$164,754,734

Deposits	116,397,828
Other borrowings	26,986,639
Other liabilities	5,335,215

Total liabilities assumed	$148,719,682

Net assets acquired	$16,035,052

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

NOTE 3—EARNINGS PER COMMON SHARE

Earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period, which totaled 5,008,755 for the three months ended March 31, 2005. The average number of shares outstanding totaled 2,251,318 for the three months ended March 31, 2004.

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Three Months Ended March 31,
	2005	2004
Basic Earnings Per Share:
Weighted average common shares outstanding	5,008,755	2,251,318

Net income	$1,309,528	$703,324

Basic earnings per share	$0.26	$0.31

Diluted Earnings Per Share:
Weighted average common shares outstanding	5,008,755	2,251,318
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	189,715	54,632
Shares held by rabbi trust	17,999	—
Net effect of the assumed conversion of subordinated convertible debentures	—	332,224

Total weighted average common shares and common stock equivalents outstanding	5,216,469	2,638,174

Net income as reported	$1,309,528	$703,324
Net effect of the assumed conversion of subordinated convertible debentures	—	26,307

Net income adjusted for the effect of the assumed conversion of convertible subordinated debentures	$1,309,528	$729,631

Diluted earnings per share	$0.25	$0.28

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

NOTE 4—STOCK COMPENSATION PLANS

The Company has two stock-based employee compensation plans for granting options to directors and employees. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three Months Ended March 31,
	2005	2004
Net income, as reported	$1,309,528	$703,324
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	15,111	15,111

Pro forma net income	$1,294,417	$688,213

Earnings per share:
Basic—as reported	$0.26	$0.31
Basic—pro forma	0.26	0.31
Fully diluted—as reported	0.25	0.28
Fully diluted—pro forma	$0.25	$0.27

NOTE 5—RECENT ACCOUNTING STANDARDS

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) published FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance.

The effect of the Statement will be to require the Company to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Capital Bancorp, Inc. and Subsidiaries

Norcross, Georgia

We have audited the accompanying consolidated balance sheets of First Capital Bancorp, Inc. (formerly CNB Holdings, Inc.) and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancorp, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/    Mauldin & Jenkins, LLC

Atlanta, Georgia

March 16, 2005

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Cash and due from banks	$13,753,147	$10,254,667
Interest-bearing deposits in banks	1,473,000	—
Federal funds sold and overnight investments	375,415	1,843,663

Cash and cash equivalents	15,601,562	12,098,330
Investment securities:
Securities available for sale, at fair value	130,640,056	102,701,593
Securities held to maturity, at cost (fair values of $6,974,861 and $10,301,655, respectively)	6,821,208	10,082,040
Restricted equity securities, at cost	6,817,600	6,193,900
Loans, net	478,570,341	302,733,270
Premises and equipment, net	1,056,360	337,316
Goodwill	6,680,887	—
Core deposit intangible	1,101,291	—
Other assets	10,945,586	5,214,467

Total assets	$658,234,891	$439,360,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non interest-bearing demand	$77,341,063	$28,729,963
Interest-bearing demand and money market	132,514,627	76,284,719
Savings	78,655	—
Time deposits of $100,000 or more	134,762,440	107,914,494
Other time deposits	113,973,818	79,607,181

Total deposits	458,670,603	292,536,357

Federal funds purchased and securities sold under repurchase agreements	11,209,688	12,165,000
Other borrowings	120,488,314	105,829,900
Other liabilities	4,660,255	1,839,533
Subordinated debentures	6,392,000	6,392,000

Total liabilities	601,420,860	418,762,790

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $1 par value; 10,000,000 shares authorized; 5,170,000 and 217 shares issued, respectively	5,170,000	217
Surplus	35,901,761	6,579,220
Treasury stock, 142,888 and -0- shares, respectively	(1,122,018)	—
Unearned ESOP shares	(399,998)	—
Retained earnings	17,285,267	14,073,464
Accumulated other comprehensive loss	(20,981)	(54,775)

Total stockholders’ equity	56,814,031	20,598,126

Total liabilities and stockholders’ equity	$658,234,891	$439,360,916

See Notes to Consolidated Financial Statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income:
Loans and leases, including fees	$23,556,292	$15,271,139
Investment securities:
U.S. Treasury and government agencies	1,203,821	806,152
Mortgage-backed securities	3,706,231	2,131,500
Other investments	1,086,309	1,318,436
Interest-bearing deposits in banks	21,772	—
Federal funds sold and overnight investments	49,609	28,035

Total interest income	29,624,034	19,555,262

Interest expense:
Interest-bearing demand, money market and savings	834,277	520,027
Time deposits of $100,000 or more	3,303,640	3,540,055
Other time deposits	2,707,412	2,393,624
Federal funds purchased, securities sold under repurchase agreements and other borrowings	4,345,880	3,943,285

Total interest expense	11,191,209	10,396,991

Net interest income	18,432,825	9,158,271
Provision for loan losses	1,325,000	100,000

Net interest income after provision for loan losses	17,107,825	9,058,271

Non interest income:
Service charges on deposit accounts	91,540	76,384
Loan servicing fee income	248,008	5,176
Mortgage origination fees	157,089	—
Gain on sale of loans, net	363,130	—
Net loss on sale of securities available for sale	(32,040)	(28,237)
Other income	265,808	274,766

Total non interest income	1,093,535	328,089

Non interest expense:
Salaries and other compensation expense	8,119,552	4,391,729
Net occupancy and equipment expense	1,141,523	574,750
Other expense	3,973,724	1,971,253

Total non interest expense	13,234,799	6,937,732

Income before income taxes	4,966,561	2,448,628

Income tax expense	1,754,758	888,515

Net income	$3,211,803	$1,560,113

Basic earnings per share	$0.83	$0.72

Diluted earnings per share	$0.80	$0.65

See Notes to Consolidated Financial Statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net income	$3,211,803	$1,560,113

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during period, net of tax (benefit) of $19,946 and $(201,523), respectively	40,507	(358,265)
Reclassification adjustment for losses realized in net income, net of tax benefits of $11,534 and $10,165, respectively	20,506	18,072
Unrealized losses on cash flow hedges, net of tax benefits of $15,310	(27,219)	—

Other comprehensive income (loss)	33,794	(340,193)

Comprehensive income	$3,245,597	$1,219,920

See Notes to Consolidated Financial Statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock	Surplus	Treasury Stock		Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
			Shares	Amount
Balance, December 31, 2002	$208	$5,831,654	—	$—	$—	$12,738,351	$285,418	$18,855,631
Net income	—	—	—	—	—	1,560,113	—	1,560,113
Other comprehensive loss	—	—	—	—	—	—	(340,193)	(340,193)
Exercise of stock options	9	616,272	—	—	—	—	—	616,281
Tax benefit of nonqualified stock options exercised	—	131,294	—	—	—	—	—	131,294
Dividends declared	—	—	—	—	—	(225,000)	—	(225,000)

Balance, December 31, 2003	217	6,579,220	—	—	—	14,073,464	(54,775)	20,598,126
Net income	—	—	—	—	—	3,211,803	—	3,211,803
Other comprehensive income	—	—	—	—	—	—	33,794	33,794
Exercise of stock options	51,565	286,477	—	—	—	—	—	338,042
Tax benefit of nonqualified stock options exercised	—	97,769	—	—	—	—	—	97,769
Conversion of subordinated debentures	332,224	2,355,776	—	—	—	—	—	2,688,000
Reorganization	2,251,062	(2,251,328)	—	—	—	—	—	(266)
Acquisition of CNB Holdings, Inc.	1,284,999	15,164,806	146,673	(1,153,944)	(399,998)	—	—	14,895,863
Issuance of common stock	1,249,933	13,749,263	—	—	—	—	—	14,999,196
Stock issue costs	—	(111,729)	—	—	—	—	—	(111,729)
Shares issued to 401(k) plan	—	31,507	(3,785)	31,926	—	—	—	63,433

Balance, December 31, 2004	$5,170,000	$35,901,761	142,888	$(1,122,018)	$(399,998)	$17,285,267	$(20,981)	$56,814,031

See Notes to Consolidated Financial Statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net income	$3,211,803	$1,560,113
Adjustments to reconcile net income to net cash provided by operating activities:
Net (accretion) amortization of securities	(179,335)	865,471
Depreciation and amortization	573,921	198,238
Net gain on sale of other real estate	(9,097)	—
Net loss on sale of securities available for sale	32,040	28,237
Net gain on sale of premises and equipment	—	(9,675)
Provision for loan losses	1,325,000	100,000
Net increase in other assets	(260,297)	(319,856)
Net decrease in other liabilities	(1,372,243)	(568,855)

Net cash provided by operating activities	3,321,792	1,853,673

INVESTING ACTIVITIES
Proceeds from calls and maturities of securities available for sale	9,038,000	34,859,000
Principal repayments from mortgage-backed securities	30,415,489	39,723,106
Purchases of securities available for sale	(28,508,129)	(102,646,637)
Purchases of securities held to maturity	—	(250,000)
Redemption (purchases) of restricted equity securities	882,300	(1,477,200)
Proceeds from sale of securities available for sale	1,475,437	2,055,517
Net increase in loans	(74,166,879)	(30,141,900)
Net cash received in business combination	6,526,621	—
Proceeds from the sale of other real estate owned	1,085,539	—
Purchases of premises and equipment	(996,496)	(152,474)
Proceeds from sale of premises and equipment	—	11,588

Net cash used in investing activities	$(54,248,118)	$(58,019,000)

FINANCING ACTIVITIES
Net increase in deposits	$49,736,418	$33,883,512
Net decrease in federal funds purchased and securities sold under repurchase agreements	(955,311)	(3,535,000)
Net increase (decrease) in Federal Home Loan Bank advances	(5,640,225)	29,768,900
Repayment of note payable	(4,000,000)	—
Proceeds from issuance of common stock	14,999,196	—
Stock issuance costs	(111,729)	—
Payment for fractional shares	(266)	—
Proceeds from sale of treasury stock	63,433	—
Proceeds from exercise of stock options	338,042	616,281
Cash dividends paid	—	(225,000)

Net cash provided by financing activities	54,429,558	60,508,693

Net increase in cash and cash equivalents	3,503,232	4,343,366

Cash and cash equivalents, at beginning of year	12,098,330	7,754,964

Cash and cash equivalents, at end of year	$15,601,562	$12,098,330

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,627,029	$10,479,263

Income taxes	$1,201,595	$797,056

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Other real estate acquired in settlement of loans	$486,115	$930,000

Conversion of subordinated debentures to common stock	$2,688,000	$—

Acquisition of subsidiary
Common stock issued	$16,035,052

Assets acquired (liabilities assumed):
Cash and due from banks	$1,226,655
Federal funds sold and overnight investments	5,299,966
Securities available for sale	36,872,956
Restricted equity securities	1,506,000
Derivative	31,986
Loans, net	102,995,192
Premises and equipment	124,085
Goodwill	6,625,887
Core deposit intangible	1,273,676
Other assets	7,620,584
Deposits	(116,397,828)
Other borrowings	(26,986,639)
Other liabilities	(4,157,468)

	$16,035,052

See Notes to Consolidated Financial Statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Capital Bancorp, Inc. is a bank holding company headquartered in North Atlanta, Georgia and is registered under the Bank Holding Company Act of 1956.

The consolidated financial statements include the accounts of First Capital Bancorp, Inc. and its wholly-owned subsidiaries, First Capital Bank (the “Bank”), Capital Financial Software, LLC (“CFS”), a limited liability company which markets and provides support of its accounting software package used by bankruptcy trustees and First Capital Statutory Trust I, a grantor trust formed to issue cumulative trust preferred securities. Significant intercompany transactions and balances have been eliminated in consolidation.

The Bank performs banking services customary for full service banks of similar size and character. Such services include making consumer loans, real estate loans, commercial loans, and Small Business Administration loans, providing other banking services such as cash management services, travelers checks, and maintaining deposit accounts such as checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts.

The accounting and reporting policies of First Capital Bancorp, Inc. and subsidiaries (the “Company”) conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant of those policies the Company follows in preparing and presenting its consolidated financial statements.

Basis of Presentation and Accounting Estimates

In preparing the financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred taxes, and intangible assets. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash equivalents include cash and due from banks, cash items in process of collection, federal funds sold, overnight investments and interest-bearing deposits in banks, all of which mature within ninety days. Cash flows from loans, deposits, federal funds purchased, securities sold under repurchase agreements, and Federal Home Loan Bank advances are reported net.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $3,400,000 and $871,000 at December 31, 2004 and 2003, respectively.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities and Other Investments

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. Restricted equity securities are recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the lives of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity, available for sale securities, and other investments below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are noncallable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

The Company invests in investment grade (top four categories) or nonrated securities. The issuer of the nonrated securities must meet specific underwriting guidelines established by the Company. Prior to purchase, a full prospectus is required along with yield and credit analyses of the issuer. In addition, the Company performs quarterly reviews of each issuer. At December 31, 2004, there were no securities rated below investment grade.

Derivative Instruments and Hedging Activities

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes the fair value of derivatives as assets and liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than net income. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the net income of the period of the change.

Real Estate Investments

The Company’s real estate investments result from acquisition, development and construction (ADC) lending arrangements in which the Company and the Bank have committed and extended loans to borrowers to acquire and develop residential property. The Company is providing secondary loans to these borrowers that result in substantially all of the necessary funds to acquire, develop and construct the properties being provided collectively by the Company and the Bank. Additionally, in certain cases, the Company is participating in residual profits. Therefore, these ADC arrangements are considered real estate investments because the risks and rewards associated with these loans are similar to those associated with an investment in real estate. Such real estate investments are accounted for using the equity method and recorded as loans in the consolidated balance sheet.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans

Loans are reported at their outstanding principal balances less net deferred loan fees and the allowance for loan losses. Loan origination fees, net of certain direct origination costs, are deferred and amortized over the estimated terms of the loans using the straight-line method. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on loans that become past due 90 days or more and for which collateral is inadequate to cover principal and interest, or immediately if management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that collection is doubtful. When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period interest income. Future collections are applied first to principal and then to interest until such loans are brought current, at which time, loans may be returned to accrual status.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

The Company has sold guaranteed portions of SBA loans in the SBA secondary market and continues to service these loans. Gains or losses on guaranteed portions of SBA loans which are sold are recorded in non interest income, based on the net proceeds received and the basis in the portion of the loan sold. The basis in the portion of the loan sold is determined by allocating a portion of the loan carrying value to the portion sold based on its fair value, relative to the fair value of the portion of the loan retained and the related servicing asset.

Substantially all of the Company’s loans are secured by real estate in metropolitan Atlanta, Georgia and are heavily concentrated in commercial real estate, multi-family and single-family construction, and acquisition and development loans. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in real estate market conditions in the metropolitan Atlanta area.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, review of specific problem loans, past loan loss experience, and secondary repayment sources such as liquidation of collateral on specific loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Semi-annually, the adequacy of the allowance for loan losses is evaluated by independent external reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allowance consists of allocated and unallocated components. The allocated component of the allowance is determined using a loan loss allocation method used by regulators and industry consultants. The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the related assets. The range of estimated useful lives for premises and equipment are:

Leasehold improvements	5 – 15 years
Furniture and equipment	2 – 10 years

Foreclosed Assets

Foreclosed assets represent assets acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2004 and 2003 was $-0- and $1,081,021, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings.

Intangible assets consist of core deposit intangibles acquired in connection with a business combination. The core deposit intangible is initially recognized based on an independent valuation performed as of the consummation date. The core deposit intangible is amortized by the straight-line method over the average remaining life of the acquired customer deposits, or a weighted average life of 4.3 years. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company’s stock-based employee compensation plan is described more fully in Note 14.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2004	2003
	(Dollars in thousands except per share amounts)
Net income, as reported	$3,212	$1,560
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(56)	(44)

Pro forma net income	$3,156	$1,516

Earnings per share:
Basic—as reported	$.83	$.72
Basic—pro forma	$.83	$.70
Diluted—as reported	$.80	$.65
Diluted—pro forma	$.80	$.63

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents consist of stock options, convertible debentures, and shares held by the Company’s rabbi trust.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

	December 31,
	2004	2003
Basic Earnings Per Share:
Weighted average common shares outstanding	3,868,748	2,168,700

Net income	$3,211,803	$1,560,113

Basic earnings per share	$0.83	$0.72

Diluted Earnings Per Share:
Weighted average common shares outstanding	3,868,748	2,168,700
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	108,922	64,358
Shares held by rabbi trust	17,320	—
Net effect of the assumed conversion of subordinated convertible debentures	—	332,224

Total weighted average common shares and common stock equivalents outstanding	3,994,990	2,565,282

Net income as reported	$3,211,803	$1,560,113
Net effect of the assumed conversion of subordinated convertible debentures	—	95,728

Net income adjusted for the effect of the assumed conversion of convertible subordinated debentures	$3,211,803	$1,655,841

Diluted earnings per share	$0.80	$0.65

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale and cash flow hedges, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” and, on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15,

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The Company has determined that the provisions of FIN 46 require deconsolidation of the subsidiary trust which issued subordinated debentures. The Company has adopted the provisions under the revised interpretation and has restated the prior year presented in the Company’s consolidated financial statements.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) published FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance.

The effect of the Statement will be to require the Company to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

Acquisition of Loans

In December 2003 the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.

This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The changes required by this SOP are not expected to have a material impact on results of operations, financial position, or liquidity of the Company.

Reclassification of Certain Assets, Income and Expenses

Certain assets on the consolidated balance sheet as of December 31, 2003 and certain income and expenses on the consolidated statement of income for the year ended December 31, 2003 have been reclassified, with no effect on total assets, net income or earnings per share, to be consistent with the classifications adopted for the year ended December 31, 2004.

NOTE 2.    BUSINESS COMBINATION

On May 28, 2004, CNB Holdings, Inc. acquired the former First Capital Bancorp, Inc. (“Old FCBI”) through the merger (the “Merger”) of Old FCBI with and into CNB Holdings, Inc. (“CNB”).

As a result of the merger, First Capital Bank and Capital Financial Software, LLC, which were wholly owned subsidiaries of Old FCBI, became wholly owned subsidiaries of CNB. Additionally, as a result of the Merger, CNB assumed Old FCBI’s obligations under the First Capital Statutory Trust I, which was created in connection with Old FCBI’s issuance of trust preferred securities. Chattahoochee National Bank also continued to be a wholly owned subsidiary of CNB after the Merger. On November 15, 2004, CNB merged (the “Bank Merger”) its two wholly owned banking subsidiaries, First Capital Bank and Chattahoochee National Bank, with First Capital Bank surviving the Bank Merger. On December 31, 2004, CNB changed its name to First Capital Bancorp, Inc.

For accounting purposes, the acquisition has been treated as a recapitalization of Old FCBI with Old FCBI as the acquirer (reverse acquisition). The historical financial statements prior to May 28, 2004 are those of Old FCBI. The results of operations for the year ended December 31, 2004 include seven months of operations of the combined Company and five months of operations of the Old FCBI. The results of operations for the year ended December 31, 2003 include only the operations of Old FCBI and the two non-bank subsidiaries.

The aggregate purchase price was $16,035,052. The purchase price was determined based on the average market price of CNB Holdings, Inc.’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced.

The $1,273,676 core deposit intangible asset has a weighted-average life of approximately 4.3 years. The core deposit intangible asset is being amortized over the weighted average life using the straight-line method, which is not materially different than the interest method.

The $6,625,887 of goodwill was assigned to CNB. Of that total amount, none is expected to be deductible for income tax purposes.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma consolidated results of operations for years ended December 31, 2004 and 2003 as though the companies had combined as of January 1, 2003 are as follows:

	2004	2003
Net interest income	$21,067	$13,783
Net income	2,413	2,613
Basic earnings per share	.43	.54
Diluted earnings per share	.41	.53

NOTE 3.    SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
December 31, 2004
U.S. Treasury and government agencies	$39,098,011	$285,588	$(253,782)	$39,129,817
Mortgage-backed securities	82,205,625	658,662	(227,448)	82,636,839
Other debt securities	6,806,849	77,985	(51,434)	6,833,400
Equity securities	2,522,664	—	(482,664)	2,040,000

	$130,633,149	$1,022,235	$(1,015,328)	$130,640,056

December 31, 2003
U.S. Treasury and government agencies	$23,416,491	$111,735	$(229,681)	$23,298,545
Mortgage-backed securities	64,886,224	457,373	(238,939)	65,104,658
Other debt securities	11,903,747	261,677	(75,240)	12,090,184
Equity securities	2,580,717	—	(372,511)	2,208,206

	$102,787,179	$830,785	$(916,371)	$102,701,593

Securities held to maturity:
December 31, 2004
Mortgage-backed securities	$6,571,208	$157,720	$—	$6,728,928
Other debt securities	250,000	—	(4,067)	245,933

	$6,821,208	$157,720	$(4,067)	$6,974,861

December 31, 2003
Mortgage-backed securities	$9,832,040	$222,208	$—	$10,054,248
Other debt securities	250,000	—	(2,593)	247,407

	$10,082,040	$222,208	$(2,593)	$10,301,655

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and fair value of debt securities, exclusive of mortgage-backed securities, at December 31, 2004, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$5,261,361	$5,272,131	$—	$—
Due from one to five years	28,920,971	28,829,155	250,000	245,933
Due from five to ten years	8,701,421	8,776,358	—	—
Due after ten years	3,021,107	3,085,573	—	—
Mortgage-backed securities	82,205,625	82,636,839	6,571,208	6,728,928

	$128,110,485	$128,600,056	$6,821,208	$6,974,861

Securities with a carrying value of approximately $120,361,000 and $96,513,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits, advances from the Federal Home Loan Bank, and bankruptcy deposits.

Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2004	2003
Gross gains	$—	$24,770
Gross losses	(32,040)	(53,007)

Net realized losses	$(32,040)	$(28,237)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
U.S. Treasury and government agencies	$15,624,995	$(128,337)	$4,874,555	$(125,445)	$20,499,550	$(253,782)
Mortgage-backed securities	20,313,816	(129,057)	5,131,402	(98,391)	25,445,218	(227,448)
Other debt securities	744,965	(5,035)	3,240,872	(50,466)	3,985,837	(55,501)

Subtotal, debt securities	36,683,776	(262,429)	13,246,829	(274,302)	49,930,605	(536,731)
Equity securities	—	—	2,015,000	(482,664)	2,015,000	(482,664)

Total temporarily impaired securities	$36,683,776	$(262,429)	$15,261,829	$(756,966)	$51,945,605	$(1,019,395)

December 31, 2003
U.S. Treasury and government agencies	$18,146,817	$(229,681)	$—	$—	$18,146,817	$(229,681)
Mortgage-backed securities	24,055,628	(234,815)	663,154	(4,124)	24,718,782	(238,939)
Other debt securities	3,746,947	(49,157)	721,324	(28,676)	4,468,271	(77,833)

Subtotal, debt securities	45,949,392	(513,653)	1,384,478	(32,800)	47,333,870	(546,453)
Equity securities	2,125,000	(372,511)	—	—	2,125,000	(372,511)

Total temporarily impaired securities	$48,074,392	$(886,164)	$1,384,478	$(32,800)	$49,458,870	$(918,964)

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.

At December 31, 2004, twenty securities of a total of 120 securities have unrealized losses with aggregate depreciation of 1.82% from the Company’s amortized cost basis, and only ten securities had losses for greater than twelve months. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.

NOTE 4.    LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Real estate—construction	$180,898,066	$126,656,269
Real estate—mortgage	264,849,409	161,529,802
Commercial	39,076,050	18,242,200
Other	1,569,871	347,360

	486,393,396	306,775,631

Less:
Net deferred loan fees and costs	(1,773,551)	(736,213)
Allowance for loan losses	(6,049,504)	(3,306,148)

Loans, net	$478,570,341	$302,733,270

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003
Balance, beginning of year	$3,306,148	$3,356,148
Provision for loan losses	1,325,000	100,000
Loans charged off	—	(150,000)
Recoveries of loans previously charged off	1,990	—
Allowance for loan losses acquired in business combination	1,416,366	—

Balance, end of year	$6,049,504	$3,306,148

At December 31, 2004 and 2003, the Company had real estate acquisition and development loans to certain borrowers totaling $-0- and $1,193,556, respectively. Such loans have been accounted for as real estate investments because the risks and rewards associated with these loans are similar to those associated with an investment in real estate.

At December 31, 2004 and 2003, the Company had loans held for sale totaling $369,140 and $-0-, respectively.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of information pertaining to impaired and nonaccrual loans:

	As of and for the Years Ended December 31,
	2004	2003
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	1,629,279	154,579

Total impaired loans	$1,629,279	$154,579

Valuation allowance related to impaired loans	$126,184	$23,187

Average investment in impaired loans	$833,179	$226,486

Interest income recognized on impaired loans	$7,602	$27,850

Nonaccrual loans	$1,629,279	$154,579

Loans past due ninety days or more and still accruing	$—	$—

In the ordinary course of business, the Company has direct and indirect loans outstanding to certain executive officers, directors and their related interests. Management believes such loans are made in the ordinary course of business on substantially the same credit terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with other customers. The following is a summary of activity in loans outstanding to officers, directors and their associates for the year ended December 31, 2004:

Balance, December 31, 2003	$10,163,618
New loans	558,013
Principal repayments	(2,506,403)
Change in related parties	(1,577,120)

Balance, December 31, 2004	$6,638,108

NOTE 5.    PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
Leasehold improvements	$521,059	$238,885
Furniture and equipment	3,537,367	1,480,047
Automobiles	215,515	157,536

	4,273,941	1,876,468
Less accumulated depreciation	(3,217,581)	(1,539,152)

	$1,056,360	$337,316

Leases

The Company leases its main banking facility and various other branches, loan production offices, and sales offices under operating lease agreements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total future minimum lease commitments are summarized as follows:

2005	$454,918
2006	334,295
2007	316,639
2008	326,138
2009	335,922

$1,767,912

Rental expense for the years ended December 31, 2004 and 2003 was $356,028 and $155,166, respectively.

NOTE 6.    INTANGIBLE ASSETS

Following is a summary of information related to acquired intangible assets:

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit premiums	$1,101,291	$172,385

The aggregate amortization expense was $172,385 for the year ended December 31, 2004.

The estimated amortization expense for each of the next four years is as follows:

2005	$295,516
2006	295,516
2007	295,516
2008	214,743

$1,101,291

Changes in the carrying amount of goodwill are as follows:

	For the Years Ended December 31,
	2004	2003
Beginning balance	$55,000	$55,000
Goodwill acquired	6,625,887	—

Ending balance	$6,680,887	$55,000

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7.    DEPOSITS

The composition of deposits is summarized as follows:

	December 31,
	2004	2003
Non interest bearing demand deposits	$77,341,063	$28,729,963

Money market accounts	101,175,807	59,250,946
Savings	78,655	—
Now accounts	31,338,820	17,033,773
Time deposits	248,736,258	187,521,675

Total interest-bearing deposits	381,329,540	263,806,394

Total deposits	$458,670,603	$292,536,357

The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$164,323,321
2006	58,715,577
2007	19,933,213
2008	3,844,213
2009	1,812,127
Thereafter	107,807

$248,736,258

At December 31, 2004 and 2003, the Company had deposits from certain directors, executive officers and their related interests totaling approximately $37,997,000 and $26,808,000, respectively. In addition, at December 31, 2004 and 2003, the Company had brokered deposits of approximately $75,010,000 and $65,516,000, respectively.

At December 31, 2004 and 2003, overdraft demand deposits reclassified to loans totaled $80,016 and $7,011, respectively.

NOTE 8.    CONVERTIBLE SUBORDINATED DEBENTURES

In 1999, the Company issued $2,688,000 of convertible subordinated debentures that paid interest at prime, with a cap of 10.50% and a floor of 6.50% with a maturity date seven years from the date of issuance. The subordinated debentures were convertible into the Company’s common stock at a conversion price of $84,000 per share, and were convertible upon change of control of the Company. Pursuant to the merger agreement as disclosed in Note 2, First Capital called for the conversion of its $2,688,000 debentures. This occurred simultaneously with the closing of the merger on May 28, 2004 and resulted in an increase to stockholders’ equity of $2,688,000. In connection with the called conversion of the subordinated debentures, the Company was required to pay a conversion fee of $320,000 which is included in interest expense for the year ended December 31, 2004.

NOTE 9.    FEDERAL HOME LOAN BANK ADVANCES

The Company has a line of credit totaling $262,841,115, representing 40% of the Bank’s total assets at December 31, 2004, from the Federal Home Loan Bank of Atlanta. At December 31, 2004, the Bank has pledged

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

as collateral approximately $19,315,000 in first mortgage loans, $57,677,000 in commercial real estate loans, and $118,195,000 in securities.

The Company had the following advances outstanding:

	December 31,
	2004	2003
FHLB advances, interest payable at fixed rates ranging from 1.13% to 5.92%; advances mature at various maturity dates from May 14, 2007 through July 23, 2012; weighted average rate at December 31, 2004 is 2.95%.	$71,018,026	$—

FHLB advances, interest payable at variable rates ranging from 2.44% to 4.51%; advances mature at various maturity dates from April 30, 2005 through May 29, 2012; weighted average rate at December 31, 2004 is 3.23%.	49,470,288	—

FHLB advances, interest payable at fixed rates ranging from 3.75% to 5.71%; advances mature at various maturity dates from September 28, 2004 through July 23, 2012; weighted average rate at December 31, 2003 is 4.43%.	—	41,000,000

FHLB advances, interest payable at variable rates ranging from .58% to 1.90%; advances mature at various maturity dates from July 22, 2004 through September 26, 2008; weighted average rate at December 31, 2003 is 1.22%.	—	58,141,900

	$120,488,314	$99,141,900

Contractual maturities of Federal Home Loan Bank advances as of December 31, 2004 are as follows:

2005	$—
2006	—
2007	12,011,512
2008	42,000,000
2009	29,981,906
Thereafter	36,494,896

$120,488,314

The Company also has available federal funds back-up lines of credit with various financial institutions totaling $32,500,000, of which $10,000,000 was outstanding at December 31, 2004.

NOTE 10.    NOTE PAYABLE

Note payable consists of the following:

	December 31,
	2004	2003
Note payable to The Bankers Bank at prime minus 75 basis points with a floor of 4.25%, or 4.25% at December 31, 2003, collateralized by common stock of the Bank	$—	$4,000,000

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11.    SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2004 and 2003 were $1,209,688 and $-0-, respectively.

NOTE 12.     TRUST PREFERRED SECURITIES

In 2002, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on January 15, 2032 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after January 17, 2007, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest. The sole assets of the guarantor trust are the Subordinated Debentures of the Company (the “Debentures”). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities may be included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier l qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on January 17, 2002. Both financial instruments bear an identical annual rate of interest of 9%. Distributions on the trust preferred securities are paid semi-annually on January 15 and July 15 of each year. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2004 was $6,200,000. The aggregate principal amount of Debentures outstanding at December 31, 2004 was $6,392,000.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13.    INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2004	2003
Current	$2,211,168	$804,054
Deferred	(456,410)	84,461

Income tax expense	$1,754,758	$888,515

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003
Tax provision at statutory federal rate	$1,688,630	$832,534
State income taxes	103,488	26,328
Other items, net	(37,360)	29,653

Income tax expense	$1,754,758	$888,515

The components of deferred income taxes are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Loan loss reserves	$2,173,269	$1,194,052
Operating loss carryforwards	129,804	201,536
Securities available for sale	11,445	30,811
Depreciation	32,733	74,491
Deferred compensation	286,491	—
Deferred gain on loans	182,959	—
Purchase adjustments	60,642	—

Deferred tax assets	$2,877,343	$1,500,890

At December 31, 2004, the Company has remaining tax loss carryforwards of approximately $292,591 and $811,697 for federal and state income tax purposes, respectively, which begin to expire in 2006. The use of these carryforwards is limited to future consolidated taxable earnings of the Company and to annual limitations imposed by the Internal Revenue Code. The Company may use no more than approximately $190,000 annually of its remaining federal and state operating loss carryforwards.

NOTE 14.    STOCK COMPENSATION PLAN

The Company has incentive and nonqualified stock option plans with 294,418 shares of common stock available for granting to key employees and directors. Option prices under these plans must equal at least the fair value of the Company’s common stock on the date of grant. If the Optionee owns more than 10% of the Company’s common stock, the option price of an incentive stock option must equal at least 110% of the fair

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of the Company’s common stock on the date of grant. The options vest over time periods determined by the Board of Directors and expire no later than ten years from date of grant. Other pertinent information related to the options is as follows:

	2004		2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	214,284	$7.36	237,332	$6.44
Granted	429,250	12.74	82,641	9.15
Exercised	(51,565)	6.56	(95,307)	6.46
Forfeited	(1,987)	5.12	(10,382)	8.67

Outstanding at end of year	589,982	11.35	214,284	7.36

Options exercisable at end of year	344,504	$8.85	118,770	$6.24
Weighted-average fair value of options granted during the year		$7.13		$1.95

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$3.47 - $5.06	24,145	2.4 years	$4.94	24,144	$4.94
$5.39 - $7.71	72,212	5.1 years	6.85	51,910	6.60
$8.10 - $10.00	313,875	5.0 years	9.67	268,450	9.64
$15.00 - $17.50	179,750	9.8 years	16.97	—	—

	598,982			344,504

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003
Dividend yield	0%	1.52%
Expected life	10 years	10 years
Expected volatility	18.84%	0%
Risk-free interest rate	4.50%	4.41%

NOTE 15.    EMPLOYEE AND DIRECTOR BENEFIT PLANS

Profit Sharing Plan

The Company has a retirement plan qualified pursuant to Internal Revenue Code Section 401(k). The plan covers substantially all employees subject to certain minimum age and service requirements. Contributions to the plan by employees are voluntary. The Company may match part of the employee’s contributions subject to annual approval by the Board of Directors. Contributions to the plan charged to expense for the years ended December 31, 2004 and 2003 was $95,114 and $69,756, respectively.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Compensation Plans

The Company has two deferred compensation plans providing for death and retirement benefits for certain directors and executive officers. The estimated amounts to be paid under the compensation plans are being funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in other assets at December 31, 2004 and 2003 is $3,024,719 and $-0-, respectively. Income recognized on the policies amounted to $86,440 and $-0- for the years ended December 31, 2004 and 2003, respectively. The balance of deferred compensation included in other liabilities at December 31, 2004 and 2003 is $318,557 and $-0-, respectively. Expense recognized for deferred compensation was $95,411 and $-0- for the years ended December 31, 2004 and 2003, respectively.

Director Fee Deferral Plan and Rabbi Trust

The Company has established a deferral plan that allows directors to defer all or a portion of their director fees. The director may elect to defer no fees, 50% of fees, or 100% of fees. The deferred fees are invested, at the discretion of each director, in Company stock or other nonemployer securities and placed in a rabbi trust. The accounts of the rabbi trust have been consolidated with the accounts of the Company in the consolidated financial statements. Shares of Company stock held by the rabbi trust totaling 17,320 shares at December 31, 2004 have been classified as treasury stock in the Company’s consolidated balance sheet and included in the calculation of diluted earnings per share. Nonemployer equity securities held by the rabbi trust with a fair value of $57,884 are included in securities available for sale in the consolidated balance sheet. The fair value of the assets held by the rabbi trust is recorded as a deferred compensation liability and amounted to $413,810 at December 31, 2004. The increase in fair value over the cost of the assets held by the rabbi trust is recorded as an expense and amounted to $103,178 for the year ended December 31, 2004. The plan, in addition to allowing diversification of investments, may be settled in cash, Company stock or a combination of both.

Employee Stock Ownership Plan

The Company maintains an Employee Stock Ownership Plan (the “ESOP”) for eligible employees which is designed to meet the requirements of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, as amended. Allocation of the Company stock held by the ESOP to individual employees is based on the ratio of the participant’s compensation (as defined) to total compensation of all eligible participants and the number of shares of stock available for allocation. Unallocated shares will be released on the ratio of current principal and interest payments to total principal and interest of the note used by the ESOP to acquire stock in the Company.

The ESOP originally borrowed $399,998 from its sponsor, the funds of which were used to purchase 59,259 shares of sponsor stock. The note payable is expected to be repaid principally by cash contributions from the Company to the ESOP. The provisions of Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans, have been applied to the intercompany loan and in accordance with the SOP, all intercompany interest income and interest expense has been eliminated in consolidation. At December 31, 2004, the outstanding principal balance of the note was $399,998.

The Company makes cash contributions to the ESOP which are used by the ESOP to make loan and interest payments. Compensation expense related to the ESOP is based upon the debt service requirements and the excess of the fair market value over the cost of the shares allocated at the time of allocation. Dividends on the Company’s stock may be used by the ESOP to repay loans or may be allocated to participants’ accounts.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shares of the Company held by the ESOP at December 31, 2004 are as follows:

2004
Allocated shares	—
Shares released for allocation	20,580
Unrealized (unearned) shares	43,017

63,597

Fair value of unreleased (unearned) shares	$883,999

The note payable referred to above, which matures January 17, 2008, bears interest at the lender’s prime rate less 1% and is adjusted on the anniversary date of the note. The interest rate was 3.00% at December 31, 2004. The note requires interest-only payments for the first and second year. Thereafter, principal and interest shall be amortized over a five-year period, with five annual installments of principal and interest being due and payable on the third, fourth, fifth, sixth, and seventh anniversaries of the date of the note. The future principal payments on the note are due as follows:

2005	$160,000
2006	80,000
2007	80,000
2008	79,998

$399,998

For financial statement purposes, expense for the Plan is determined based on the percentage of shares allocated to participants each period (allocations are based on principal and interest payments) times the original amount of the debt plus the interest incurred. The components of the amount charged to expense for the year ended December 31, 2004, are as follows:

2004
Compensation	$46,666
Interest	7,000

$53,666

NOTE 16.    COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees written. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s commitments is as follows:

	December 31,
	2004	2003
Commitments to extend credit	$179,788,000	$96,585,000
Financial standby letters of credit	50,000	210,000
Other standby letters of credit	4,672,000	3,085,000

	$184,510,000	$99,880,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit and financial guarantees written is essentially the same as that involved in extending loan facilities to customers. Substantially all standby letters of credit and financial guarantees written are secured.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Interest Rate Derivatives

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing characteristics of certain assets and liabilities so that certain movements in interest rates do not, on a material basis, adversely affect the net interest margin. The Company views this strategy as prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

Interest rate derivative instruments that are used as part of the Company’s interest rate risk-management strategy include interest rate corridors. As a matter of policy, the Company does not use speculative derivative instruments for interest rate risk management. An interest rate corridor is a combination of buying a cap (floor) at a given strike rate and selling another cap (floor) at a higher (lower) rate and provides a range of interest rate protection when compared to caps and floors alone. The Company utilizes interest rate corridors to place a rate protection range on a portion of its variable-rate debt based upon a notional principal amount and maturity date.

At December 31, 2004, the information pertaining to outstanding interest rate corridor agreements used to hedge variable-rate debt is as follows:

2004
Notional amount	$5,000,000
Weighted average maturity in years	3 years
Fair value of interest rate corridor included in other assets	$83,147
Unrealized loss relating to interest rate corridor	$42,529

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

By using derivative instruments, the Company is potentially exposed to credit and market risk. If the counter-party fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

The Company’s derivative activities are monitored by its asset/liability management committee as part of that committee’s oversight of the Company’s asset/liability management and treasury functions. The Company’s asset/liability management committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

All of the Company’s derivative financial instruments are classified as highly effective cash flow hedges. For the year ended December 31, 2004, there were no material amounts recognized which represented the ineffective portion of cash flow hedges. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 17.    REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $2,214,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$60,862	11.29%	$43,123	8%	$	N/A	N/A
Bank	$60,416	11.20%	$43,140	8%		$53,925	10%

Tier I Capital to Risk Weighted Assets:
Consolidated	$54,812	10.17%	$21,562	4%	$	N/A	N/A
Bank	$54,366	10.08%	$21,570	4%		$32,355	6%

Tier I Capital to Average Assets:
Consolidated	$54,812	8.43%	$26,001	4%	$	N/A	N/A
Bank	$54,366	8.37%	$25,978	4%		$32,472	5%

As of December 31, 2003:

Total Capital to Risk Weighted Assets:
Consolidated	$32,404	9.17%	$28,275	8%	$	N/A	N/A
Bank	$35,672	10.10%	$28,258	8%		$35,323	10%

Tier I Capital to Risk Weighted Assets:
Consolidated	$26,410	7.47%	$14,138	4%	$	N/A	N/A
Bank	$32,366	9.16%	$14,129	4%		$21,194	6%

Tier I Capital to Average Assets:
Consolidated	$26,410	6.36%	$16,621	4%	$	N/A	N/A
Bank	$32,366	7.80%	$16,598	4%		$20,747	5%

NOTE 18.    STOCK OFFERING

On March 23, 2004, the Company filed a Registration Statement on Form SB-2 to register up to 1,250,000 shares of its common stock for sale in a public offering. In 2004, the Company completed the sale of 1,249,933 shares of its common stock receiving net proceeds of approximately $14.9 million. The Company intends to use the proceeds of the offering for general corporate purposes.

NOTE 19.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company in estimating fair value disclosures for financial instruments used the following methods and assumptions.

Cash Equivalents: Fair value equals carrying value of such assets due to short-term maturities of these instruments.

Securities: The fair value for securities is based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Restricted Equity Securities: The fair value of restricted equity securities approximates carrying value.

Loans: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.

The fair value of all other loans is calculated using discounted contractual cash flows by loan type. The discount rate used to determine the present value of the loan portfolio is an estimated market rate that reflects the credit and interest rate risk inherent in the loan portfolio. The estimated maturity is based on the Company’s historical experience with repayments adjusted to estimate the effect of current market conditions.

Deposits: Fair values for certificates of deposit have been determined using discounted contractual cash flows. The discount rate used is based on estimated market rates for deposits of similar remaining maturities. The carrying amounts of all other deposits, by definition, approximate their fair values. The carrying amount of related accrued interest payable approximates its fair value.

Federal Funds Purchased and Securities Sold Under Repurchase Agreements: Fair value approximates the carrying amount of such liabilities due to their short-term nature.

Convertible Subordinated Debentures: Fair value approximates carrying value of the convertible subordinated debentures due to their variable interest rate.

Advances from Federal Home Loan Bank: The fair value of advances from the Federal Home Loan Bank is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Note Payable: Fair value approximates the carrying value of the note payable due to its variable interest rate.

Subordinated Debentures: The fair value of the Company’s fixed rate subordinated debentures is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of non fee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Assets:
Cash and cash equivalents	$15,602	$15,602	$12,098	$12,098
Securities	137,461	137,615	112,784	113,003
Restricted equity securities	6,818	6,818	6,194	6,194
Loans, net	478,570	479,659	302,733	304,391
Accrued interest receivable	2,596	2,596	1,386	1,386

Liabilities:
Deposits	$458,671	$459,370	$292,536	$295,821
Federal funds purchased and securities sold under repurchase agreements	11,210	11,210	12,165	12,165
Convertible subordinated debentures	—	—	2,688	2,688
Federal Home Loan Bank advances	120,488	116,008	99,142	95,313
Note payable	—	—	4,000	4,000
Subordinated debentures	6,392	5,783	6,392	5,337
Accrued interest payable	2,604	2,604	1,040	1,040

NOTE 20.    SUPPLEMENTAL FINANCIAL DATA

Components of other income and expenses in excess of 1% of total revenue are as follows:

	December 31,
	2004	2003
Other Income:
License fees	$163,070	$228,810

Other Expenses:
Professional fees	$656,838	$230,217
Business development	534,761	319,774
Data processing	348,907	191,416

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.    PARENT COMPANY FINANCIAL INFORMATION

The condensed balance sheets of First Capital Bancorp, Inc. as of December 31, 2004 and 2003 and statements of income and cash flows for the years then ended are as follows:

CONDENSED BALANCE SHEETS

	2004	2003
Assets
Cash	$318,841	$358,070
Investment in bank subsidiary	62,512,809	32,754,466
Investment in Capital Financial Software	89,776	66,921
Other investments	88,500	88,500
Real estate investments	37,500	250,000
Accrued interest receivable and other assets	727,565	532,550

Total assets	$63,774,991	$34,050,507

Liabilities and Stockholders’ Equity

Liabilities:
Convertible subordinated debentures	$—	$2,688,000
Note payable	—	4,000,000
Other liabilities and accrued expenses	568,960	372,381
Subordinated debentures	6,392,000	6,392,000

Total liabilities	6,960,960	13,452,381

Stockholders’ equity:
Preferred stock	—	—
Common stock	5,170,000	217
Surplus	35,901,761	6,579,220
Treasury stock	(1,122,018)	—
Unearned ESOP shares	(399,998)	—
Retained earnings	17,285,267	14,073,464
Accumulated other comprehensive loss	(20,981)	(54,775)

Total stockholders’ equity	56,814,031	20,598,126

Total liabilities and stockholders’ equity	$63,774,991	$34,050,507

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF INCOME

	2004	2003
Income:
Interest and fees	$14,254	$54,420
Dividends from bank subsidiary	1,461,000	400,000
Dividend income	19,355	19,086
Other	16	142

Total income	1,494,625	473,648

Expense:
Interest	1,059,873	922,361
Salaries and employee benefits	673,619	425,815
Other	275,639	62,521

	2,009,131	1,410,697

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(514,506)	(937,049)

Income tax benefit	736,931	499,557

Income (loss) before equity in undistributed earnings of subsidiaries	222,425	(437,492)

Equity in undistributed earnings of subsidiaries	2,989,378	1,997,605

Net income	$3,211,803	$1,560,113

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003
OPERATING ACTIVITIES
Net income	$3,211,803	$1,560,113
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries	(2,989,378)	(1,997,605)
Net other operating activities	(1,262,830)	(58,594)

Net cash used in operating activities	(1,040,405)	(496,086)

INVESTING ACTIVITIES
Capital contribution in investee	—	(43,500)
Capital contributions to bank subsidiary	(10,500,000)	(250,000)
Decrease in real estate investment	212,500	13,519

Net cash used in investing activities	(10,287,500)	(279,981)

FINANCING ACTIVITIES
Proceeds from note payable	3,500,000	—
Repayment of note payable	(7,500,000)	—
Proceeds from issuance of common stock	14,999,196	—
Stock issuance costs	(111,729)	—
Payment for fractional shares	(266)	—
Proceeds from sale of treasury stock	63,433	—
Proceeds from exercise of stock options	338,042	616,281
Cash dividends paid	—	(225,000)

Net cash provided by financing activities	11,288,676	391,281

Net decrease in cash	(39,229)	(384,786)
Cash at beginning of the year	358,070	742,856

Cash at end of the year	$318,841	$358,070

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST CAPITAL BANCORP, INC.

AND

FLAG FINANCIAL CORPORATION

May 26, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 26, 2005, by and between First Capital Bancorp, Inc. (“FCB”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Norcross, Georgia, and Flag Financial Corporation (“Flag”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia.

Preamble

The Boards of Directors of FCB and Flag are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of FCB with and into Flag (the “Merger”). At the effective time of the Merger, and subject to the terms, conditions and limitations set forth herein (including the limitation on the number of shares of Flag Common Stock to be issued to any shareholder of FCB), the outstanding shares of the capital stock of FCB shall be converted into the right to receive shares of the common stock of Flag. As a result, some or all of the FCB shareholders shall become shareholders of Flag. The transaction described in this Agreement is subject to the approvals of the shareholders of FCB, the shareholders of Flag, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Promptly following the Closing of the Merger, First Capital Bank, a wholly owned subsidiary of FCB, shall be merged with and into Flag Bank under the Articles of Incorporation and Bylaws of Flag Bank (the “Bank Mergers”). Each of the other FCB Subsidiaries will remain in existence under its respective Articles of Incorporation, Bylaws or other governing documents, as in effect immediately prior to the Effective Time, as wholly owned subsidiaries of Flag.

As an inducement to Flag to enter into this Agreement, each of the executive officers and directors of each Party have executed and delivered to the other Party a Support Agreement substantially in the form attached hereto as Exhibit A, H.N. Padget, Jr. and Flag have entered into an Employment Agreement substantially in the form attached hereto as Exhibit C and William R. Blanton and Flag have entered into a Non-Competition and Consulting Agreement substantially in the form attached hereto as Exhibit D.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTION AND TERMS OF MERGER

1.1 Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, FCB shall be merged with and into Flag in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Flag shall be the Surviving Corporation resulting from the Merger and the separate existence of FCB shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCB and Flag.

1.2 Time and Place of Closing.    The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3 Effective Time.    The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of FCB approve this Agreement, (iii) the date on which the shareholders of Flag approve this Agreement, or (iv) such later date as may be mutually agreed upon in writing by the Chief Executive Officer of each Party.

1.4 Execution of Support Agreements.    Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of each Party is executing and delivering to the other Party a Support Agreement in substantially the form as attached hereto as Exhibit A.

1.5 Further Action.    If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest Flag with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Parties, or to effect the assignment to Flag of any and all of FCB’s Intellectual Property, the officers and directors of Flag are fully authorized in the name of either or both of the Parties or otherwise to take all such action.

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation.    The Articles of Incorporation of Flag in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.2 Bylaws.    The Bylaws of Flag in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

2.3 Directors.    The directors of Flag in office immediately prior to the Effective Time shall serve as the directors of Flag from and after the Effective Time, provided, that at the Effective Time, three directors (the “Appointed Directors”) who are serving as members of the Board of Directors of FCB immediately prior to the Effective Time, one of whom shall be H.N. Padget, Jr., shall be identified by FCB to Flag and, subject to the approval by Flag elected as directors of Flag by the Flag Board of Directors; provided, however, that, other than Mr. Padget, none of the Appointed Directors may be a management director of FCB immediately prior to the Effective Time. The Appointed Directors will be divided among the three classes of Flag’s Board of Directors. In the event any of the Appointed Directors shall not serve his or her full term prior to the next annual meeting of Flag shareholders held after the Effective Time of the Merger, the remaining Appointed Directors, by majority vote, shall nominate a replacement director to serve out the remaining portion of the term, subject to the approval of Flag. In addition, the Board of Directors of Flag shall elect Mr. Padget to the Executive Committee of the Board of Directors of Flag.

2.4 Officers.    The officers of Flag in office immediately prior to the Effective Time, shall serve as the officers of Flag from and after the Effective Time in accordance with the Bylaws of Flag and H.N. Padget, Jr. shall be elected by the Flag Board of Directors as an Executive Vice President of Flag. In addition, from and after the Effective Time, the Board of Directors of Flag, acting on behalf of Flag as the sole shareholder of Flag Bank, shall take such action as is appropriate to elect H.N. Padget, Jr. as President and a director of Flag Bank.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares.    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Flag Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Except as set forth in Section 3.1(d) below and subject to the conditions set forth herein, each share of FCB Common Stock issued and outstanding at the Effective Time (excluding shares held by Flag or any of its Subsidiaries or by FCB or any of its Subsidiaries, in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, and excluding shares held by FCB shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) shall be converted at the Effective Time into the right to receive 1.6 shares of Flag Common Stock for each share of FCB Common Stock (the “Exchange Ratio”).

(c) As of the Effective Time, each share of FCB Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of FCB Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Flag Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest.

(d) In no event shall any holder of Flag Common Stock (other than an Institutional Investor), be permitted to receive greater than 384,000 shares of Flag Common Stock as a result of the Merger. Notwithstanding anything to the contrary in this Agreement, to the extent that receipt by any FCB shareholder of his, her or its pro rata portion of the shares of Flag Common Stock to be issued pursuant to Section 3.1(b) would result in such shareholder receiving greater than 384,000 shares of Flag Common Stock as a result of the Merger, then the number of shares of Flag Common Stock to be received by such FCB shareholder shall be reduced by the number of shares necessary (such amount being the “Excess Shares”) such that the shareholder shall receive no greater than 384,000 shares of Flag Common Stock as a result of the Merger and, in lieu of such Excess Shares, such shareholder shall receive a cash payment equal to the Average Closing Price times the number of Excess Shares.

3.2 Anti-Dilution Provisions.    In the event FCB changes the number of shares of FCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to the FCB Common Stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event Flag changes the number of shares of Flag Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, reclassification, exchange of shares, or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted; it being understood that no such adjustment will apply to the issuance of Flag Common Stock or any security convertible into Flag Common Stock, in either case, for fair market value.

3.3 Shares Held by FCB or Flag.    Each of the shares of FCB Common Stock held by any FCB Companies or by any Flag Companies, in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4 Dissenting Shareholders.    Each holder of shares of FCB Common Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC. Any holder of shares of FCB Common Stock who perfects his dissenter’s right of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Flag the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such shareholder is entitled under this Article 3 (without interest) upon surrender by such shareholder of his or her certificate or certificates representing the shares of FCB Common Stock.

3.5 Fractional Shares.    Notwithstanding any other provision of this Agreement, each holder of shares of FCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Flag Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Flag Common Stock multiplied by the market value of one share of Flag Common Stock at the Effective Time. For purposes of this Section 3.5, the market value of one share of Flag Common Stock at the Effective Time shall be the average closing price of Flag Common Stock for the 20 trading days immediately preceding the date of Closing as reported in The Wall Street Journal (corrected for any typographical errors). No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

3.6 Conversion of Stock Options.

(a) At the Effective Time, all rights with respect to FCB Common Stock pursuant to stock options (the “FCB Options”) granted by FCB under the FCB Option Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Flag Common Stock, and Flag shall assume each FCB Option in accordance with the terms of the FCB Option Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FCB Option assumed by Flag may be exercised solely for shares of Flag Common Stock, (ii) the number of shares of Flag Common Stock subject to such FCB Option shall be equal to the product of the number of shares of FCB Common Stock subject to such FCB Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding up to the nearest whole share, and (iii) the per share exercise price under each such FCB Option shall be adjusted by dividing the per share exercise price under each such FCB Option by the Exchange Ratio and rounding up to the nearest cent. Flag agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

(b) All restrictions or limitations on transfer with respect to FCB Common Stock awarded under the FCB Option Plan or any other plan, program or arrangement of any FCB Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Flag Common Stock into which such restricted shares of FCB Common Stock are converted pursuant to Section 3.1 of this Agreement.

(c) At all times after the Effective Time, Flag shall reserve for issuance such number of shares of Flag Common Stock as shall be necessary to permit the exercise of FCB Options in the manner contemplated by this Agreement. As soon as practicable following the Effective Time, Flag shall file a Registration Statement on Form S-8 with the SEC with respect to the Flag Common Stock subject to the FCB Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as any of the FCB Options remain outstanding. Flag shall make any filings required under any applicable state securities laws to qualify the Flag Common Stock subject to such FCB Options for resale thereunder. Flag shall use its reasonable efforts to cause the shares of Flag Common Stock to be issued upon the exercise of FCB Options to be listed on the Nasdaq National Market or such other market as Flag Common Stock is then listed.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.    Promptly after the Effective Time, Flag shall cause the exchange agent selected by Flag (the “Exchange Agent”) to mail to the former shareholders of FCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) for the exchange of the FCB Common stock certificates. After the Effective Time, each holder of shares of FCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FCB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Flag Common Stock to which such holder may be otherwise entitled (without interest). Neither Flag nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of FCB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FCB Common Stock for exchange as provided in this Section 4.1 or appropriate affidavits or indemnity agreements in the event such share certificates have been lost, mutilated or destroyed. The certificate or certificates of FCB Common Stock so surrendered shall be duly endorsed as either Flag or the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Flag nor the Exchange Agent shall be liable to a holder of FCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other Law.

4.2 Rights of Former Shareholders.    At the Effective Time, the stock transfer books of FCB shall be closed as to holders of FCB Common Stock immediately prior to the Effective Time, and no transfer of FCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of FCB shall be entitled to vote after the Effective Time at any meeting of Flag shareholders the number of whole shares of Flag Common Stock into which their respective shares of FCB Common Stock are convertible, regardless of whether such holders have exchanged their certificates representing FCB Common Stock for certificates representing Flag Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Flag on the Flag Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Flag Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCB Common Stock certificate in exchange for Flag Common Stock, both the Flag Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests or Excess Shares (in each case without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FCB

FCB hereby represents and warrants to Flag as follows:

5.1 Organization, Standing and Power.    FCB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. FCB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No FCB Company owns any property or conducts any business outside of the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction. First Capital Bank is a financial institution duly organized, validly existing and in good standing under the Laws of the State of Georgia. The minute books and the organizational documents of each FCB Company have been made available to Flag for its review and are true and complete in all Material respects and accurately reflect in all Material respects all actions of the Board of Directors and shareholders of each FCB Company (in the case of minute books) and all amendments thereto (in the case of organizational documents).

5.2 Authority; No Breach By Agreement.

(a) FCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and, subject to necessary shareholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FCB Common Stock entitled to vote at the FCB Meeting. Subject to the Consents of Regulatory Authorities and FCB shareholder approval, this Agreement represents a legal, valid and binding obligation of FCB, enforceable against FCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by FCB nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of any FCB Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCB Company under, any Contract or Permit of any FCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to any FCB Company or any of their respective Assets.

(c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by FCB of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.3 Capital Stock and Other Securities.

(a) The authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock and 10,000,000 shares of FCB preferred stock. As of March 31, 2005, there were 5,216,528 shares of FCB Common Stock issued and outstanding and no shares of FCB preferred stock issued and outstanding. As of

March 31, 2005, 567,454 shares of FCB Common Stock were reserved for issuance upon the exercise of stock options granted pursuant to the FCB Stock Option Plan. All of the issued and outstanding shares of capital stock of FCB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FCB have been issued in violation of any preemptive rights of the current or past shareholders of FCB.

(b) Except as set forth in Sections 5.3(a) or (b) of the FCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of FCB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FCB or contracts, commitments, understandings or arrangements by which FCB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

5.4 Subsidiaries.    The following are consolidated subsidiaries of FCB: (i) First Capital Bank, (ii) First Capital Statutory Trust I, a Connecticut statutory trust (the “Trust”) and (iii) Capital Financial Software, LLC, a limited liability company organized under the laws of the State of Georgia (“Capital Financial”). Other than First Capital Bank, the Trust and Capital Financial, FCB has no subsidiaries (collectively, the “FCB Subsidiaries”). FCB owns all of the issued and outstanding shares of capital stock of each FCB Subsidiary. No equity securities of any FCB Subsidiary are or may become required to be issued and there are no Contracts by which any FCB Subsidiary is bound to issue additional shares of its capital stock or rights by which any FCB Company is bound to transfer any shares of any FCB Subsidiary. Except as set forth in Section 5.4 of the FCB Disclosure Memorandum, all of the shares of capital stock of each FCB Subsidiary are duly authorized, validly issued, and fully paid and nonassessable and are owned by FCB free and clear of any Lien.

5.5 SEC Filings; Financial Statements.

(a) FCB has timely filed and made available to Flag all forms, reports and documents required to be filed by FCB with the SEC since December 31, 2001 (collectively, the “FCB SEC Reports”). The FCB SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in any such FCB SEC Report or necessary in order to make the statements in any such FCB SEC Report, in light of the circumstances under which they were made, not misleading. None of the FCB Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) FCB’s external auditor is and has been throughout the periods covered by the FCB Financial Statements (x) a public accounting firm registered with the Public Company Accounting Oversight Board, (y) “independent” with respect to FCB within the meaning of Regulation S-X and (z) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, no non-audit services have been performed by Flag’s auditors since December 31, 2001.

(c) Each of the FCB Financial Statements (including, in each case, any related notes) contained in the FCB SEC Reports, including any FCB SEC reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FCB and the FCB Subsidiaries as of their respective dates and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be Material in amount or effect.

(d) Each FCB Company maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FCB and to maintain accountability for FCB’s consolidated assets; (iii) access to FCB’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of FCB’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) FCB has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) and such disclosure controls and procedures are designed to ensure that material information relating to FCB is made known to FCB’s Chief Executive Officer and Chief Financial Officer to all timely decisions regarding disclosure in the FCB SEC Reports.

5.6 Absence of Undisclosed Liabilities.    No FCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCB as of December 31, 2004 included in the FCB Financial Statements or reflected in the notes thereto. No FCB Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.7 Absence of Certain Changes or Events.    Since December 31, 2004, except as set forth in Section 5.7 of the FCB Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB (ii) no FCB Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of FCB provided in Article 7 of this Agreement, and (iii) each FCB Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any FCB Company have been timely filed for all Taxable Periods, and all returns filed are complete and accurate in all Material respects. All Taxes due and owing have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCB, except as reserved against in the FCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) No FCB Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted against or with respect to any FCB Company.

(c) Adequate provision for any Taxes due or to become due by any FCB Company for the period or periods through and including the date of the respective FCB Financial Statements has been made and is reflected on such FCB Financial Statements.

(d) Deferred Taxes of each FCB Company have been provided for in accordance with United States GAAP. FCB has adopted and consistently applied Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

(e) Each FCB Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) No FCB Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. No FCB Company is a party to any arrangement or plan that is subject to Section 409A of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of any FCB Company.

(h) Except as disclosed in Section 5.8(h) of the FCB Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any FCB Company that occurred during or after any Taxable Period in which any FCB Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

(i) No FCB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j) No FCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k) None of the FCB Companies is a party to any Tax allocation or sharing agreement, and none of the FCB Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was FCB) or has any Liability for Taxes of any Person (other than FCB) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(l) After the date of this Agreement, no Material election with respect to Taxes will be made by FCB without the prior written consent of Flag.

(m) None of the FCB Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355 or Internal Revenue Code Section 361.

5.9 Allowance.    The Allowance shown on the consolidated balance sheets of FCB included in the most recent FCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FCB included in the FCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Banks and other extensions of credit by the Banks as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FCB.

5.10 Assets.    Except as disclosed in Section 5.10 of the FCB Disclosure Memorandum or as disclosed or reserved against in the FCB Financial Statements, each FCB Company has good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of each FCB Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each FCB Company’s past practices. All Assets which are Material to the FCB Companies’ respective businesses held under leases or subleases by each FCB Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of each FCB Company provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the FCB Companies are a named insured are, in the reasonable belief of FCB’s management, reasonably sufficient. No FCB Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FCB Companies include all assets required to operate the respective businesses of the FCB Companies as presently conducted.

5.11 Environmental Matters.

(a) To the Knowledge of FCB, the FCB Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(b) There is no Litigation pending or, to the Knowledge of FCB, threatened before any court, governmental agency, board, authority or other forum in which the FCB Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by the FCB Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(c) To the Knowledge of FCB, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(d) To the Knowledge of FCB, during the period of (i) the FCB Companies’ ownership or operation of any of their respective current properties, (ii) the FCB Companies’ participation in the management of any Participation Facility or (iii) the FCB Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on the FCB Companies.

5.12 Compliance with Laws.    FCB is duly registered as a bank holding company under the BHC Act. Each FCB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. No FCB Company:

(a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB; nor

(b) except as disclosed in Section 5.12(b) of the FCB Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or (iii) requiring any FCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

5.13 Labor Relations.

(a) No FCB Company nor any employee thereof, is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any FCB Company to bargain with any labor organization as to wages or conditions of employment, nor is FCB Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any FCB Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b) There is no strike, slowdown, lockout or other job action or labor dispute involving any FCB Company pending or, to the Knowledge of any FCB Company, threatened and there have been no such actions or disputes in the past three years. To the Knowledge of any FCB Company, in the past three years, there has not been any attempt by any FCB Company employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FCB Company.

(c) Except as disclosed in Section 5.13(c) of the FCB Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each FCB Company is terminable at will by the relevant FCB Company without any penalty, liability or severance obligation incurred by any FCB Company. Each independent contractor of any FCB Company has been correctly classified as such, and no FCB Company can have any liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

(d) Except as disclosed in Section 5.13(d) of the FCB Disclosure Memorandum and except for the accrued payroll reflected on the FCB Companies’ financial statements, no FCB Company will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except for any such amounts relating to the current pay period. Each FCB Company (i) has withheld and reported all amounts required by applicable law to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of former employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) To its Knowledge, each FCB Company is in compliance with all applicable federal, state and local labor, employment, equal employment opportunity, nondiscrimination, human rights, terms and conditions of employment, wages, hours, benefits, collective bargaining, occupational safety and health, plant closing and immigration laws with respect to its employees.

5.14 Employee Benefit Plans.

(a) The FCB Companies have disclosed in Section 5.14 of the FCB Disclosure Memorandum, and delivered or made available to Flag prior to the execution of this Agreement, correct and complete copies in each case of (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, phantom stock, share appreciation rights, supplemental pension, retainer, savings, retirement, severance pay, termination pay, change of control, vacation, bonus or other incentive plans, (ii) all other written employee policies, programs, arrangements or agreements of any kind providing compensation, remuneration or benefits or perquisites of any kind, (iii) all medical, vision, dental or other health or welfare plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, (iv) all “specified fringe benefit plans” as defined in Section 6039D(d)(1) of the Internal Revenue Code, (v) all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Internal Revenue Code, and (vi) all “multiemployer plans” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, which is currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or which has within the past seven years been adopted, maintained by, sponsored in whole or in part by, or contributed to by, any FCB Companies or any Affiliate thereof for the benefit of current or former employees, directors, independent contractors, shareholders, officers or other individuals, or any spouse, child or other dependent of such individuals or which could result in any liability being asserted against any FCB Company (collectively, the “FCB Benefit Plans”). Any of the FCB Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “FCB ERISA Plan.” Each FCB ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as an “FCB Pension Plan”. No FCB Benefit Plan is or has been a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The FCB Companies do not participate in either a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Internal Revenue Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(b) The FCB Companies have delivered or made available to Flag prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FCB Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any FCB Benefit Plan with respect to the most recent plan year, (iv) the most recent summary plan descriptions and any Material modifications thereto, (v) all policies of fiduciary liability insurance covering the fiduciaries for each FCB Benefit Plan, and all bonds pertaining to any FCB Benefit Plan, (vi) all nondiscrimination tests required by the Internal Revenue Code for any FCB Benefit Plan for the most recent plan year, and (vii) all employee handbooks or policy manuals pertaining to employees of any FCB Company.

(c) Except as set forth in Section 5.14(c) of the FCB Disclosure Memorandum, all FCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Each FCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and no FCB Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an FCB ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No transaction with respect to any FCB Benefit Plan that could subject any FCB Company or any other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Section 4975(e)(2) of the Internal Revenue Code) to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(d) No FCB Benefit Plan is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. There are no unresolved claims or disputes under the terms of, or in connection with, the FCB Benefit Plans other than claims for benefits which are payable in the ordinary course of business and, to the Knowledge of the FCB Companies, no action, proceeding, prosecution, inquiry, hearing or investigation, or threat thereof, has been commenced or made with respect to any FCB Benefit Plan.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the FCB Companies with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FCB. Except as Previously Disclosed, no FCB Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FCB. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no FCB Company has any obligations to provide health and life benefits under any of the FCB Benefit Plans to former employees, and there are no restrictions on the rights of FCB to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FCB. To the Knowledge of the FCB Companies, no payment or benefit which will or may be made by any FCB Company to any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code and the regulations thereunder) is or would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code with respect to which a deduction would be disallowed, and there is no agreement, plan, arrangement or other contract by which any FCB Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Furthermore, no payment or benefit which will or may be made by any FCB Company would be in violation of 12 C.F.R. §§ 359.0 through 359.7.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the FCB Companies from the FCB Companies under any FCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the FCB Companies and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

5.15 Material Contracts.    Except as disclosed in Section 5.15 of the FCB Disclosure Memorandum or otherwise reflected in the FCB Financial Statements, no FCB Company nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any FCB Company or the guarantee by any FCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FCB Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing network communication, or other technical services to or by any FCB Company, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to an FCB Regulatory Report filed by FCB with any Regulatory Authority as of the date of this Agreement and that has not been filed by FCB with any Regulatory Authority as an exhibit to any FCB Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “FCB Contracts”). With respect to each FCB Contract, (i) the Contract is in full force and effect, (ii) no FCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, (iii) no FCB Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the FCB Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the FCB Companies for money borrowed is prepayable at any time by the FCB Companies without penalty or premium.

5.16 Legal Proceedings.    Except as disclosed in Section 5.16 of the FCB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of the FCB Companies, threatened against any FCB Company, or against any Asset, interest or right of any of them nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the FCB Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.17 Reports.    Other than the FCB SEC Reports (as to which Section 5.5 applies), the FCB Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities (except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18 Statements True and Correct.    No statement, certificate, instrument or other writing furnished or to be furnished by the FCB Companies or any Affiliate thereof to Flag pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the FCB Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Flag with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the FCB Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the FCB shareholders in connection with the FCB Meeting and any other documents to be filed by any FCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FCB Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholders’ meeting. All documents that any FCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.19 Tax and Regulatory Matters.    No FCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

5.20 State Takeover Laws.    The FCB Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

5.21 Derivatives.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the FCB Companies’ own account, or for the account of either of the Banks or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.22 Related Party Transactions.    Except as disclosed in Section 5.22 of the FCB Disclosure Memorandum, and as Previously Disclosed, no FCB Company has or is engaged in a Related Party Transaction.

5.23 Fairness Opinion.    FCB has received a written opinion of Burke Capital Group, L.L.C. to the effect that the Exchange Ratio is fair to the holders of FCB Common Stock, from a financial point of view.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FLAG

Flag hereby represents and warrants to FCB as follows:

6.1 Organization, Standing and Power.    Flag is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Flag Bank is a financial institution duly organized, validly existing and in good standing under the laws of the State of Georgia. Flag has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No Flag Company owns any property or conducts any business outside the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction. The minute books and the organizational documents of each Flag Company have been made available to FCB for its review and are true and complete in all Material respects and accurately reflect in all Material respects all actions of the Board of Directors and shareholders of each Flag Company (in the case of minute books) and all amendments thereto (in the case of organizational documents).

6.2 Authority; No Breach By Agreement.

(a) Flag has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, subject to necessary shareholder and regulatory approvals, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Flag, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Flag Common Stock entitled to vote at the Flag Meeting. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Flag, enforceable against Flag in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Flag, nor the consummation by Flag of the transactions contemplated hereby, nor compliance by Flag with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of any Flag Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Flag Companies under, any Contract or Permit of any Flag Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (a) and (b) of this Agreement, violate any Law or Order applicable to any Flag Companies or any of their respective Assets.

(c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Flag of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.3 Capital Stock and Other Securities.

(a) The authorized capital stock of Flag consists of 20,000,000 shares of Flag Common Stock, $1.00 par value per share and 10,000,000 shares of preferred stock, no par value per share. As of March 31, 2005, there were 8,528,461 shares of Flag Common Stock issued and outstanding and no shares of Flag preferred stock issued and outstanding. All of the issued and outstanding shares of Flag Common Stock are, and all of the shares of Flag Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Flag Common Stock have been, and none of the shares of Flag Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Flag.

(b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Sections 6.3(a) or (b) of the Flag Disclosure Memorandum, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Flag outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Flag or contracts, commitments, understandings or arrangements by which Flag is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

6.4 Subsidiaries.    Flag has no Subsidiaries other than Flag Bank. Flag owns all of the issued and outstanding shares of capital stock of Flag Bank. No equity securities of Flag Bank are or may become required to be issued and there are no Contracts by which Flag Bank is bound to issue additional shares of its capital stock or rights by which Flag Bank is bound to transfer any shares of Flag Bank. All of the shares of capital stock of Flag Bank are duly authorized, validly issued, and fully paid and nonassessable and are owned by Flag free and clear of any Lien.

6.5 SEC Filings; Financial Statements.

(a) Flag has timely filed and made available to FCB all forms, reports and documents required to be filed by Flag with the SEC since December 31, 2001 (collectively, the “Flag SEC Reports”). The Flag SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Flag SEC Reports or necessary in order to make the statements in such Flag SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Flag Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Flag’s external auditor is and has been throughout the periods covered by the Flag Financial Statements (x) a public accounting firm registered with the Public Company Accounting Oversight Board, (y) “independent” with respect to Flag within the meaning of Regulation S-X and (z) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, no non-audit services have been performed by Flag’s auditors since December 31, 2001.

(c) Each of the Flag Financial Statements (including, in each case, any related notes) contained in the Flag SEC Reports, including any Flag SEC reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Flag and the Flag Subsidiaries as of their respective dates and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be Material in amount or effect.

(d) Flag maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Flag and to maintain accountability for Flag’s consolidated assets; (iii) access to Flag’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Flag’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Flag has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) and such disclosure controls and procedures are designed to ensure that material information relating to Flag is made known to Flag’s Chief Executive Officer and Chief Financial Officer to all timely decisions regarding disclosure in the Flag SEC Reports.

6.6 Absence of Undisclosed Liabilities.    None of the Flag Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Flag as of December 31, 2004 included in the Flag Financial Statements or reflected in the notes thereto. No Flag Companies have incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.7 Absence of Certain Changes or Events.    Since December 31, 2004, except as disclosed in Section 6.7 of the Flag Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, and (ii) the Flag Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Flag provided in Article 7 of this Agreement, and (iii) the Flag Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of Flag have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate in all Material respects to the Knowledge of Flag. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Flag, except as reserved against in the Flag Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) Flag has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Flag.

(c) Adequate provision for any Taxes due or to become due by Flag for the period or periods through and including the date of the respective Flag Financial Statements has been made and is reflected on such Flag Financial Statements.

(d) Deferred Taxes of Flag have been provided for in accordance with GAAP. Flag has adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

(e) Flag is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(f) Flag has not made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. No FCB Company is a party to any arrangement or plan that is subject to Section 409A of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of Flag.

(h) Except as disclosed in Section 6.8(h) of the Flag Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Flag Company that occurred during or after any Taxable Period in which Flag incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

(i) No Flag Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j) No Flag Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k) None of the Flag Companies is a party to any Tax allocation or sharing agreement, and none of the Flag Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was Flag) or has any Liability for Taxes of any Person (other than Flag) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(l) After the date of this Agreement, no Material election with respect to Taxes will be made by Flag without the prior written consent of FCB, which consent shall not be unreasonably withheld.

(m) None of the Flag Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355 or Internal Revenue Code Section 361.

6.9 Allowance.    The Allowance shown on the consolidated balance sheets of Flag included in the most recent Flag Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Flag included in the Flag Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Flag Companies and other extensions of credit by the Flag Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Flag.

6.10 Assets.    Except as disclosed in Section 6.10 of the Flag Disclosure Memorandum or as disclosed or reserved against in the Flag Financial Statements, the Flag Companies each have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the business of the Flag Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Flag Companies’ past practices. All Assets which are Material to the Flag Companies’ respective businesses held under leases or subleases by the Flag Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Flag Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the Flag Companies are a named insured are, in the reasonable belief of the Flag Companies’ management, reasonably sufficient. No Flag Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Flag Companies include all assets required to operate the business of the Flag Companies as presently conducted.

6.11 Environmental Matters.

(a) To the Knowledge of the Flag Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(b) There is no Litigation pending or, to the Knowledge of Flag, threatened before any court, governmental agency, board, authority or other forum in which the Flag Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either the Flag Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(c) To the Knowledge of Flag there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(d) To the Knowledge of Flag during the period of (i) the Flag Companies’ ownership or operation of any of their respective current properties, (ii) the Flag Companies’ participation in the management of any

Participation Facility or (iii) the Flag Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.12 Compliance with Laws.    Flag is duly registered as a bank holding company under the BHC Act. Each of the Flag Companies has in effect all Permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag. None of the Flag Companies:

(a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag; nor

(b) except as disclosed in Section 6.12(b) of the Flag Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Flag Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, or (iii) requiring any Flag Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.13 Labor Relations.

(a) No Flag Company nor any employee thereof, is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Flag Company to bargain with any labor organization as to wages or conditions of employment, nor is any Flag Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any Flag Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b) There is no strike, slowdown, lockout or other job action or labor dispute involving any Flag Company pending or, to the Knowledge of any Flag Company, threatened and there have been no such actions or disputes in the past three years. To the Knowledge of any Flag Company, in the past three years, there has not been any attempt by any Flag Company employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Flag Company.

(c) Except as disclosed in Section 6.13(c) of the Flag Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Flag Company is terminable at will by the relevant Flag Company without any penalty, liability or severance obligation incurred by any Flag Company. Each independent contractor of any Flag Company has been correctly classified as such, and no Flag Company can have any liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

(d) Except as disclosed in Section 6.13(d) of the Flag Disclosure Memorandum and except for the accrued payroll reflected on the Flag Companies’ financial statements, no Flag Company will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except for any such amounts relating to the current pay period. Each Flag Company (i) has withheld and reported all amounts required by applicable law to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of, any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of former employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) To its Knowledge, each Flag Company is in compliance with all applicable federal, state and local labor, employment, equal employment opportunity, nondiscrimination, human rights, terms and conditions of employment, wages, hours, benefits, collective bargaining, occupational safety and health, plant closing and immigration laws with respect to its employees.

6.14 Employee Benefit Plans.

(a) The Flag Companies have disclosed in Section 6.14 of the Flag Disclosure Memorandum, and delivered or made available to FCB prior to the execution of this Agreement, correct and complete copies in each case of (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, phantom stock, share appreciation rights, supplemental pension, retainer, savings, retirement, severance pay, termination pay, change of control, vacation, bonus or other incentive plans, (ii) all other written employee policies, programs, arrangements or agreements of any kind providing compensation, remuneration or benefits or perquisites of any kind, (iii) all medical, vision, dental or other health or welfare plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, (iv) all “specified fringe benefit plans” as defined in Section 6039D(d)(1) of the Internal Revenue Code, (v) all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Internal Revenue Code, and (vi) all “multiemployer plans” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, which is currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or which has within the past seven years been adopted, maintained by, sponsored in whole or in part by, or contributed to by, any Flag Companies or any Affiliate thereof for the benefit of current or former employees, directors, independent contractors, shareholders, officers or other individuals, or any spouse, child or other dependent of such individuals or which could result in any liability being asserted against any Flag Company (collectively, the “Flag Benefit Plans”). Any of the Flag Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Flag ERISA Plan.” Each Flag ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as an “Flag Pension Plan”. No Flag Benefit Plan is or has been a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The Flag Companies do not participate in either a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Internal Revenue Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(b) The Flag Companies have delivered or made available to FCB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Flag Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Flag Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States

Department of Labor or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Flag Benefit Plan with respect to the most recent plan year, (iv) the most recent summary plan descriptions and any Material modifications thereto, (v) all policies of fiduciary liability insurance covering the fiduciaries for each Flag Benefit Plan, and all bonds pertaining to any Flag Benefit Plan, (vi) all nondiscrimination tests required by the Internal Revenue Code for any Flag Benefit Plan for the most recent plan year, and (vii) all employee handbooks or policy manuals pertaining to employees of any Flag Company.

(c) All Flag Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag. Each Flag ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and no Flag Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an Flag ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No transaction with respect to any Flag Benefit Plan that could subject any Flag Company or any other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Section 4975(e)(2) of the Internal Revenue Code) to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(d) No Flag Benefit Plan is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. There are no unresolved claims or disputes under the terms of, or in connection with, the Flag Benefit Plans other than claims for benefits which are payable in the ordinary course of business and, to the Knowledge of the Flag Companies, no action, proceeding, prosecution, inquiry, hearing or investigation, or threat thereof, has been commenced or made with respect to any Flag Benefit Plan.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Flag Companies with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Flag. Except as Previously Disclosed, no Flag Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Flag. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Flag Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Flag Company has any obligations to provide health and life benefits under any of the Flag Benefit Plans to former employees, and there are no restrictions on the rights of Flag to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Flag. To the Knowledge of the Flag Companies, no payment or benefit which will or may be made by any Flag Company to any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code and the regulations thereunder) is or would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code with respect to which a deduction would be disallowed, and there is no agreement, plan, arrangement or other contract by which any Flag Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Furthermore, no payment or benefit which will or may be made by any Flag Company would be in violation of 12 C.F.R. §§ 359.0 through 359.7.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the Flag Companies from the Flag Companies under any Flag Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Flag Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Flag Companies and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Flag Financial Statements to the extent required by and in accordance with GAAP.

6.15 Material Contracts.    Except as disclosed in Section 6.15 of the Flag Disclosure Memorandum or otherwise reflected in the Flag Financial Statements, neither the Flag Companies nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Flag Company or the guarantee by any Flag Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Flag Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing network communication, or other technical services to or by any Flag Company, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Flag Regulatory Report filed by Flag with any Regulatory Authority as of the date of this Agreement and that has not been filed by Flag with any Regulatory Authority as an exhibit to any Flag Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Section 6.10 and 6.14(a) of this Agreement, the “Flag Contracts”). With respect to each Flag Contract, (i) the Contract is in full force and effect, (ii) no Flag Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, (iii) no Flag Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Flag, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of any Flag Company for money borrowed is prepayable at any time by Flag without penalty or premium.

6.16 Legal Proceedings.    Except as disclosed in Section 6.16 of the Flag Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of the Flag Companies, threatened against any Flag Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Flag Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.17 Reports.    Other than the Flag SEC Reports (as to which Section 6.5 applies), the Flag Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities (except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18 Statements True and Correct.    No statement, certificate, instrument or other writing furnished or to be furnished by any Flag Companies or any Affiliate thereof to FCB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Flag Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Flag with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Flag Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to FCB shareholders in connection with the FCB Meeting and any other documents to be filed by any Flag Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FCB Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders’ meetings. All documents that any Flag Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.19 Tax and Regulatory Matters.    No Flag Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

6.20 State Takeover Laws.    Flag has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

6.21 Derivatives.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Flag’s own account, or for the account of any Flag Company or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.22 Related Party Transactions.    Except as disclosed in Section 6.22 of the Flag Disclosure Memorandum, no Flag Company has or is engaged in a Related Party Transaction.

6.23 Fairness Opinion.    Flag has received an opinion from Sandler O’Neill & Partners, L.P. that the Exchange Ratio is fair to Flag, from a financial point of view.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of FCB.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Flag shall have been obtained, and except as otherwise contemplated herein, FCB agrees: (i) to operate its business and cause any FCB Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of FCB.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCB covenants and agrees that any FCB Company will not do or agree or commit to do, any of the following without the prior written consent of Flag, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of FCB or the Articles of Incorporation or Association, Bylaws or other governing instruments of any FCB Company; or

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of any FCB Company consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any FCB Company held by the FCB Companies of any Lien or permit any such Lien to exist other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCB Company, or declare or pay any dividend or make any other distribution in respect of any FCB Company capital stock; or

(d) issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCB Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

(e) adjust, split, combine or reclassify any capital stock of FCB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either FCB Common Stock or either Bank’s common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by FCB in its fiduciary capacity; or

(g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, or of mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any FCB Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(h) grant any increase in compensation or benefits to the employees or officers of any FCB Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or

Contract in effect on the date of this Agreement and Previously Disclosed, enter into or amend any severance agreements with officers of any FCB Company, grant any increase in fees or other increases in compensation or other benefits to directors of any FCB Company except in accordance with past practice Previously Disclosed; or

(i) enter into or amend any employment Contract between any FCB Company and any Person (unless such amendment is required by Law) that any FCB Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(j) adopt any new employee benefit plan of any FCB Company or make any Material change in or to any existing employee benefit plans of any FCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

(l) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any FCB Company for money damages in excess of $50,000 or Material restrictions upon the operations of any FCB Company; or

(m) modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(n) make any loan or extension of credit to any borrower of any FCB Company in excess of an aggregate of $1 million; or

(o) make any Material election with respect to Taxes; or

(p) incur or become obligated to incur any expenses exceeding $100,000, whether capitalized, expended or otherwise other than in the ordinary course of business, excluding any expenses or obligations incurred in connection with this Agreement or the transactions contemplated hereby.

7.3 Affirmative Covenants of Flag.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of FCB shall have been obtained, and except as otherwise contemplated herein, Flag agrees: (i) to operate its business and cause any Flag Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.4 Negative Covenants of Flag.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Flag covenants and agrees that any Flag Company will not do or agree or commit to do, any of the following without the prior written consent of FCB, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of Flag or the Articles of Incorporation, Bylaws or other governing instruments of any Flag Company; or

(b) except as disclosed in Section 7.4(b) of the Flag Disclosure Memorandum repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Flag, or declare or pay any dividend or make any other distribution in respect of Flag capital stock other than any regular quarterly cash dividend of Flag; or

(c) except for this Agreement or as disclosed in Section 7.4(c) of the Flag Disclosure Memorandum, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Flag Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

(d) adjust, split, combine or reclassify any capital stock of Flag or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Flag Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration.

7.5 Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

7.6 Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with applicable Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.7 Certain Modifications.    Flag and FCB shall consult with respect to their respective loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and FCB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Flag and FCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party’s representations, warranties, and covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.7.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Shareholder Approvals.    Each of FCB and Flag shall take, in accordance with applicable Law and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the FCB Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by FCB shareholders for consummation of the Merger and the Flag Meeting to consider and vote upon the issuance of the shares of Flag Common Stock to be issued in the Merger and any other matters required to be approved by Flag shareholders for consummation of the Merger, as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of each of FCB and Flag shall (subject to compliance with its fiduciary duties as advised by counsel) by majority vote recommend such approval by their shareholders, and the Board of Directors of FCB and Flag (subject to compliance with their fiduciary duties as advised by counsel) shall use their best efforts to obtain such approval by their shareholders.

8.2 Registration Statement.

(a) Each of Flag and FCB agrees to cooperate in the preparation of a Registration Statement to be filed by Flag with the SEC in connection with the issuance of Flag Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided FCB has cooperated as required above, Flag agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 30 days after the date of this Agreement. Each of FCB and Flag agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. Flag also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FCB agrees to furnish Flag all information concerning FCB, the FCB Subsidiaries and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of FCB and Flag agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to FCB shareholders and at the time of the FCB Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of FCB and Flag further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(c) Flag will advise FCB, promptly after Flag receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Flag Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by FCB of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law.

8.3 Applications.    Flag shall promptly prepare and file, and the FCB Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Flag shall permit the FCB Companies to review (and approve with respect to information relating to the FCB Companies) such applications prior to filing the same.

8.4 Filings with State Office.    Upon the terms and subject to the conditions of this Agreement, Flag shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such Confidential Information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party uses its best efforts to preserve the confidentiality of such Confidential Information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing Confidential Information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this

Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

8.7 Press Releases.    Prior to the Effective Time, FCB and Flag shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8 No Solicitation.

(a) Effective as of the date of this Agreement and until the earlier of (1) the Effective Time and (2) the date of termination of this Agreement pursuant to the provisions of Section 10.1, neither Party will take nor will any Party permit any of its directors, officers, agents, employees, Affiliates, attorneys, accountants, financial advisers or other representatives (collectively, “Representatives”) to (directly or indirectly): (i) solicit, initiate, encourage or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, an Acquisition Proposal; provided, however, that prior to the approval and adoption of this Agreement and the transactions contemplated by this Agreement by shareholders, nothing contained in this Agreement shall prevent any Party from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (x) such Party’s Board of Directors determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and such Party’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would be inconsistent with its fiduciary duty to the shareholders of such Party, (y) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, such Party’s Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such Party than those set forth in the Confidentiality Agreement to which the Party is bound, and (z) such Party gives the other Party five business days’ prior written notice of its intention to take such action.

(b) Except as set forth in this Section 8.8, neither Party’s Board of Directors shall (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to the Party, the approval or recommendation by such Party’s Board of Directors of this Agreement, and the Merger, (ii) approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the approval and adoption of this Agreement and the transactions contemplated by this Agreement by any Party’s shareholders, such Party’s Board of Directors determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that (x) the Acquisition Proposal constitutes a Superior Proposal, and (y) to do otherwise would be inconsistent with its fiduciary duty to the shareholders of any Party, after giving five business days’ prior written notice to the other Party, specifying the material terms thereof and the identity of the party making such proposal; provided, however, the identity of the party making such proposal shall not be identified if any Party is prohibited from such making disclosure pursuant to a written confidentiality agreement, such Party’s Board of Directors may (A) withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement and the Merger or (B) enter into an agreement with respect to a Superior Proposal, and shall, in the case of (B), terminate this Agreement in accordance with Section 10.1; provided, however, that any Party shall have caused its financial and legal advisors to negotiate in good faith with any Party during such five business days to make such adjustments to the terms and conditions of this Agreement as would enable any Party to proceed with the Merger on such adjusted terms. Each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof. Both Parties agree that its obligation to hold a meeting of its shareholders or to otherwise submit this Agreement to its stockholders shall not be affected by the withholding, withdrawal, amendment, change or modification of its approval or recommendation in accordance with clause (A) above.

(c) The Parties will promptly (but in any event not later than 24 hours after its written receipt thereof) notify the other Party in writing of the existence of any proposal, discussion or negotiation received by either Party regarding any Acquisition Proposal, and each Party will promptly communicate to the other Party the identity of the party making such proposal or engaging in such discussion or negotiation and the material terms of any proposal, discussion or negotiation that it may receive regarding any Acquisition Proposal, but the Parties shall not be required to disclose the identity of the party making such proposal or engaging in such discussion or negotiation if prohibited from doing so pursuant to the terms of a written confidentiality agreement. Each Party will promptly provide to the other Party any information concerning the Party provided to any other Person in connection with any Acquisition Proposal which was not previously provided to any Party. The Parties will keep each other fully informed on a prompt basis of any discussions or negotiations relating to any Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal.

(d) Each Party acknowledges that this Section 8.8 was a significant inducement for each Party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Merger Consideration to be paid to the security holders of FCB or (ii) a failure to induce Flag to enter into this Agreement.

8.9 Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Agreement of Affiliates.    FCB has disclosed in Section 8.10 of the FCB Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of FCB for purposes of Rule 145 under the 1933 Act. FCB shall use its reasonable efforts to cause each such Person to deliver to Flag not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of FCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Flag Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Flag shall be entitled to place restrictive legends upon certificates for shares of Flag Common Stock issued to affiliates of FCB pursuant to this Agreement to enforce the provisions of this Section 8.10). Flag shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Flag Common Stock by such affiliates.

8.11 Employee Benefits and Contracts.    Following the Effective Time, Flag shall provide generally to officers and employees of the FCB Companies, who at or after the Effective Time become employees of a Flag Company (collectively, “New Flag Employees”), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Flag Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Flag may apply any pre-existing condition exclusion or waiting period under any Flag employee health plan for which any employees and/or officers and dependents covered by FCB Benefit Plans as of Closing shall become eligible but that portion of any such existing condition exclusion or waiting period shall not be enforced to the extent it exceeds in duration to the corresponding provision in effect under the FCB Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the FCB Companies prior to the Effective Time shall be treated as service with the Flag Companies participating in all qualified benefit plans. Flag shall credit New Flag Employees for amounts paid under FCB Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums under the Flag Benefit Plans.

8.12 D&O Coverage.    Beginning at the Effective Time and subject to applicable Law, Flag will provide continuing indemnification for FCB’s directors and officers to the same extent provided by FCB prior to the Effective Time and use its reasonable best efforts to provide directors and officers insurance coverage for FCB’s directors and officers either, at Flag’s election, (i) by purchasing continuation coverage under FCB’s current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if Flag’s current directors’ and officers’ policy provides substantially similar coverage as FCB’s current policy, obtain coverage under Flag’s current policy to provide coverage for FCB’s directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

8.13 Listing on Nasdaq National Market.    Prior to the Effective Time, Flag shall use its reasonable best efforts to cause the shares of Flag Common Stock to be issued to the holders of the FCB Common Stock pursuant to the Merger to be listed on the Nasdaq National Market or such other market as Flag Common Stock is then listed.

8.14 SmartStreet Documentation.    Prior to the Closing, FCB shall deliver to Flag reasonably complete machine-readable master-reproducible copies of the SmartStreet computer software (the “SmartStreet Software”), reasonably complete corresponding source code listings, reasonably complete technical documentation, including without limitation a true and accurate description of pertinent details regarding the architecture of the SmartStreet Software, and reasonably complete user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by FCB so that a reasonably trained programmer could provide such support and development services that may be reasonably necessary for the SmartStreet Software, including addressing and resolving all known material bugs, errors, workarounds or performance or functionality issues.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a) Shareholder Approval.    The shareholders of each of FCB and Flag shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

(b) Regulatory Approvals.    All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals.    Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings.    No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement.    The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Flag Common Stock issuable pursuant to the Merger shall have been received.

(f) Tax Matters.    Each of the parties shall have received a written opinion of counsel from Troutman Sanders LLP or Morris, Manning & Martin, LLP in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FCB Common Stock for Flag Common Stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange (except to the extent of any cash received), and (iii) neither of FCB nor Flag will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP or Morris, Manning & Martin, LLP shall be entitled to rely upon representations of officers of FCB and Flag reasonably satisfactory in form and substance to such counsel.

(g) Support Agreements.    Each of the executive officers and directors of each Party shall have executed and delivered to the other Party a Support Agreement substantially in the form attached hereto as Exhibit A. Such Support Agreements shall be in full force and effect as of the date hereof and as of the Closing.

(h) Employment Agreement.    H.N. Padget, Jr. shall have entered into an employment agreement with Flag in substantially the form set forth in Exhibit C to this Agreement and shall have terminated effective as of and subject to the Closing any existing employment agreement with the FCB Companies.

(i) Consulting Agreement.    William R. Blanton shall have entered into a Non-Competition and Consulting Agreement with Flag in substantially the form set forth in Exhibit D to this Agreement and shall have terminated effective as of and subject to the Closing any existing employment with the FCB Companies.

9.2 Conditions to Obligations of Flag.    The obligations of Flag to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Flag pursuant to Section 11.6(a) of this Agreement:

(a) Representations and Warranties.    For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FCB as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of FCB set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on FCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.    Each and all of the agreements and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates.    FCB shall have delivered to Flag (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the FCB Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Flag and its counsel shall request.

(d) Opinion of Counsel.    Flag shall have received a written opinion from Troutman Sanders LLP, counsel to the FCB Companies, dated as of the Closing, in form reasonably satisfactory to Flag, as to the matters set forth in Exhibit E hereto.

(e) Affiliate Agreements.    Flag shall have received from each affiliate of FCB the affiliate agreement referred to in Section 8.10 hereof, in substantially the form attached hereto as Exhibit B.

9.3 Conditions to Obligations of FCB.    The obligations of FCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 11.6(b) of this Agreement:

(a) Representations and Warranties.    For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Flag as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Flag set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of Flag set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Flag; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.    Each and all of the agreements and covenants of Flag to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates.    Flag shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Flag’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCB and its counsel shall request.

(d) Opinion of Counsel.    FCB shall have received an opinion of Morris, Manning & Martin, LLP, counsel to the Flag Companies, dated as of the Effective Time, in form reasonably satisfactory to FCB, as to matters set forth in Exhibit F hereto.

(e) Elections.    Effective as of the Effective Time, Flag’s Board of Directors shall have elected the Appointed Directors as set forth in Section 2.3 of this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FCB and Flag respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the respective Boards of Directors of Flag and FCB; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Flag and Section 9.3(a) of this Agreement in the case of FCB; or

(c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB fail to vote their approval of this Agreement and the transaction contemplated hereby at the FCB Meeting where the transaction was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2006, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

(f) By Flag in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the approval and adoption of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of Flag : (i) the Flag Board of Directors determines in good faith (a) (after consultation with its financial advisors) that the Acquisition Proposal constitutes a Superior Proposal, and (b) (after consultation with its advisors) in the exercise of its fiduciary duties, to do otherwise would be inconsistent with its fiduciary duty to the shareholders of Flag; and (ii) Flag pays the sum of $2,000,000 (the “Termination Fee”) to FCB within 30 business days after the effective date of such termination; or

(g) By FCB in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the approval and adoption of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of FCB : (i) the FCB Board of Directors determines in good faith (a) (after consultation with its financial advisors) that the Acquisition Proposal constitutes a Superior Proposal, and (b) (after consultation with its advisors) in the exercise of its fiduciary duties, to do otherwise would be inconsistent with its fiduciary duty to the shareholders of FCB; and (ii) FCB pays the Termination Fee to Flag within 30 business days after the effective date of such termination.

10.2 Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) a termination pursuant to either Section 10.1(f) or Section 10.1(g) shall not relieve the Party whose Board of Directors does not reaffirm its approval of the Merger Agreement from payment of the Termination Fee to the other Party.

10.3 Non-Survival of Representations and Covenants.    The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for Articles 2, 3, 4, 10, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12 and 8.13 of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of more than 15% of any class of equity securities of, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.9 of this Agreement.

“Articles of Merger” shall mean the Articles or Certificate of Merger to be executed in accordance with the provisions of the GBCC and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.3 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average closing price of Flag Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 trading days immediately following the date of public announcement of this Agreement, as reported in The Wall Street Journal (corrected for any typographical errors).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean the aggregate amount of cash to be delivered, if any, to the FCB shareholders in lieu of Excess Shares pursuant to Section 3.1(d).

“Closing” shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

“Confidential Information” shall mean any data or information, which is material to a Party and not generally known by the public. Confidential Information shall include, but not be limited to, business opportunities of a Party, the details of this Agreement, the identity and addresses of customers of such Party, the whole or any portion or phase of any scientific or technical information, design process, procedure, formula or improvement that is valuable and secret and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Effective Time” shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

“Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, “Release” (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for “Hazardous Materials” (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Sections 5.14 and 6.14 of this Agreement.

“ERISA Plan” shall have the meaning provided in Sections 5.14 and 6.14 of this Agreement.

“Excess Shares” shall have the meaning provided in Section 3.1(d) of this Agreement.

“Exchange Ratio” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FCB Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

“FCB Common Stock” shall mean the One Dollar ($1.00) par value common stock of FCB.

“FCB Companies” shall mean, collectively, FCB and all FCB Subsidiaries.

“FCB Disclosure Memorandum” shall mean the written information entitled “FCB Disclosure Memorandum” delivered prior to the execution of this Agreement to Flag describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise imply that any such matter is Material for purposes of this Agreement.

“FCB Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FCB as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003 and 2002, as filed by FCB in FCB SEC Reports, and (ii) the consolidated statements of condition of FCB (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) included in FCB SEC Reports filed with respect to periods ended subsequent to December 31, 2004.

“FCB Meeting” shall mean the special meeting of the shareholders of FCB or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

“FCB Option Plans” shall mean, collectively, FCB’s 1998 Incentive Stock Option Plan and FCB’s 1998 Non-Qualified Stock Option Plan.

“FCB Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by FCB or the Banks or both with any Regulatory Authority, other than a FCB SEC Report, or (ii) received by FCB or the Banks or both from any Regulatory Authority.

“FCB Subsidiaries” shall mean the subsidiaries of FCB.

“Flag Benefit Plans” shall have the meaning set forth in Section 6.14 of this Agreement.

“Flag Common Stock” shall mean the One Dollar ($1.00) par value common stock of Flag.

“Flag Companies” shall mean, collectively, Flag and all Flag Subsidiaries.

“Flag Disclosure Memorandum” shall mean the written information entitled “Flag Disclosure Memorandum” delivered prior to the execution of this Agreement to FCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise imply that any such matter is Material for purposes of this Agreement.

“Flag Financial Statements” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Flag as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Flag in Flag SEC Reports and (ii) the consolidated statements of condition of Flag (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Flag SEC Reports filed with respect to periods ended subsequent to December 31, 2004.

“Flag Meeting” shall mean the special meeting of shareholders of Flag or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

“Flag Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by Flag or its Subsidiaries that is a financial institution or both with any Regulatory Authority, other than a Flag SEC Report, or (ii) received by Flag or its Subsidiaries or both from any Regulatory Authority.

“Flag Subsidiaries” shall mean the subsidiaries of Flag.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Materials” shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

“IRS” shall mean the Internal Revenue Service.

“Intellectual Property” means, under applicable foreign and domestic Law (i) patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions or discoveries (including but not limited to processes, machines, manufactures, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not, (ii) moral rights and copyrights in any work of authorship (including but not limited to databases and computer software, in source code and object code form), (iii) mask works, (iv) trademarks, service marks, Internet domain names, trade names and trade dress, and all goodwill related thereto, (v) trade secrets and confidential information, (vi) all other intellectual property rights protectable under any laws or international conventions throughout the world, (vii) all improvements to or derivatives from any of the foregoing, and (viii) registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing.

“Institutional Investor” shall mean an investor who regularly makes non-controlling investments in companies subject to reporting under Section 13(g) of the 1934 Act.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Joint Proxy Statement” shall mean the Joint Proxy Statement used by Flag and FCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Flag relating to shares of Flag Common Stock to be issued to the shareholders of FCB.

“Knowledge” as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

“Merger” shall mean the merger of FCB with and into Flag referred to in the Preamble of this Agreement.

“Merger Consideration” shall mean the aggregate consideration to be received for all of the shares of FCB Common Stock.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either FCB or Flag, and “Parties” shall mean FCB and Flag.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party’s Representatives in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Flag under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Georgia, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Party Transaction” means any transaction or series of transactions in the past five years, or any currently proposed transaction, or series of similar transactions, to which the Party or any of its Subsidiaries was or is a party, in which the amount involved exceeds $10,000 and in which a director or executive officer of the Party had, or will have, a direct or indirect material interest; provided, however, that a Related Party Transaction shall not include any loan made by any Subsidiary of a Party that is a financial institution to any director or executive officer of such Party so long as such loan was made in the ordinary course and complied with Regulation O promulgated under the Federal Reserve Act, as amended.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

“Representatives” shall have the meaning set forth in Section 8.8.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall mean any Acquisition Proposal not in violation of Section 8.8 that (i) relates to more than 50% of the outstanding shares of such Party’s common stock or all or substantially all of the assets of such Party, (ii) is not subject to any financing condition and is made by a Person who the Board of Directors of such Party has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that such Party’s Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) are more favorable, from a financial point of view, to such Party’s shareholders than this Agreement and the Merger, taken as a whole.

“Surviving Corporation” shall mean Flag as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

11.2 Expenses.    Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that Flag shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement. If this Agreement is terminated pursuant to either Sections 10.1(f) or (g), the Termination Fee payment shall be the sole and exclusive remedy resulting from such termination.

11.3 Brokers and Finders.    Except as Previously Disclosed, each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

11.4 Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5 Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained; provided, however, that after any such approval by (i) the FCB shareholders, there shall be made no amendment decreasing the consideration to be received by FCB shareholders without the further approval of such shareholders; and (ii) the Flag shareholders, there shall be made no amendment increasing the consideration to be paid by Flag without the further approval of the Flag shareholders.

11.6 Waivers.

(a) Prior to or at the Effective Time, Flag, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCB, to waive or extend the time for the compliance or fulfillment by FCB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Flag under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Flag.

(b) Prior to or at the Effective Time, FCB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Flag, to waive or extend the time for the compliance or fulfillment by Flag of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Flag:	Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30305 404-760-7710—FAX Attn: J. Daniel Speight, Vice Chairman

Copy to Counsel:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E., Suite 1600 Atlanta, Georgia 30326 404-365-9532—FAX Attn: Larry W. Shackelford, Esquire

FCB:	First Capital Bancorp, Inc. 3320 Holcomb Bridge Road, N.W., Suite A Norcross, Georgia 30092 770-381-7596—FAX Attn: H.N. Padget, Jr., President

Copy to Counsel:	Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2218 404-962-6658—FAX Attn: Thomas O. Powell, Esquire

11.9 Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party’s representations, warranties or agreements as provided for in Section 11.2(b) of this Agreement.

11.13 Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14 Interpretation of Agreement.    The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

“FCB”

FIRST CAPITAL BANCORP, INC.

/s/ H.N. PADGET, JR.
H.N. Padget, Jr., President and Chief Executive Officer

“FLAG”

FLAG FINANCIAL CORPORATION

/s/ STEPHEN W. DOUGHTY
Stephen W. Doughty, Vice Chairman

LIST OF EXHIBITS

Exhibit A	Form of Support Agreement

Exhibit B	Form of Affiliate Agreement

Exhibit C	Employment Agreement for H.N. Padget, Jr.

Exhibit D	Non-Competition and Consulting Agreement for William R. Blanton

Exhibit E	Matters to which Troutman Sanders LLP will opine

Exhibit F	Matters to which Morris, Manning & Martin, LLP will opine

EXHIBIT A

SUPPORT AGREEMENT

FOR FIRST CAPITAL DIRECTORS

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of May, 2005, by and between the undersigned,             , a resident of             , Georgia, and Flag Financial Corporation a corporation organized and existing under the laws of the State of Georgia (“Flag”).

Flag and First Capital have entered into an Agreement and Plan of Merger, dated as of May 26, 2005 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of First Capital Bancorp, Inc. (“First Capital”) into Flag (the “Merger”) and the conversion of the issued and outstanding shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) into shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). The Merger Agreement is subject to the affirmative vote of the holders of a majority of the outstanding shares of the common stock of each Party, the receipt of certain regulatory approvals and the satisfaction of other conditions.

The undersigned is a member of the Board of Directors of First Capital and is the owner of              shares First Capital Common Stock (collectively, the “Shares”). In order to induce Flag to enter into the Merger Agreement, the undersigned is entering into this Agreement with Flag to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of First Capital Common Stock with respect to the Shares until consummation of the Merger.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of (i) the Merger Agreement and the Merger at any meeting of shareholders of First Capital called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, or other approval with respect to the Merger Agreement or the Merger is sought; and (ii) in favor of H.N. Padget, Jr., and two other current directors of First Capital identified by First Capital and approved by Flag. In the event any of the directors appointed by First Capital shall not serve his or her full term prior to the 2007 annual meeting of Flag shareholders, the remaining directors appointed by First Capital, by majority vote, shall nominate a replacement director to serve out the remaining portion, subject to the approval of Flag, of the term at all shareholder meetings of Flag held during 2005, 2006 and 2007 for the purpose of electing directors. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to Flag upon consummation of the Merger for exchange as described in the Merger Agreement.

2. During the 20 days immediately following the date of public announcement of this Agreement, the undersigned will neither, directly or indirectly, whether by market transaction, option, straddle, call or other means, buy any beneficial interest in any shares of Flag Common Stock nor cause any other person or entity to do the same.

3. The undersigned acknowledges and agrees that Flag could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Flag, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in Georgia.

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4. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) January 1, 2008; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof; or (iii) in the event that the Merger shall not have been consummated by March 31, 2006, or if the Merger Agreement is amended by a change in the aggregate amount or form of cash and stock to the undersigned or increases the obligations of the undersigned or that has another material adverse effect on the undersigned.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the undersigned,

signed in the presence of:

Name:
(Please print or type)

FLAG FINANCIAL CORPORATION

By:
Joseph W. Evans, Chairman

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SUPPORT AGREEMENT

FOR FLAG DIRECTORS

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the              day of             , 2005, by and between the undersigned,             , a resident of             , Georgia, First Capital Bancorp, Inc., a corporation organized and existing under the laws of the State of Georgia (“First Capital”).

Flag Financial Corporation, a corporation organized and existing under the laws of the State of Georgia (“Flag”), and First Capital have entered into an Agreement and Plan of Merger, dated as of May 26, 2005 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of First Capital into Flag (the “Merger”) and the conversion of the issued and outstanding shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) into shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). The Merger Agreement is subject to the affirmative vote of the holders of a majority of the outstanding shares of the common stock of each Party, the receipt of certain regulatory approvals and the satisfaction of other conditions.

The undersigned is a member of the Board of Directors of Flag and is the owner of              shares of Flag Common Stock (collectively, the “Shares”). In order to induce First Capital to enter into the Merger Agreement, the undersigned is entering into this Agreement with First Capital to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of Flag Common Stock with respect to the Shares until consummation of the Merger.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of (i) the Merger Agreement and the Merger at any meeting of shareholders of Flag called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, or other approval with respect to the Merger Agreement or the Merger is sought; and (ii) in favor of the election of H.N. Padget, Jr., and two other current directors of First Capital identified by First Capital and approved by Flag to the Board of Directors of Flag. In the event any of the directors appointed by First Capital shall not serve his or her full term prior to the 2007 annual meeting of Flag shareholders, the remaining directors appointed by First Capital, by majority vote, shall nominate a replacement director to serve out, subject to the approval of Flag, the remaining portion of the term at all shareholder meetings of Flag held during 2005, 2006 and 2007 for the purpose of electing directors.

2. During the 20 days immediately following the date of the public announcement of the Merger Agreement, the undersigned will neither, directly or indirectly, whether by market transaction, option, straddle, call or other means, sell any beneficial interest in any shares of Flag Common Stock nor cause any other entity or person to do the same.

3. The undersigned acknowledges and agrees that First Capital could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that First Capital, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in Georgia.

4. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) January 1, 2008; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name:
(Please print or type)

FIRST CAPITAL BANCORP, INC.

By:
H.N. Padget, Jr., President

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EXHIBIT B

FORM OF AFFILIATE AGREEMENT

            , 2005

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

Attention: Joseph W. Evans, Chairman

Ladies and Gentlemen:

The undersigned is a shareholder of First Capital Bancorp Inc. (“First Capital”), a bank holding company organized under the laws of the State of Georgia and located in Norcross, Georgia, and will become a shareholder of Flag Financial Corporation (“Flag”), a bank holding company organized under the laws of the State of Georgia and located in Atlanta, Georgia, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of May 26, 2005 (the “Agreement”), by and between First Capital and Flag. Pursuant to the terms of the Agreement, First Capital will be merged with and into Flag (the “Merger”), and the shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) will be converted into and exchanged for shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and Flag regarding certain rights and obligations of the undersigned in connection with the shares of Flag Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the Merger and the mutual covenants contained herein, the undersigned and Flag hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to First Capital, the undersigned may be deemed to be an “affiliate” under Rule 145(c) as defined in Rule 405 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the undersigned anticipates that he may be deemed an “affiliate” at the time of the Merger; provided that execution of this Affiliate Agreement should not be construed as an admission by the undersigned that the undersigned is an “affiliate” of First Capital as described in this Affiliate Agreement or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of the Affiliate Agreement.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

(a) The Flag Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly, or indirectly, in whole or in part.

(b) Flag has informed the undersigned that any distribution by the undersigned of Flag Common Stock has not been registered under the 1933 Act and that shares of Flag Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. THE UNDERSIGNED UNDERSTANDS THAT FLAG IS UNDER NO OBLIGATION TO FILE A REGISTRATION STATEMENT WITH THE SEC COVERING THE DISPOSITION OF THE UNDERSIGNED’S SHARES OF FLAG COMMON STOCK OR TO TAKE ANY OTHER ACTION NECESSARY TO MAKE COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION AVAILABLE.

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3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of Flag Common Stock received by the undersigned pursuant to the Merger will be given to Flag’s transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Flag) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Flag) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Flag that such sale or transfer is otherwise exempt from the registration requirements of the Act.”

Such legend will also be placed on any certificate representing Flag securities issued subsequent to the original issuance of the Flag Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Flag Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such a manner as to justify the removal of the legend there from. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Flag Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Flag, upon the request of the undersigned, will cause the certificates representing the shares of Flag Common Stock issued to the undersigned in connection with the Merger to the reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Flag of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed the requirements of such documents and other applicable limitations upon his ability to sell, transfer or otherwise dispose of the shares of Flag Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for First Capital.

5. Filing of Reports by Flag. Flag agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, will be satisfied in the event the undersigned desires to transfer any shares of Flag Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Flag Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Flag Common Stock together with such additional information as the transfer agent may reasonably request. If Flag’s counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Flag shall cause such counsel to provide such opinions as may be necessary to Flag’s transfer agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the Capital Stock of First Capital and Flag that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of, (i) the undersigned’s spouse, (ii) any relative of the undersigned or of the undersigned’s spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in

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the event that the undersigned is a director or executive officer of Flag or becomes a director or executive officer of Flag upon consummation of the Merger, among other things, any sale of Flag Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the 1934 Act.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between Flag and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

This Affiliate Agreement is executed as of the             , day of             , 2005.

Very truly yours,

Signature

Print Name

Address

AGREED TO AND ACCEPTED as of , 2005
FLAG FINANCIAL CORPORATION

By:
Joseph W. Evans, Chairman

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EXHIBIT C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of the          day of May, 2005 by and among H. N. Padget, a resident of the State of Georgia (“Employee”), Flag Financial Corporation, a Georgia corporation (“Flag Financial”), Flag Bank, a Georgia banking corporation and Flag Financial’s wholly-owned subsidiary (“Flag Bank”, and, together with Flag Financial, “Flag”), First Capital Bancorp, Inc., a Georgia corporation (“FCB”), and First Capital Bank, a Georgia banking corporation and wholly-owned subsidiary of FCB (“First Capital Bank”, and, together with FCB, “First Capital”).

WITNESSETH:

WHEREAS, Employee is currently an executive officer of FCB and First Capital Bank; and

WHEREAS, Flag and FCB have entered into a Merger Agreement of even date herewith (the “Merger Agreement”) pursuant to which FCB will be merged with and into Flag (the “Merger”); and

WHEREAS, following the Merger, it is anticipated that First Capital Bank will be merged with and into Flag Bank; and

WHEREAS, First Capital and Employee are parties to an Employment Agreement dated as of July 1, 2004 (the “2004 Contract”); and

WHEREAS, Flag, First Capital and Employee desire to enter into an employment agreement to govern Employee’s employment by Flag following the Merger and to terminate the 2004 Contract as of the effective time of the Merger, all on the terms set forth herein; and

WHEREAS, Flag, First Capital and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the employment of Employee by Flag, the termination of the 2004 Contract by First Capital and Employee, the execution and delivery of the Merger Agreement and the agreements and documents referenced therein, the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Duties. Effective as of the Effective Time (as defined in the Merger Agreement), Flag Financial hereby employs Employee to serve as Executive Vice President to perform such duties and responsibilities as the Board of Directors shall direct from time to time, and Flag Bank hereby employs Employee to serve as President, to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

2. Effective Date of Provisions; Term. The provisions of Sections 3-12 and Section 14 of this Agreement shall take effect upon the Effective Time. This Agreement shall have an initial term of one year. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a 12-month term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the first anniversary of the thirtieth day following the date such written notice is received. The period of Employee’s employment under this Agreement shall be deemed to have commenced as of the Effective Time and shall continue until (i) the Employee dies, in which case the period of employment shall terminate at the end of the month of such death, or (ii) any termination as provided for in Section 12 herein occurs.

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3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Flag agrees to pay Employee in accordance with the terms outlined in Exhibit A, less applicable withholdings.

4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Flag of, all reasonable expenses which are consistent with the normal policy of Flag in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5. Employee Benefits. So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs, provided and paid for by Flag for its employees generally.

6. Vacation. Employee shall be entitled to a vacation in accordance with Flag’s vacation policy in effect at the time the vacation is to be taken for the number of days described in Exhibit A of this Agreement.

7. Confidentiality. In Employee’s position as an employee of Flag, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Flag and has and will also develop relationships with customers, employees and others who deal with Flag that are of value to Flag. Flag requires as a condition to Employee’s employment with Flag that Employee agrees to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Flag. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1 Flag and Employee mutually agree and acknowledge that Flag may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Flag to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Flag.

7.2 For the purposes of this Section 7, the following definitions shall apply:

(a) “Trade Secret” shall mean the identity of customers of Flag, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Flag) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Flag and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Flag (as hereinafter defined), the details of this Agreement, Flag’s business plans and financial statements and projections, and the costs of the services Flag may offer or provide to the customers they serve, to the extent such information is material to Flag and not generally known by the public.

(c) “Business Opportunities” shall mean any specialized information or plans of Flag concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Flag has contacted or communicated with such target person or business.

7.3 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(a) that is or becomes generally known to the public;

(b) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

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(c) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(d) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(e) that Flag Financial’s Board of Directors approves for release.

7.4 Employee shall not, without the prior approval of Flag Financial’s Board of Directors, during his employment with Flag and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Flag to use, disclose, or gain access to, any Trade Secrets of Flag, any of their subsidiaries or affiliates, or any other person or entity making Trade Secrets available for Flag’s use.

7.5 Employee shall not, without the prior written consent of Flag, during his employment with Flag and for a period of two years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Flag to use, disclose, or gain access to, any Confidential Information or Business Opportunities to which the Employee obtained access by virtue of his employment with Flag, except as provided in Section 7.2 of this Agreement.

8. Observance of Security Measures. During Employee’s employment with Flag, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Flag. With respect to the requirement under Sections 7.4 and 7.5 that Employee may not “negligently permit” disclosure of, or access to, Confidential Information or Business Opportunities to unauthorized persons, Employee’s compliance with the security measures of Flag referenced in this Section 8 shall be sufficient to satisfy that threshold of duty relating to negligent conduct for the period of Employee’s active employment with Flag.

9. Return of Materials. Upon the request of Flag and, in any event, upon the termination of his employment with Flag, Employee shall deliver to Flag all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee’s services hereunder or containing Trade Secrets, Confidential Information or Business Opportunities, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Flag.

10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Flag and Employee, and that the existence of any claim, suit or action by Employee against Flag, whether predicated upon this or any other agreement, shall not constitute a defense to Flag’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Flag shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Flag in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12. Termination. During the term of this Agreement, employment, including without limitation, all compensation, salary, expenses, reimbursement, and employee benefits may be terminated as follows:

12.1 At the election of Flag for Cause in which case only compensation due and payable through the effective date of termination shall be owed to the Employee;

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12.2 At Employee’s election, upon Flag’s breach of any material provision of this Agreement and written notice by Employee to Flag and an opportunity for Flag to cure such breach, Flag shall pay immediately to Employee compensation due and payable through the effective date of termination plus an amount equal to 12 months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance;

12.3 “Cause” shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds vote of Flag’s Board of Directors, excluding the vote, if any, of Employee;

12.4 Upon Employee’s death, or at the election of either party, upon Employee’s disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of 90 consecutive days as determined by Flag Financial ‘s Board of Directors in its sole discretion in either case only compensation due and payable through the effective date of termination shall be owed to the Employee;

12.5 By Flag without Cause in which case Flag shall pay to Employee as Employee’s sole remedy hereunder an amount equal to twelve (12) months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance; or

12.6 By Flag without Cause following a Change of Control (as hereinafter defined) of Flag in which case Flag shall pay to Employee as Employee’s sole remedy hereunder the amount specified in Section 12.7. For purposes of this Agreement, the term “Change in Control” shall mean:

(a) an event after the Effective Time whereby the individuals constituting the Board of Directors of Flag Financial (the “Flag Board”) as of the completion at or about the Effective Time of the changes to the composition of the Flag Board contemplated by the Merger Agreement (the “Beginning Flag Board”) cease for any reason to constitute at least a majority of the Flag Board, provided that a director elected by or on the recommendation of the Beginning Flag Board shall be deemed to be a member of the Beginning Flag Board, excluding for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

(b) the acquisition after the Effective Time of more than 50% of Flag Financial’s outstanding common stock or equivalent voting power of any class or classes of outstanding securities of Flag Financial entitled to vote in the elections of directors by any corporation or other person or persons acting in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended; or

(c) an event after the Effective Time whereby Flag Financial becomes a subsidiary of another corporation or is merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of Flag Financial immediately before such acquisition, merger or consolidation; (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of Flag Financial or such resulting corporation) beneficially owns or controls more than 50% of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination; or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Flag Board at the time of the execution of the initial agreement for such merger or consolidation; or

(d) an event whereby substantially all of the assets of Flag Financial shall be sold to another entity other than an entity a majority of the outstanding voting shares of which are owned immediately after such sale by the owners of the voting shares of Flag Financial immediately before such sale.

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12.7 In the event of a Change in Control, if Flag terminates Employee without Cause, or if Flag takes any action specified in Section 12.8 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control (“Termination of Employment”), Flag shall pay to Employee in addition to and not in lieu of any other payments required in this Agreement (provided, however, that the amounts in this Section 12.7 shall be paid in lieu of and not in addition to other payments required in other subsections of this Section 12), a lump sum cash payment in an amount equal to the product of three multiplied by the sum of Employee’s annual base salary and the cost of medical, hospitalization and term life insurance coverages for the fiscal year(s) during the term of this Agreement for which such annual base salary and cost of coverages were highest. The payment provided for in this Section 12.7 shall be due and payable to Employee within 30 days after the date of Termination of Employment. In no event shall payment(s) described in this Section 12.7 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of Flag or in the ownership of a substantial portion of the assets of Flag (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 12.7, the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

12.8 During the remaining term of this Agreement following the effective date of a Change in Control, if Flag takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are:

(a) any reduction in Employee’s base salary then in effect;

(b) any material reduction in bonus opportunity to the extent such reduction in bonus opportunity is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates; or

(c) any material reduction in perquisites to the extent such reduction in perquisites is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates;

(d) a failure by Flag to increase Employee’s base salary annually in accordance with an established procedure; or

(e) Flag’s requiring that Employee relocate more than 50 miles from the main office of the Bank based on its location immediately prior to the effective date of the Change in Control.

In any such event, Employee shall be entitled to all payments provided for in Section 12.7 of this Agreement. Termination without cause shall not include either of the following: (a) a change in the Executive’s reporting requirements following a Change in Control or (b) a change in the Executive’s title following a Change in Control.

Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Flag:	Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30306 Attn: President and CEO

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Flag:	Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30306 Attn: President and CEO

With a copy to:	Morris Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Attn: Larry W. Shackelford

Employee:	H. N. Padget, Jr. 170 Willow Way Roswell, Georgia 30076

With a copy to:	Robert J. Kaufman 8215 Roswell Road, Building 800 Atlanta, Georgia 30350

13. Covenants Not to Solicit.

13.1 For purposes of this Section 14, Flag and Employee conduct the following business in the following territories:

(a) Flag is engaged in the business of transacting business as a bank holding company with subsidiary bank(s), which accept deposits, make loans, cash checks and otherwise engage in the business of banking (“Business of Flag”).

(b) Flag (through its subsidiaries) actively conducts the Business of Flag in the geographic areas described in Section 14.1(c).

(c) Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by Cobb, Fulton, Gwinnett, DeKalb and Forsyth counties, Georgia.

13.2 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, except for a termination under Section 12.2 of this Agreement, Employee will not (except on behalf of or with the prior written consent of Flag), within such geographic area as described in Section 14.1(c), on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate any business from any of Flag’s customers, including prospective customers actively sought by Flag, with whom the Executive has or had material contact during the last two years of his employment, for purposes of providing products or services that are competitive with those provided by Flag in its conduct of the Business of Flag.

13.3 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Flag to terminate his or her employment with Flag, and, Employee further agrees that for a period of at least 12 months after the termination of this Agreement for any reason, Employee will not solicit any such employee for employment in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as the capabilities of Flag’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Flag.

13.4 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the

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parties hereto. The existence of any claim or cause of action by Employee against Flag, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Flag of said covenants.

14. Miscellaneous.

14.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Flag, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

14.2 This Agreement shall be governed by the laws of the State of Georgia.

14.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

14.4 Time is of the essence in this Agreement.

14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

14.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

(L.S) H. N. Padget	Flag Financial Corporation By: Name: Title:

First Capital Bancorp, Inc. By: Name: Title:	Flag Bank By: Name: Title:

First Capital Bank By: Name: Title:

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EXHIBIT A

Employee Compensation

Salary:

Period	Annual Salary Rate
1/05/05 –12/31/05	$180,000

Annual Performance Bonus Plan:

For the each calendar year (beginning in 2005 and payable in January 2006), Employee’s Annual Performance Bonus will be determined on the basis of the degree of achievement of performance goals which shall be established by the Compensation Committee of Flag Financial’s Board of Directors in its sole discretion, and which goals shall be stated in terms of the attainment of specified targets and certain strategic initiatives. Such performance goals shall be in writing and communicated to the Employee.

Perquisites:

Auto: At merger, Flag will transfer title to Employee’s current automobile to Employee.

Vacation: Employee will be entitled to 25 paid time off days per calendar year, provided that Employee will utilize such days off in a manner which does not disrupt Flag’s operations.

Payments To Be Made At The Effective Time (as defined in the Merger Agreement

1. Payment by Flag Financial to Employee of One Hundred Eighty Thousand Dollars ($180,000) as satisfaction of obligations under Employee’s previous employment agreement relating to Change of Control.

2. Payment by Flag Financial to Employee of Twenty Thousand Dollars ($20,000) as a bonus at signing of this Employment Agreement.

3. Payment by Flag Financial to Employee of Thirty Thousand Dollars ($30,000) as a one time payment for reduction or loss of various perquisites under Employee’s previous employment agreement.

Additional Provisions

1. On January 1, 2006, Employee shall be eligible, subject to the discretion of the Compensation Committee, for a bonus amounting to Ninety Thousand Dollars ($90,000) relating to the success of the merger.

2. Employee’s current salary is One Hundred and Eighty Thousand Dollars ($180,000).

3. The vesting of Employee’s deferred compensation plan was to have occurred upon a change of control. The parties have agreed that such vesting will be delayed, but not waived. Instead, the parties agree that such vesting will occur on the date upon which Employee’s employment under this Employment Agreement ends. In addition to the foregoing, such vesting shall occur if a payment is made to Employee pursuant to Section 12.7. During the Term of this Employment Agreement, Flag Financial, at its sole cost, shall take all steps that are necessary or required to ensure that Employee’s deferred compensation plan remains intact such that it may fully vest in accordance with these provisions.

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EXHIBIT D

NON-COMPETITION AND CONSULTING AGREEMENT

THIS NON-COMPETITION AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of May 26, 2005, by and between FLAG BANK (“Flag”), a bank organized under the laws of the State of Georgia having its principal office at Atlanta, Georgia, and WILLIAM R. BLANTON, an individual resident of Georgia (the “Consultant”);

W I T N E S S E T H:

WHEREAS, Consultant has been a key executive of First Capital Bancorp, Inc. (“First Capital”) and First Capital Affiliates and is the largest shareholder of First Capital, and by an Agreement and Plan of Merger dated May 26, 2005 (the “Merger Agreement”), First Capital has agreed to be merged with and into Flag Financial Corporation (“Flag Financial”), a Georgia corporation (the “Merger”) as of the effective time of the Merger (the “Effective Time”);

WHEREAS, the parties have agreed to enter into this Consulting Agreement to provide for the provision of consulting services to Flag and Flag Affiliates by Consultant following the Merger;

WHEREAS, Flag considers the availability of Consultant’s services to be important to the management and conduct of Flag’s business and desires to secure the continued availability of Consultant’s services; and

WHEREAS, Consultant is willing to make Consultant’s services available to Flag on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Consulting Services. Consultant is engaged to provide the consulting services set forth on Exhibit ”A” hereto to Flag (the “Consulting Services”). Consultant hereby accepts and agrees to such engagement. All Consulting Services hereunder shall be rendered by Consultant to the best of Consultant’s ability in a competent, efficient and businesslike manner. Flag shall provide the support necessary for Consultant to perform the Consulting Services described herein, and will reimburse Consultant for any reasonable and customary business expenses incurred in accordance with Flag’s expense reimbursement policies. Upon the Effective Time, Flag shall assign to Consultant title to the automobile, office furniture and laptop computer currently used by Consultant in connection with his duties at First Capital, and shall assign to Consultant all of its interest in any term life insurance policy it holds on the life of Consultant, net of any cash value of such policy. Further, Consultant shall not be required to devote his full time and energies in providing the Consulting Services described herein and shall not be required to devote more than 16 hours per month (including travel time) to providing Consulting Services hereunder.

2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Time and shall terminate on the date that is 21 months following the Effective Time. In the event that the Merger shall not have been consummated by March 31, 2006, or if the Merger Agreement is amended by a change in the aggregate amount or form of cash and stock to Consultant or increases the obligations of Consultant or that has another material adverse effect to Consultant, this Agreement, including the provisions of Section 4, shall become void and have no effect.

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3. Compensation. For all services rendered by Consultant to Flag under this Agreement, Flag shall pay to Consultant, during the Term, a fee of $900,000, payable in 21 equal monthly installments of $42,857.15. All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

4. Covenants of Consultant.

a. To the extent and subject to the limitations provided in the following subsections of this Section 4 (whichever may be applicable), during the period of Consultant’s engagement hereunder (the “Term”), Consultant will not (i) directly or indirectly, either as a principal, agent, employee, director, employer, stockholder, co-partner, consultant or in any other individual or representative capacity whatsoever, anywhere in any of in the counties listed on Exhibit “B” attached hereto (the “Restricted Territory”), operate or participate in the management of a federally insured financial institution, or (ii) in any capacity whatsoever, solicit, or assist any other person in so soliciting, any depositors or customers of the former First Capital Bancorp, Inc. and First Capital Affiliates known to the Consultant as being depositors or customers of First Capital or First Capital Affiliates to make deposits in, borrow money from, or become customers of any other federally insured financial institution, in each case limited to such depositors or customers with whom Consultant has had material contact for the previous two (2) years or during the Term although Consultant acknowledges and agrees that he is deemed to have had material contact with SmartStreet and ProClaim customers of the former First Capital and First Capital Affiliates; or (iii) except as Flag may agree to the contrary in writing, induce any employees (with the specific exceptions of David Gunn, Cindy Haines and Derek Hewitt) to terminate their employment with Flag or Flag Affiliates, or solicit or attempt to persuade any employees to leave their employment with Flag or Flag Affiliates; provided, however, that nothing in this Section 4(a) shall prohibit Consultant from (A) engaging in the business of lending to or making investments in or with businesses with Consultant’s personal resources, provided that Consultant may not make loans secured by a first priority security interest to a customer of Flag within the Restricted Territory, or (B) the invention, creation, development, design, marketing, sale, provision, servicing or maintenance of intellectual property including know how and other information directly or indirectly owned or to be acquired by Consultant, so long as it is not banking the community association or bankruptcy trustee industry, including intellectual property owned or developed by CINC Systems, LLC (collectively, “the Consultant’s Intellectual Property”). As used in this Agreement, the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person; and the term “Person” means any person, partnership, corporation, company, group or other entity. Further, the restrictions and covenants set forth in this Section 4(a) shall not prevent or restrict Consultant from engaging in any of the following activities: (1) directly or indirectly, serving or conducting business as a principal, agent, employee, director, employer, stockholder, co-partner, consultant or in any other individual or representative capacity whatsoever or becoming an investor in any federally insured financial institution that does not have a branch or loan production office inside the Restricted Territory; or (2) engaging in the business of banking through the internet, without regard to the location of depositors, borrowers, customers or other persons or entities, subject to the restrictions set forth in Section 4(a)(ii) herein.

b. If Consultant’s engagement is terminated at any time during the Term for Cause (as herein defined), Consultant will continue to be subject to the provisions of Section 4(a) until the first anniversary of the Effective Time.

c. During the Term and for a period of 21 months thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Consultant shall not, without the written consent of the Board of Directors of Flag or a person authorized thereby, disclose to any person (other than Consultant’s personal attorney or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Consultant of Consultant’s duties as a consultant of Flag) or utilize in conducting a business any confidential information of Flag obtained by him while engaged by Flag, unless such information has become a matter of public knowledge at the time of such disclosure; provided, however, that this provision shall not apply to the Consultant’s

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Intellectual Property. As used herein, the term “confidential information” shall mean all trade secrets and confidential information with respect to Flag or its business which (A) derive economic value, actual or potential, from not being generally known to or readily ascertainable by other persons (outside Flag) who can obtain economic value from its disclosure or use, and (B) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Nothing in the foregoing sentence shall be deemed to require that all documents be stamped “confidential” or maintained in locked or otherwise secured files in order to maintain secrecy or confidentiality. Assuming the foregoing criteria are met, confidential information includes, but is not limited to, techniques or methods used in Flag’s banking business (or were used in First Capital’s business prior to the Merger) and all physical embodiments of the foregoing. Confidential information shall not include any information or data which, before being divulged by Consultant: (i) has become generally known to the public through no wrongful act of Consultant; (ii) has been rightfully received by Consultant from a third party without restriction on disclosure and without breach of an obligation of confidentiality running either directly or indirectly to Flag; (iii) has been approved for release and released to the general public by written authorization of Flag; (iv) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that Consultant must first have given written notice of such required disclosure to Flag, and have taken reasonable steps to allow Flag to seek to protect the confidentiality of the information required to be disclosed including, without limitation, to allow Flag to obtain a protective order requiring that the confidential information so disclosed be used only for the purposes for which disclosure is required; or (v) is independently developed by Consultant without use, directly or indirectly, of confidential information and does not relate to the business of Flag.

d. The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Consultant agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Flag and Flag Affiliates, and that each and every one of the restraints is reasonable in respect to activities restricted, length of time and geographic area. Consultant acknowledges that strict enforcement of the terms of Section 4 will cause no hardship to either Consultant or Consultant’s family. This Section 4 is made ancillary to the sale of a business, forms a key component of the basis of the bargain thereof and shall be interpreted accordingly. Consultant further acknowledges that damages at law would not be measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Consultant agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Consultant from violating any such covenants.

5. Termination.

a. If Consultant shall die or become disabled during the Term, Flag shall continue to make the payments called for by Section 3 hereunder to Consultant, Consultant’s estate or Consultant’s personal representative, as applicable.

b. This Agreement may not be terminated by Flag prior to the expiration of its term, except for “Cause” (as herein defined). Consultant may terminate this Agreement at any time upon not less than 60 days notice to Flag. If this Agreement is terminated by Flag, other than for “Cause” (as herein defined), the covenants and agreements set forth in Section 4 hereof shall immediately and automatically expire as of the date of such termination and shall become null and void. As used herein, “Cause” shall mean: (i) conviction of a felony; (ii) embezzlement or fraud; (iii) intentional and willful failure of Consultant to perform the Consulting Services after 30 days prior written notice and an opportunity to cure the same; or (iv) a material breach of this Agreement as determined by a court of competent jurisdiction. If this Agreement is terminated by the Consultant, the covenants and agreements set forth in Section 4 herein shall remain in full force and effect for the period of time specified therein.

c. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that Consultant has

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the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event Flag shall make an Agreement Payment to Consultant that would constitute Parachute Payment, Consultant shall return such payment to Flag (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Consultant has effectively waived in writing shall be taken into account.

6. Consulting Status. Consultant acknowledges that he will be an independent contractor and not an employee of Flag under this Agreement. As an independent contractor, Consultant shall not be entitled to participate in any benefit plan or program which Flag maintains for the benefit of Flag employees. Flag shall not withhold or pay any payroll taxes or income taxes with respect to Consultant, and Consultant hereby acknowledges Consultant’s responsibility therefor and agrees to pay all such taxes when due.

7. Set-Off. If Consultant, is determined by a court of competent jurisdiction, after any appeals, to have violated any of the obligations of Consultant under this Agreement including, without limitation, the restrictions applicable to Consultant under Section 4(a), then from and after the date of such final determination, Flag shall have the right to withhold any and all further compensation payable to Consultant under Section 3 of this Agreement. Flag’s right to withhold payment, as set forth in the immediately preceding sentence, shall be in addition to any and rights and remedies available to Flag at law or in equity for Consultant’s violation of the terms of this Agreement. In the event that, absent such final determination, Flag fails to make the payments referenced in Section 3 and such failure is not cured within fifteen (15) calendar days after the giving of written notice to Flag of such breach, the provisions of Section 4(a) shall become null and void and have no further force or effect.

8. Miscellaneous.

a. This Agreement shall be governed by and construed it accordance with the laws of the State of Georgia without regard to conflicts of law principles thereof.

b. This Agreement constitutes the entire Agreement between Consultant and Flag with respect to the subject matter hereof and, as of the Effective Time, shall supersede in their entirety any and all prior oral or written agreement, understandings or arrangements between Consultant and Flag, First Capital, or any of their respective Affiliates relating to the terms of Consultant’s engagement. All such agreements, understandings and arrangements are terminated and are of no force and effect as of the Effective Time. Consultant hereby expressly disclaims any rights under any prior agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties. Nothing in this Section 8(b) is intended to or does supersede or terminate any agreement or rights which Consultant may have under any stock option agreements or pension, health or welfare plans maintained by First Capital and disclosed to Flag in connection with the Merger Agreement, subject to First Capital’s and Flag’s rights to amend supersede or terminate any such plans.

c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Flag:

Flag Bank

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

Attention: Chief Executive Officer

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To Consultant:

William R. Blanton

1475 Rolling Links Drive

Alpharetta, Georgia 30004

Notices given in person or by overnight courier service shall be deemed given when delivered in person or when delivered to the courier addressed to the address required by this Section 7(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

e. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that except as provided for herein, no failure or delay by Flag or Consultant in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

f. This Agreement may not be assigned by Consultant without the written consent of Flag. This Agreement shall be binding on any successors or assigns of either party hereto.

g. References herein to the “Flag” shall include any Affiliate of Flag to which Flag directs Consultant to provide services hereunder.

h. This Agreement contains the entire agreement of the parties concerning the matters set forth herein and therein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

i. Flag will reimburse Consultant for legal fees actually incurred in an amount not to exceed $20,000.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FLAG BANK

By:		(L.S.)
	Mr. Joseph Evans	WILLIAM R. BLANTON
Chairman and Chief Executive Officer

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Exhibit “A”

Consulting Duties

Consultant will provide consulting services to Flag at mutually agreeable times regarding the operation of the former businesses of First Capital and First Capital Affiliates, including technology matters relating to those businesses. Consultant’s primary contact at Flag will be J. Daniel Speight or the current Chief Financial Officer.

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EXHIBIT “B”

LIST OF RESTRICTED COUNTIES

Cobb

Fulton

Gwinnett

DeKalb

Forsyth

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EXHIBIT E

MATTERS TO WHICH

TROUTMAN SANDERS LLP

WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.

1. First Capital is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. To our Knowledge, based solely upon the First Capital Officers’ Certificate, First Capital’s authorized capital stock consists of (i)              shares of First Capital Common Stock, of which              shares were outstanding as of                          , 2005 and              shares were outstanding as of the Closing Date and (ii)              shares of First Capital Common Stock were reserved for issuance upon the exercise of outstanding stock options under the First Capital Option Plan as of the Closing Date. To our Knowledge, based solely upon the First Capital Officers’ Certificate, the shares of First Capital Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating First Capital to issue or acquire any of its equity securities except those issued pursuant to the First Capital Option Plan or the First Capital Debentures.

3. The execution and delivery by First Capital of the Agreement do not, and if First Capital was now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of First Capital or, to our Knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which either First Capital or Bank or either of them is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by First Capital, and, assuming valid authorization, execution and delivery by Flag, constitutes a valid and binding agreement of First Capital enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

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EXHIBIT F

MATTERS TO WHICH

MORRIS, MANNING & MARTIN, LLP

WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.

1. Flag is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. The execution and delivery by Flag of the Agreement do not, and if Flag was now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Flag or, to our Knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Flag is a party or by which Flag is bound.

3. The Agreement has been duly and validly executed and delivered by Flag and assuming valid authorization, execution and delivery by First Capital constitutes a valid and binding agreement of Flag enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

4. The shares of Flag Common Stock to be issued to the shareholders of First Capital as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

5. To our Knowledge based solely upon the Flag Officers’ Certificate, Flag’s authorized shares consists of 10,000,000 shares of Flag Common Stock, of which              shares were outstanding as of             , 2005 and Flag shares were outstanding as of the Effective Time and              shares of Flag preferred stock, of which no shares were outstanding as of             , 2005 and as of the Effective Time; as of             , 2005,              shares of Flag Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the              Flag Holdings, Inc. 199_ Incentive Stock Option Plan and the Flag Financial Corporation Amended and Restated Non Qualified Stock Option Plan (collectively, the “Flag Option Plans”); as of the Effective Time              shares of Flag Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the Flag Option Plans. To our Knowledge, the shares of Flag Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Flag to issue or acquire any of its equity securities except those issued pursuant to the Flag Option Plans.

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APPENDIX B

[Letterhead of Burke Capital Group, L.L.C.]

May 25, 2005

Board of Directors

First Capital Bancorp, Inc.

3320 Holcomb Bridge Road, N.W.

Suite A

Norcross, GA 30092

Members of the Board of Directors:

First Capital Bancorp, Inc. (“First Capital”) and Flag Financial Corporation (“Flag”) have entered into an Agreement and Plan of Reorganization (the “Agreement”), dated as of the 25th day of May, 2005, whereby First Capital will merge with a wholly owned subsidiary of Flag (the “Merger”), with Flag being the surviving corporation and with the issued and outstanding shares of common stock of First Capital (“First Capital Stock”) being converted into the right to receive shares of common stock of Flag (“Flag Stock”). Each share of First Capital Stock will be converted into the right to receive 1.60 shares of Flag Stock. However, in no event shall any holder of Flag Stock, other than an institutional investor, be permitted to receive greater than 384,000 shares of Flag Stock as result of the merger. In this event, the shareholder will receive a cash payment in the amount of the value of the shares in excess of 384,000 shares. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Flag will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. First Capital has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of First Capital and Flag that we deemed relevant;

(iii) projected earnings budgets and estimates for First Capital and Flag, prepared by management of First Capital and Flag;

(iv) the views of senior management and directors of First Capital, based on discussions with members of senior management and directors, regarding First Capital’s business, financial condition, results of operations and future prospects;

(v) The pro forma financial impact of the Merger on Flag’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of First Capital and BCG;

(vi) a comparison of certain financial information for First Capital with similar publicly available information for certain other companies;

(vii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii) the current market environment generally and the banking environment in particular; and

(ix) such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

B-1

Board of Directors—First Capital Bancorp, Inc.

May 25, 2005

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that First Capital and Flag or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of First Capital and Flag that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Capital, Flag or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Capital or Flag, nor have we reviewed any individual credit files relating to First Capital or Flag. We have assumed, with your consent, that the respective allowances for loan losses for both First Capital and Flag are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for First Capital and Flag and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of First Capital, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of First Capital and Flag and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in First Capital’s or Flag’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is April 30, 2005. We have assumed in all respects material to our analysis that First Capital and Flag will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions, but does not address the underlying business or strategic decision of the merger, as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which First Capital’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to First Capital and for rendering this opinion. BCG does not have an investment banking relationship with Flag; nor does it have any contractual relationship with Flag.

This opinion is directed to the Board of Directors of First Capital and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

/S/ BURKE CAPITAL GROUP, L.L.C.

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APPENDIX C

[Letterhead of Sandler O’Neill & Partners, L.P.]

May 26, 2005

Board of Directors

Flag Financial Corporation

3475 Piedmont Road NE

Atlanta, GA 30240

Ladies and Gentlemen:

Flag Financial Corporation (“Flag”) and First Capital Bancorp, Inc. (“First Capital”) have entered into an Agreement and Plan of Merger, dated as of May 26, 2005 (collectively, the “Agreement”), pursuant to which First Capital will be merged with and into Flag (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of First Capital common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement (the “First Capital Shares”), will be converted into the right to receive 1.6 shares of Flag common stock; provided that First Capital shareholders who would be entitled to receive more than an aggregate of 384,000 shares in the Merger shall instead receive 384,000 shares plus an amount in cash per share equal to the Average Closing Price of the Flag common stock (collectively, the “Merger Consideration”). For purposes of the Agreement, the Average Closing Price of the Flag Common Stock is the average closing price of Flag common stock for the 20 trading days immediately following the date of public announcement of the Agreement, as reported in the Wall Street Journal. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and the average closing price of Flag common stock for the 20 trading days immediately preceding the date of closing of the Merger as reported in the Wall Street Journal. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Flag.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Flag that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Capital that we deemed relevant; (iv) an internal budget for Flag for the year ending December 31, 2005 furnished by and reviewed with senior management of Flag and estimates of asset, loan and earnings per share growth for the years thereafter; (v) internal budgets for First Capital for the years ending December 31, 2005 and 2006 furnished by senior management of First Capital and reviewed with and adjusted Board of Directors downward by senior management of Flag; earnings per share estimates for First Capital for the year ending December 31, 2005 published by I/B/E/S and earnings per share growth rates furnished by and reviewed with senior management of Flag; (vi) the pro forma financial impact of the Merger on Flag, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Flag and First Capital and the expected issuance of $30 million in trust preferred securities by Flag; (vii) the publicly reported historical price and trading activity for the common stock of Flag and First Capital, including a comparison of certain financial and stock market information for Flag and First Capital with similar publicly available information for certain other financial institutions the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Flag the business, financial condition, results of operations and prospects of Flag and held similar discussions with certain members of the senior management of First Capital and/or its advisors regarding the business, financial condition, results of operations and prospects of First Capital.

Board of Directors

Flag Financial Corporation

May 26, 2005

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Flag or First Capital or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Flag and First Capital that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Flag or First Capital or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Flag or First Capital nor have we reviewed any individual credit files relating to Flag or First Capital. We have assumed, with your consent, that the respective allowances for loan losses for both Flag and First Capital are adequate to cover such losses.

With respect to the internal budgets and estimates of growth for Flag used by Sandler O’Neill in its analyses and all projections of transaction costs, purchase accounting adjustments and expected cost savings, senior management of Flag confirmed to us that those budgets, estimates and projections reflected the best currently available estimates and judgments of the future financial performance of Flag. With respect to the internal budgets of First Capital, we have at your direction, used and relied upon those budgets as adjusted by senior management of Flag. We assumed that the financial performances reflected in all budgets, estimates and projections used by us in our analyses would be achieved. We express no opinion as to such budgets, estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Flag or First Capital since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Flag and First Capital will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Flag has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Flag’s common stock will be when issued to First Capital’s shareholders pursuant to the Agreement or the prices at which the common stock of Flag or First Capital may trade at any time.

We have acted as Flag’s financial advisor in connection with the Merger and will receive a fee for our services, all of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Flag has also agreed to indemnify us against certain liabilities arising out of our engagement. Sandler O’Neill may provide, and receive compensation for, investment banking services to Flag in the future, including during the period prior to the closing of the merger.

Board of Directors

Flag Financial Corporation

May 26, 2005

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Flag and First Capital and their affiliates. We may also actively trade the equity or debt securities of Flag and/or First Capital and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Flag in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Flag as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Flag and does not address the underlying business decision of Flag to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Flag or the effect of any other transaction in which Flag might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to Flag from a financial point of view.

Very truly yours,

/s/    SANDLER O’NEILL & PARTNERS, L.P.

APPENDIX D

DISSENTERS’ RIGHTS

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 8, Part 5 of the Georgia Business Corporation Code (“GBCC”) provides for indemnification of directors and officers of corporations. Under the provisions of Section 14-2-852 of the GBCC, a director of Flag Financial Corporation, a Georgia corporation (the “Registrant”), to the extent successful in the defense of any proceeding or claim to which the director is a party because he or she is a director of the Registrant, is entitled as a matter of right to indemnification against reasonable expenses, including attorneys’ fees, incurred by him in connection therewith. The Registrant is further authorized to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that his or her action was in the best interest of the corporation, (ii) in all other cases, that his or her action was not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful; provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The authority of the Registrant to indemnify a director is not applicable in connection with any proceeding brought by or in the right of the Registrant in which the director was adjudged liable to the Registrant, or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in any action brought by or in the right of the Registrant is limited in any event to reasonable expenses incurred in connection with the proceeding, and does not include the obligation to pay any judgment, settlement, penalty or fine.

A determination that a director is entitled to indemnification must be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings. If a quorum cannot be obtained, then such determination must be made by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings, by special legal counsel, or by the stockholders of the Registrant, excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding. A director of the Registrant who is a party to a legal proceeding may apply to the court for indemnification or advances for expenses. The court may order indemnification or advances for expenses if it determines that (1) the director is entitled to mandatory indemnification; or (2) the director is fairly and reasonably entitled to indemnification, even if he or she has not met the standard conduct set forth in Section 14-2-851(a) of the GBCC, or was adjudged liable as described in Section 14-2-851(b) of the GBCC, in which latter event, however, his or her indemnification is limited to reasonable expenses incurred. If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the Registrant to pay the director’s reasonable expenses to obtain court indemnification or advance for expenses. The articles of incorporation of the Registrant also eliminate, as permitted by law, the personal liability of directors of the corporation from monetary damages for breach of duty of care or other duty as a director, excepting only any liability for misappropriation of any business opportunity of the corporation, intentional misconduct, and other specified conduct.

An officer of the Registrant who is not a director is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification in each case to the same extent as is a director of the Registrant. The Registrant may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s bylaws provide for indemnification of officers and directors substantially similar to that provided by Article 8, Part 5 of the GBCC. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of May 26, 2005, by and between First Capital Bancorp, Inc. and Flag Financial Corporation (included as Appendix A to the joint proxy statement/prospectus and incorporated by reference herein).

3.1	Articles of Incorporation of Flag Financial Corporation, as amended through October 15, 1993 (incorporated by reference from Exhibit 3.1(i) to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993) (File No. 000-24532).

3.2	Bylaws of Flag Financial Corporation, as amended through March 30, 1998 (incorporated by reference from Exhibit 3.1(ii) to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on March 30, 1998.

3.3	Amendment to Bylaws as adopted by resolution of Board of Directors on October 19, 1998 (incorporated by reference from Exhibit 3.3 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998) (File No. 000-24532), filed on April 1, 1999.

3.4	Amendment to Bylaws as adopted by resolution of the Board of Directors on December 20, 2000 (incorporated by reference from Exhibit 3.4 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 000-24532), filed on April 1, 2002.

3.5	Amendment to Bylaws as adopted by resolution of the Board of Directors on February 19, 2001 (incorporated by reference from Exhibit 3.5 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 000-24532), filed on April 1, 2002.

3.6	Amendment to Bylaws as adopted by resolution of Flag’s Board of Directors on January 20, 2004 (incorporated by reference from Exhibit 3.6 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003) (File No. 000-24532), filed on March 15, 2004.

4.1	Instruments Defining the Rights of Security Holders (See Articles of Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibits 3.2, 3.3, 3.4, 3.5 and 3.6 hereto).

4.2	Form of Warrant Agreement and Form of Warrant issued in connection with the issuance of common stock (incorporated by reference from Exhibit 4.2 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

5.1	Opinion of Morris, Manning & Martin, LLP regarding the legality of the securities being registered.

8.1	Opinion of Morris, Manning & Martin, LLP as to material U.S. tax matters.

10.1	Amended and Restated Employment Agreement between J. Daniel Speight, Jr. and Flag, dated as of February 21, 2002 (incorporated by reference from Exhibit 10.1 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 000-24532), filed on April 1, 2002.

Exhibit Number	Description of Exhibits

10.2	Employment Agreement between Stephen W. Doughty and Flag, dated January 13, 2003 (incorporated by reference from Exhibit 10.4 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (File No. 000-24532), filed on March 31, 2003.

10.3	Employment Agreement between J. Thomas Wiley, Jr. and Flag, dated January 13, 2003 (incorporated by reference from Exhibit 10.5 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (File No. 000-24532), filed on March 31, 2003.

10.4	Director Indexed Retirement Program for Citizens Bank, dated January 13, 1995 (incorporated by reference from Exhibit 10.8 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.5	Form of Executive Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.9 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.6	Form of Flexible Premium Life Insurance Endorsement Method Split Dollar Plan Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.10 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.7	Director Indexed Fee Continuation Program for First Federal Savings Bank of LaGrange, effective February 3, 1995 (incorporated by reference from Exhibit 10.12 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.8	Form of Director Agreement (pursuant to Director Indexed Fee Continuation Program for First Federal Savings Bank of LaGrange) for individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.13 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.9	Form of Flexible Premium Life Insurance Endorsement Method Split Dollar Plan Agreement (pursuant to Director Indexed Fee Continuation Program of First Federal Savings Bank of LaGrange) for individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.14 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.10	Form of Indexed Executive Salary Continuation Plan Agreement by and between First Federal Savings Bank of LaGrange and individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.15 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.11	Form of Flexible Premium Life Insurance Endorsement Method Split Dollar Plan Agreement (pursuant to Executive Salary Continuation Plan for First Federal Savings Bank of LaGrange) for individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.16 to Amendment No. 1 to Flag’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997) (File No. 000-24532), filed on August 13, 1998.

10.12	Form of Deferred Compensation Plan by and between The Citizens Bank and individuals listed on exhibit cover page (incorporated by reference from Exhibit 10.16 to Flag’s Annual Report on
Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

Exhibit Number	Description of Exhibits

10.13	Flag Financial Corporation 1994 Employees Stock Incentive Plan (as amended and restated through March 30, 1998) (incorporated by reference from Exhibit 10.17 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.14	Flag Financial Corporation 1994 Directors Stock Incentive Plan (as amended through September 18, 1997) (incorporated by reference from Exhibit 10.18 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.15	First Amendment to the Flag Financial Corporation 1994 Employees Stock Incentive Plan (as amended and restated as of March 30, 1998), dated as of March 15, 1999 (incorporated by reference from Exhibit 10.19 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.16	Second Amendment to the Flag Financial Corporation 1994 Employees Stock Incentive Plan (as amended and restated as of March 30, 1998), dated as of January 16, 2001 (incorporated by reference from Exhibit 10.20 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.17	First Amendment to the Flag Financial Corporation 1994 Directors Stock Incentive Plan (as amended and restated as of September 18, 1997), dated as of December 21, 1998 (incorporated by reference from Exhibit 10.21 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.18	Second Amendment to the Flag Financial Corporation 1994 Directors Stock Incentive Plan (as amended and restated as of September 18, 1997), dated as of October 25, 1999 (incorporated by reference from Exhibit 10.22 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.19	Third Amendment to the Flag Financial Corporation 1994 Directors Stock Incentive Plan (as amended and restated as of September 18, 1997), dated January 16, 2001 (incorporated by reference from Exhibit 10.23 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

10.20	Third Amendment to Flag Financial Corporation 1994 Employees Stock Incentive Plan (as amended and restated as of March 30, 1998), dated as of February 19, 2002 (incorporated by reference from Exhibit 10.24 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (File No. 000-24532), filed on March 31, 2003.

10.21	Fourth Amendment to Flag Financial Corporation 1994 Directors Stock Incentive Plan (as amended and restated as of September 18, 1997), dated as of February 19, 2002 (incorporated by reference from Exhibit 10.2 to Flag’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001) (File No. 000-24532), filed on May 15, 2001.

10.22	Flag Financial Corporation 2004 Equity Incentive Plan (incorporated by reference to Appendix B to Flag’s Definitive Proxy Statement, filed on March 11, 2004, on Schedule 14A for the 2004 Annual Meeting of Shareholders) (File No. 000-24532).

10.23	Purchase and Assumption Agreement among Flag Financial Corporation, Bankers’ Capital Group, LLC, and Gulfstream Financial Services, Inc., dated as of November 12, 2002 (incorporated by reference from Exhibit 10.24 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003) (File No. 000-24532), filed on March 15, 2004.

10.24	Form of Employee Stock Option Agreement pursuant to the Flag Financial Corporation 1994 Stock Incentive Plan (incorporated by reference from Exhibit 10.25 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

Exhibit Number	Description of Exhibits

10.25	Form of Director Stock Option Agreement pursuant to the Flag Financial Corporation 1994 Directors Stock Incentive Plan (incorporated by reference from Exhibit 10.26 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

10.26	Form of Employee/Director Stock Option Agreement pursuant to the Flag Financial Corporation 2004 Equity Incentive Plan (incorporated by reference from Exhibit 10.27 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

10.27	Executive Salary Continuation Agreement between Flag Financial Corporation, Flag Bank and J. Daniel Speight (incorporated by reference from Exhibit 10.28 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

10.28	Information regarding executive compensation (incorporated by reference from Exhibit 10.29 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) (File No. 000-24532), filed on March 16, 2005.

11.1	Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this joint proxy statement/prospectus).

21.1	Subsidiaries (incorporated by reference from Exhibit 21.1 to Flag’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 000-24532), filed on April 2, 2001.

23.1	Consent of Porter Keadle Moore, LLP as to Flag Financial Corporation.

23.2	Consent of Mauldin & Jenkins, LLC as to First Capital Bancorp, Inc.

23.3	Consent of Sandler O’Neill & Partners, L.P.

23.4	Consent of Burke Capital Group, L.L.C.

23.5	Consent of Morris, Manning & Martin, LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	Form of Proxy Card for First Capital Bancorp, Inc.

99.2	Form of Proxy Card for Flag Financial Corporation.

(b) Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s articles of incorporation or bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona bide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 24, 2005.

FLAG FINANCIAL CORPORATION

By:	/s/ JOSEPH W. EVANS
Joseph W. Evans, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Joseph W. Evans and J. Daniel Speight, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH W. EVANS Joseph W. Evans	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 24, 2005

/s/ J. DANIEL SPEIGHT J. Daniel Speight	Vice Chairman, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 24, 2005

/s/ STEPHEN W. DOUGHTY Stephen W. Doughty	Vice Chairman, Chief Risk Management Officer and Director	June 24, 2005

/s/ J. THOMAS WILEY, JR. J. Thomas Wiley, Jr.	Vice Chairman, Chief Banking Officer and Director	June 24, 2005

/s/ WILLIAM H. ANDERSON, II William H. Anderson, III	Director	June 24, 2005

Signature	Title	Date

/s/ H. SPEER BURDETTE, III H. Speer Burdette, III	Director	June 24, 2005

/s/ QUILL O. HEALEY Quill O. Healey	Director	June 24, 2005

/s/ JAMES W. JOHNSON James W. Johnson	Director	June 24, 2005

/s/ JOHN D. HOUSER John D. Houser	Director	June 24, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of May 26, 2005, by and between First Capital Bancorp, Inc. and Flag Financial Corporation (included as Appendix A to the joint proxy statement/prospectus and incorporated by reference herein).

5.1	Opinion of Morris, Manning & Martin, LLP regarding the legality of the securities being registered.

8.1	Opinion of Morris, Manning & Martin, LLP as to material U.S. tax matters.

11.1	Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this joint proxy statement/prospectus).

23.1	Consent of Porter Keadle Moore, LLP as to Flag Financial Corporation.

23.2	Consent of Mauldin & Jenkins, LLC as to First Capital Bancorp, Inc.

23.3	Consent of Sandler O’Neill & Partners, L.P.

23.4	Consent of Burke Capital Group, L.L.C.

23.5	Consent of Morris, Manning & Martin, LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	Form of Proxy Card for First Capital Bancorp, Inc.

99.2	Form of Proxy Card for Flag Financial Corporation.